EXHIBIT 10.1

EXECUTION COPY

TRANSFER AND ADMINISTRATION AGREEMENT

by and among

BIRCH CREEK INVESTMENTS, L.L.C.,

as the SPV

BOISE WHITE PAPER, L.L.C.,

as an Originator,

BOISE PACKAGING & NEWSPRINT, L.L.C.,

as an Originator,

BOISE BUILDING SOLUTIONS MANUFACTURING, L.L.C.,

as an Originator,

BOISE BUILDING SOLUTIONS DISTRIBUTION, L.L.C.,

as an Originator,

BOISE CASCADE, L.L.C.,

as Receivables Seller and as Servicer,

YC SUSI TRUST,

as a Conduit Investor,

ATLANTIC ASSET SECURITIZATION LLC,

as a Conduit Investor,

BANK OF AMERICA, NATIONAL ASSOCIATION,

as Agent, as a Class Agent and as an Alternate Investor,

CALYON NEW YORK BRANCH,

as a Class Agent and as an Alternate Investor,

and

THE OTHER ALTERNATE INVESTORS

FROM TIME TO TIME PARTIES HERETO

Dated as of October 26, 2005

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Article IX Indemnification; Expenses; Related Matters
Section 9.1	Indemnities by the SPV, the Receivables Seller and each Originator
Section 9.2	Indemnity for Taxes, Reserves and Expenses
Section 9.3	Taxes
Section 9.4	Other Costs and Expenses; Breakage Costs
Section 9.5	Reconveyance Under Certain Circumstances
Section 9.6	Indemnities by the Servicer
Article X The Agent
Section 10.1	Appointment and Authorization of Agent
Section 10.2	Delegation of Duties
Section 10.3	Reliance by Agent
Section 10.4	Notice of Termination Event, Potential Termination Event or Servicer Default
Section 10.5	Credit Decision; Disclosure of Information by the Agent
Section 10.6	Indemnification of the Agent
Section 10.7	Agent in Individual Capacity
Section 10.8	Resignation of Agent
Section 10.9	Payments by the Agent
Section 10.10	Appointment and Authorization of Class Agents
Section 10.11	Delegation of Duties
Section 10.12	Reliance by Class Agents
Section 10.13	Notice of Termination Event, Potential Termination Event or Servicer Default
Section 10.14	Credit Decision; Disclosure of Information by the Class Agents
Section 10.15	Indemnification of the Class Agent
Section 10.16	Class Agent in Individual Capacity
Section 10.17	Resignation of Class Agent
Section 10.18	Liability of Agent and the Class Agents
Article XI Miscellaneous
Section 11.1	Term of Agreement
Section 11.2	Waivers; Amendments
Section 11.3	Notices; Payment Information
Section 11.4	Governing Law; Submission to Jurisdiction; Appointment of Service Agent
Section 11.5	Integration
Section 11.6	Severability of Provisions
Section 11.7	Counterparts; Facsimile Delivery
Section 11.8	Successors and Assigns; Binding Effect
Section 11.9	Waiver of Confidentiality
Section 11.10	Confidentiality Agreement
Section 11.11	No Bankruptcy Petition Against the Conduit Investors
Section 11.12	No Recourse Against Conduit Investor
Section 11.13	Tax Treatment

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Schedules

Schedule I	Yield and Rate Periods
Schedule II	Calculation of Required Reserves
Schedule III	Settlement Procedures
Schedule 4.1(e)	List of Actions and Suits
Schedule 4.1(g)	Names, Jurisdictions of Formation, Type of Entity and Locations of Certain Offices and Records
Schedule 4.1(h)	List of Subsidiaries, Divisions and Tradenames; FEIN
Schedule 4.1(q)	List of Blocked Account Banks and Blocked Accounts
Schedule 11.3	Address and Payment Information

Exhibits

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	[Reserved.]
Exhibit C	Credit and Collection Policies and Practices
Exhibit D	Form of Investment Request
Exhibit E	Form of Blocked Account Agreement
Exhibit F	Form of Servicer Report
Exhibit G	Form of SPV Secretary’s Certificate
Exhibit H	Forms of Originator/Servicer Secretary’s Certificate
Exhibit I	Form of Opinion of Counsel for the Originators, the Servicer and the SPV
Exhibit J	Form of Accountants’ Report

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TRANSFER AND ADMINISTRATION AGREEMENT

This TRANSFER AND ADMINISTRATION AGREEMENT (this “Agreement”), dated as of October 26, 2005, by and among BIRCH CREEK INVESTMENTS, L.L.C., a Delaware limited liability company (the “SPV”), BOISE CASCADE, L.L.C. (“Boise Cascade”), a Delaware limited liability company, as seller under the Second Tier Agreement (as defined below) (in such capacity the “Receivables Seller”) as initial Servicer (in such capacity, the “Servicer”), BOISE WHITE PAPER, L.L.C. (“Boise Paper”), a Delaware limited liability company, BOISE PACKAGING & NEWSPRINT, L.L.C. (“Boise Packaging”), a Delaware limited liability company, BOISE BUILDING SOLUTIONS MANUFACTURING, L.L.C., a Delaware limited liability company (“Boise Manufacturing”), BOISE BUILDING SOLUTIONS DISTRIBUTION, L.L.C., a Delaware limited liability company (“Boise Distribution” and together with Boise Paper, Boise Manufacturing and Boise Packaging each an “Originator” and collectively, the “Originators”), YC SUSI TRUST, (“Yorktown”), as a Conduit Investor, ATLANTIC ASSET SECURITIZATION LLC, a Delaware limited liability company (“Atlantic”, each of Yorktown and Atlantic a “Conduit Investor” and, collectively, the “Conduit Investors”), BANK OF AMERICA, NATIONAL ASSOCIATION, a national banking association (“Bank of America”), as the Agent for the Investors, as a Class Agent and as an Alternate Investor, CALYON NEW YORK BRANCH (“Calyon”), a branch of a French banking corporation, as a Class Agent and as an Alternate Investor, and the financial institutions from time to time parties hereto as Alternate Investors.

Article I

Definitions

Section 1.1            Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

Additional Costs:  As defined in Section 9.2(d).

Administrative Trustee:  Bank of America, National Association, as Administrative Trustee for Yorktown.

Adverse Claim:  A lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or properties).

Affected Assets:  Collectively, (i) the Receivables, (ii) the Related Security, (iii) all right, title and interest and all remedies of (A) the Receivables Seller under the First Tier Agreement and (B) the SPV under the Second Tier Agreement, together with all financing statements filed naming Boise Cascade as secured party/purchaser and the related Originators as debtor/seller and all financing statements naming the SPV as secured party/purchaser and Boise Cascade as debtor/seller, (iv) all Blocked Accounts and all funds and investments therein and all Blocked Account Agreements and (v) all proceeds of the foregoing.

Affiliate:  As to any Person, any other Person which, directly or indirectly, owns, is in control of, is controlled by, or is under common control with, such Person, in each case whether beneficially, or as a trustee, guardian or other fiduciary.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the other Person through the ownership of more than 20% of the voting securities or membership interests of such Person, by contract, or otherwise.

Agent:  Bank of America, in its capacity as agent for the Investors, and any successor thereto appointed pursuant to Article X.

Agents:  The Agent and the Class Agents.

Agent-Related Persons:  The Agent, or any Class Agent, as the case may be, together with its respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and their respective Affiliates.

Aggregate Facility Limit:  As of any date, the sum of the Class Facility Limits as of such date, which amount shall not exceed $255,000,000.

Aggregate Net Investment:  As of any date, the sum of the Class Net Investments as of such date.

Aggregate Unpaids:  At any time, an amount equal to the sum of (i) the aggregate unpaid Yield accrued and to accrue to maturity with respect to all Rate Periods at such time, (ii) the Aggregate Net Investment at such time and (iii) all other amounts owed (whether or not then due and payable) hereunder and under the other Transaction Documents by the SPV and each Originator to the Agent, the Class Agents, the Investors or the Indemnified Parties at such time.

Agreement:  As defined in the Preamble.

Alternate Investor Percentage:  With respect to any Class, at any time, a fraction, expressed as a percentage, the numerator of which is the portion of the related Class Net Investment funded by the related Alternate Investors and the denominator of which is the related Class Net Investment at such time; provided that at all times on and after the first Assignment Date occurring on or after the Conduit Investment Termination Date, the Alternate Investor Percentage means 100%.

Alternate Investors:  Bank of America, Calyon and each other financial institution identified as such on the signature pages hereof and any other financial institution that shall become a party to this Agreement pursuant to Section 11.8.

Alternate Rate:  As defined in Section 2.4(e).

Asset Interest:  As defined in Section 2.1(b).

Assignment Amount:  With respect to an Alternate Investor at the time of any assignment pursuant to Section 3.1, an amount equal to the least of (i) such Alternate Investor’s Pro Rata Share of the related Class Net Investment requested by the related Conduit Investor to be assigned at such time; (ii) such Alternate Investor’s unused Commitment (minus the unrecovered principal amount of such Alternate Investor’s investments in the Asset Interest pursuant to the Program Support Agreement to which it is a party); and (iii) in the case of an assignment on or after the Conduit Investment Termination Date, the sum of such Alternate Investor’s Pro Rata Share of the related Conduit Investor Percentage of (A) the aggregate Unpaid Balances of the Receivables (other than Defaulted Receivables), plus (B) all Collections received by the Servicer but not yet remitted by the Servicer to the Agent, plus (C) any amounts in respect of Deemed Collections required to be paid by the SPV at such time.

Assignment and Assumption Agreement:  An Assignment and Assumption Agreement substantially in the form of Exhibit A.

Assignment Date:  As defined in Section 3.1(a).

Atlantic:  As defined in the Preamble.

Atlantic Fee Letter:  The confidential letter agreement, dated October 26, 2005, among the SPV, the Servicer and Atlantic with respect to the fees to be paid by the SPV and the Servicer, together with all amendments, modifications, restatements and/or supplements thereto.

Audit Report:  Any report prepared by Protiviti or another nationally recognized consultant, which summarizes the conclusions of such auditor’s assessment of the practices of the Servicer against the best practices of the industry.

Bank of America:  As defined in the Preamble.

Bankruptcy Code:  The Bankruptcy Reform Act of 1978, 11 U.S.C. §§ 101 et seq.

Base Rate:  As defined in Section 2.4(e).

BCC:       Boise Cascade Company.

Blocked Account:  An account maintained by the Servicer at a Blocked Account Bank for the purpose of receiving Collections, set forth in Schedule 4.1(q) or any account added as a Blocked Account pursuant to and in accordance with Section 4.1(q) and which, if not maintained at and in the name of the Agent, is subject to a Blocked Account Agreement.

Blocked Account Agreement:  An agreement among the Servicer, the Agent and a Blocked Account Bank in substantially the form of Exhibit E.

Blocked Account Bank:  Each of the banks set forth in Schedule 4.1(q), as such Schedule 4.1(q) may be modified pursuant to Section 4.1(q).

Boise Cascade:  Boise Cascade, L.L.C.

Boise Land:  Boise Land & Timber Corp.

Business Day:  Any day excluding Saturday, Sunday and any day on which banks in New York, New York or Charlotte, North Carolina are authorized or required by law to close, and, when used with respect to the determination of any Offshore Rate or any notice with respect thereto, any such day which is also a day for trading by and between banks in United States dollar deposits in the London interbank market.

Calculation Period:  As defined in Schedule II.

Calyon:  As defined in the Preamble.

Capitalized Lease:  Of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

Change of Control: The acquisition by one or more Persons of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of any equity interest in the SPV or of 35% or more of the equity interest in any Originator, the Receivables Seller or the Servicer; provided that a Change of Control shall not occur if a Person acquires beneficial ownership of any equity interest in any Originator, the Receivables Seller or the Servicer in connection with, or as a result of, an initial public offering of such Originator, the Receivables Seller or the Servicer.

Class:  Each group of investors consisting of a Conduit Investor and the related Alternate Investors, and their respective successors and permitted assigns and the related Class Agent.

Class Agent:  (i) With respect to the Class of which Yorktown is a member, Bank of America and its successors and permitted assigns and (ii) with respect to the Class of which Atlantic is a member, Calyon and its successors and permitted assigns, and (iv) with respect to any other Class, the Person specified in any supplement to this Agreement as the class agent for such Class and such Person’s successors and permitted assigns.

Class Facility Limit:  (i) With respect to the Class of which Yorktown is a member, $150,000,000, (ii) with respect to the Class of which Atlantic is a member, $100,000,000 and (iii) with respect to any other Class, the amount specified in any supplement to this Agreement as the facility limit for such Class; provided, however, that the Class Facility Limit with respect to any Class shall not at any time exceed the aggregate Commitments for the related Alternate Investors.

Class Net Investment:  As of any date, with respect to any Class the aggregate of the amounts paid to the SPV minus the aggregate amount of Collections received and applied by the related Class Agent on or before such date to reduce such Class Net Investment; provided that the Class Net Investment shall be restored and reinstated in the amount of any Collections so received and applied if at any time the distribution of such Collections is rescinded or must otherwise be returned for any reason; and provided further, that the Class Net Investment for the related Class shall be increased by the amount described in Section 3.1(b) as described therein.

Class Pro Rata Share:  With respect to any Class as of any date, the percentage equivalent of a fraction, the numerator of which is the related Class Facility Limit as of such date and the denominator of which is the Aggregate Facility Limit as of such date.

Closing Date:  October 26, 2005.

Code:  The Internal Revenue Code of 1986, as amended.

Collateral Agent:  Any Person who acts as collateral agent for any Program Support Provider, the holders of Commercial Paper issued by any Conduit Investor and certain other parties.

Collection Account:  As defined in Section 2.9.

Collections:  With respect to the Receivables, all cash collections and other cash proceeds of the Receivables, including all finance charges, if any, and cash proceeds of Related Security and all Deemed Collections.

Commercial Paper:  The promissory notes issued or to be issued by any Conduit Investor (or its related commercial paper issuer if the Conduit Investor does not itself issue commercial paper) in the commercial paper market.

Commitment:  With respect to each Alternate Investor, as the context requires, (i) the commitment of such Alternate Investor to make Investments and to pay Assignment Amounts in accordance herewith in an amount not to exceed the amount described in the following clause (ii), and (ii) the dollar amount set forth opposite such Alternate Investor’s signature on the signature pages hereof under the heading “Commitment” (or in the case of an Alternate Investor which becomes a party hereto pursuant to an Assignment and Assumption Agreement, as set forth in such Assignment and Assumption Agreement), minus the dollar amount of any Commitment or portion thereof assigned by such Alternate Investor pursuant to an Assignment and Assumption Agreement, plus the dollar amount of any increase to such Alternate Investor’s Commitment consented to by such Alternate Investor prior to the time of determination; provided, however, that, except as otherwise provided in Section 3.3(b), in the event that the Aggregate Facility Limit is reduced, the aggregate of the Commitments of all the Alternate Investors shall be reduced in a like amount and the Commitment of each Alternate Investor shall be reduced in proportion to such reduction.

Commitment Termination Date:  The earliest to occur of (i) October 26, 2008 or such later date to which the Commitment Termination Date may be extended by the SPV, the Agent, the Class Agents and some or all of the Alternate Investors (in their sole discretion) and (ii) the Termination Date.

Conduit Assignee:  With respect to any Class, any special purpose entity that finances its activities directly or indirectly through asset backed commercial paper and is administered by the related Class Agent or any Affiliate thereof and designated by such Class Agent from time to time to accept an assignment from the related Conduit Investor of all or a portion of the related Class Net Investment and the related Class Facility Limit.

Conduit Investment Termination Date:  With respect to any Conduit Investor, the earliest to occur of (i) the Commitment Termination Date, (ii) unless the related Class Agent elects otherwise, the date of termination of the commitment of any Program Support Provider under a Program Support Agreement, (iii) the date on which the Commercial Paper issued by any Conduit Investor shall not be rated at least “A-1” by S&P and at least “P-1” by Moody’s and in the case of any Conduit Investor rated by Fitch, at least “F1” by Fitch and (iv) the date of the delivery by such Conduit Investor to the SPV of written notice that such Conduit Investor elects, in its sole discretion, to commence the amortization of the related Class Net Investment funded by it or otherwise liquidate its interest in the Asset Interest.

Conduit Investors:  Yorktown, Atlantic and any Conduit Assignee thereof, respectively.

Conduit Investor Percentage:  For any Class, at any time, 100%, less the related Alternate Investor Percentage at such time.

Confidential Information:  As defined in Section 11.10.

Contract:  In relation to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes, purchase orders or other writings pursuant to which such Receivable arises or which evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

Control, Controlling or Controlled:  The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person through the right to exercise voting power or by contract.

CP Rate:  As defined in Section 2.4(e).

Credit Agreement:  The Amended and Restated Credit Agreement, dated as of April 18, 2005, by and among, BCC, Timber Holdings, Boise Cascade, Boise Land, JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Lehman Brothers Inc., Lehman Commercial Paper Inc., CoBank, ACB, Deutsche Bank AG Cayman Islands Branch and Goldman Sachs Credit Partners L.P., as in effect on April 18, 2005, without giving effect to any amendments, modifications, waivers, restatements, supplements or replacements of any or all of such Credit Agreement without the prior consent of the Agents.

Credit and Collection Policy:  Each Originator’s credit and collection policy or policies and practices, relating to Contracts and Receivables as in effect on the Closing Date and set forth in Exhibit C, as modified, from time to time, in compliance with Sections 6.1(a)(vii) and 6.2(c).

Deemed Collections:  Any Collections on any Receivable deemed to have been received pursuant to Section 2.6.

Default Ratio:  On any day, the ratio of (i) the aggregate Unpaid Balances of the Receivables that have become Defaulted Receivables during the Calculation Period immediately preceding the date of determination over (ii) the aggregate sales of the Originators giving rise to Receivables during the fourth (4th) Calculation Period immediately preceding the date of determination.

Defaulted Receivable:  A Receivable (i) as to which any payment, or part thereof, remains unpaid for more than sixty (60) days from the original due date for such Receivable; (ii) as to which an Event of Bankruptcy has occurred and is continuing with respect to the Obligor thereof; (iii) which has been identified by the SPV, the related Originator or the Servicer as uncollectible; or (iv) which, consistent with the Credit and Collection Policy, have been or should have been written off as uncollectible.

Defaulting Alternate Investor:  As defined in Section 2.3(f).

Delinquency Ratio:  The ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (i) the aggregate Unpaid Balances of all Delinquent Receivables as of such date, by (ii) the aggregate Unpaid Balances of all Receivables as of such date.

Delinquent Receivable:  A Receivable:  (i) as to which any payment, or part thereof, remains unpaid for more than 30 days from the original due date for such Receivable and (ii) which is not a Defaulted Receivable.

Dilution:  A reduction in the Unpaid Balance of any Receivable attributable to any non-cash items including credits, rebates, billing errors, sales or similar taxes, cash discounts, volume discounts, allowances, disputes (it being understood that a Receivable is “subject to dispute” only if and to the extent that, in the reasonable good faith judgment of the related Originator (which shall be exercised in the ordinary course of business) the Obligor’s obligation in respect of such Receivable is reduced on account of any performance failure on the part of such Originator), set-offs, counterclaims, chargebacks, returned or repossessed goods, sales and marketing discounts, warranties, any unapplied credit memos and other adjustments that are made in respect of Obligors; provided, that write-offs related to an Obligor’s bad credit shall not constitute Dilution.

Dilution Ratio:  As defined in Schedule II.

Dollar or $:  The lawful currency of the United States.

Downgrade Collateral Account:  As defined in Section 3.2(a).

Downgrade Draw:  As defined in Section 3.2(a).

Eligible Investments:  Highly rated short-term debt or the other highly rated liquid investments in which a Conduit Investor is permitted to invest cash pursuant to its commercial paper program documents.

Eligible Receivable:  At any time, any Receivable:

(i)            which was originated by the Seller or an Originator in the ordinary course of its business;

(ii)           (A) which, arises pursuant to a Contract with respect to which each of the Seller or the related Originator and the SPV has performed all obligations required to be performed by it thereunder, including shipment of the merchandise and/or the performance of the services purchased thereunder; (B) which has been billed to the related Obligor; and (C) which according to the Contract related thereto, is required to be paid in full within 60 days of the original billing date therefor; provided that at any time up to 10% (by aggregate Unpaid Balance) of the Eligible Receivables may permit the related Obligor to pay such Receivable on a date that is within a period of 60 to 120 days of the original billing date therefor;

(iii)          which (A) satisfies all applicable requirements of the Credit and Collection Policy and (B) at the time of the purchase by the Agent, on behalf of the Investors thereof hereunder, satisfies such other criteria and requirements as the Agent may from time to time reasonably specify to the SPV;

(iv)          (A) which has been sold to the Receivables Seller pursuant to (and in accordance with) the First Tier Agreement and sold or contributed to the SPV pursuant to (and in accordance with) the Second Tier Agreement, (B) which does not arise from the sale of any inventory the proceeds of which are subject to any Adverse Claim (when Adverse Claim is not released in full upon the sale, transfer and assignment thereof to the SPV) and (C) to which the applicable Originator and the Receivables Seller had (except with respect to any Originator or the Receivables Seller, any Adverse Claim that is released in full upon the sale, transfer and assignment thereof to the SPV) (prior to its sale of such Receivable to the Receivables Seller or the SPV, as applicable), and the SPV has, good and marketable title, free and clear of all Adverse Claims;

(v)           the Obligor of which is a United States resident, is not an Affiliate (other than OfficeMax) or employee of any of the parties hereto, and is not an Official Body;

(vi)          unless such Receivable is a Permitted Non-Lockbox Receivable, the Obligor of which has been directed to make all payments to a lockbox or a Blocked Account, as the case may be;

(vii)         which under the related Contract and applicable Law is assignable without the consent of, or notice to, the Obligor thereunder unless such consent has been obtained and is in effect or such notice has been given;

(viii)        which, together with the related Contract, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms and is not subject to any litigation, dispute, offset, counterclaim or other defense;

(ix)           which is denominated and payable only in Dollars in the United States;

(x)            which is not a Defaulted Receivable;

(xi)           which is not due from an Obligor that is past due more than sixty (60) days from the original due date on more than twenty-five percent (25%) of the aggregate Unpaid Balances of Receivables of which it is the Obligor;

(xii)          which has not been compromised, adjusted or modified (including by the extension of time for payment or the granting of any discounts, allowances or credits); provided, however, that only such portion of such Receivable that is the subject of such compromise, adjustment or modification shall be deemed to be ineligible pursuant to the terms of this clause (xii);

(xiii)         which is an “account” and is not evidenced by an instrument within the meaning of Article 9 of the UCC of all applicable jurisdictions;

(xiv)        which is an “eligible asset” as defined in Rule 3a-7 under the Investment Company Act of 1940;

(xv)         which, together with the Contract related thereto, does not contravene in any material respect any Laws applicable thereto (including Laws relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such Law in any material respect;

(xvi)        the assignment of which under the First Tier Agreement by the related Originator to the Receivables Seller, under the Second Tier Agreement by the Receivables Seller to the SPV and hereunder by the SPV to the Agent does not violate, conflict or contravene any applicable Law or any contractual or other restriction, limitation or encumbrance; and

(xvii)       which (together with the Related Security related thereto) has been the subject of either a valid transfer and assignment from, or the grant of a first priority perfected security interest therein by, the SPV to the Agent, on behalf of the Investors, of all of the SPV’s right, title and interest therein, effective until the Final Payout Date (unless repurchased by the SPV at an earlier date pursuant to this Agreement).

ERISA:  The U.S. Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated and rulings issued thereunder.

ERISA Affiliate:  With respect to any Person, any corporation, partnership, trust, sole proprietorship or trade or business which, together with such Person, is treated as a single employer under Section 414(b) or (c) of the Code or, with respect to any liability for contributions under Section 302(c) of ERISA, Section 414(m) or Section 414(o) of the Code.

Eurodollar Reserved Percentage:  As defined Section 2.4(e).

Event of Bankruptcy:  With respect to any Person, (i) that such Person (A) shall generally not pay its debts as such debts become due or (B) shall admit in writing its inability to pay its debts generally or (C) shall make a general assignment for the benefit of creditors; (ii) any proceeding shall be instituted by or against such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, provided that, with respect to any such proceeding instituted against (and not by) such Person, such proceeding shall not be dismissed within forty-five (45) days from the date it was filed; or (iii) such Person shall take any corporate, partnership or other similar appropriate action to authorize any of the actions set forth in the preceding clauses (i) or (ii).

Excluded Taxes:  As defined specified in Section 9.3.

Facility Fee:  (i) With respect to the Class of which Yorktown is a member, the fee payable by the SPV to Bank of America, the terms of which are set forth in the Yorktown Fee Letter; (ii)

with respect to the Class of which Atlantic is a member, the fee payable by the SPV to Calyon, the terms of which are set forth in the Atlantic Fee Letter; and (iii) with respect to any other Class, the fee specified in any supplement to this Agreement or the related fee letter as the facility fee payable by the SPV to the related Class Agent.

Facility Pro Rata Share:  As of any date, (i) with respect to any Alternate Investor, the percentage equivalent of a fraction, the numerator of which is the Commitment of such Alternate Investor as of such date and the denominator of which is the sum of the Commitments of all Alternate Investors as of such date and (ii) with respect to any Class, the percentage equivalent of a fraction, the numerator of which is the related Class Net Investment as of such date and the denominator of which is the Aggregate Net Investment as of such date.

Federal Funds Rate:  As defined in Section 2.4(e).

Fee Letters:  The Atlantic Fee Letter and the Yorktown Fee Letter, collectively.

Final Payout Date:  The date, after the Termination Date, on which the Aggregate Net Investment has been reduced to zero, all accrued Servicing Fees have been paid in full and all other Aggregate Unpaids have been paid in full in cash.

First Tier Agreement:  The Receivables Purchase Agreement, dated as of October 26, 2005, by and among the Originators and the Receivables Seller, as such agreement may be amended, modified or supplemented from time to time.

Fitch:  Fitch, Inc. or any successor that is a nationally recognized statistical rating organization.

GAAP:  Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such accounting profession, in effect from time to time.

Guaranty:  With respect to any Person, any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any other creditor of such other Person against loss, including any comfort letter, operating agreement or take-or-pay contract and shall include the contingent liability of such Person in connection with any application for a letter of credit.

Holding Companies:  BCC and Timber Holdings.

Indebtedness:  Without duplication, with respect to any Person such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property other than accounts payable arising in the ordinary course of such Person’s business on terms customary in the trade, (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or products of property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances (including bankers acceptances), or other instruments, (v) Capitalized Lease obligations, (vi) obligations for which such Person is obligated pursuant to a Guaranty, (vii) reimbursement obligations with respect to any letters of credit and (viii) any other liabilities which would be treated as indebtedness in accordance with GAAP.

Indemnified Amounts:  As defined specified in Section 9.1.

Indemnified Parties:  As defined in Section 9.1.

Intercreditor Agreement:  The Intercreditor Agreement, dated as of October 26, 2005, by and between JPMorgan Chase and the Agent.

Interest Component:  At any time of determination, the aggregate for all Related Commercial Paper at such time of (a) with respect to any Commercial Paper issued on an interest-bearing basis, the interest payable on such Commercial Paper at its maturity (including any dealer commissions) and (b) with respect to any Commercial Paper issued on a discount basis, the portion of the face amount of such Commercial Paper representing the discount incurred in respect thereof (including any dealer commissions).

Investment:  As defined in Section 2.2(a).

Investment Date:  As defined in Section 2.3(a).

Investment Deficit:  As defined in Section 2.3(f).

Investment Request:  Each request substantially in the form of Exhibit D.

Investor(s):  The Conduit Investors and/or the Alternate Investors, as the context may require.

JPMorgan:  JPMorgan Chase Bank, N.A. and its affiliates.

Law:  Any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree, judgment or award of any Official Body.

Majority Investors:  At any time, the Agent and those related Alternate Investors which hold Commitments aggregating in excess of 66 2/3% of the Facility Limit as of such date (or, if the Commitments shall have been terminated, the Agent and one or more Alternate Investors whose aggregate pro rata shares of the Aggregate Net Investment exceed 66 2/3% of the Alternate Investor Percentage of the Aggregate Net Investment).

Material Adverse Effect:  Any event or condition which would have a material adverse effect on (i) the collectibility of the Receivables, (ii) the condition (financial or otherwise), businesses or properties of the SPV, or collectively the Servicer and the Originators, (iii) the ability of the SPV, the Servicer or any Originator to perform its respective obligations under the Transaction Documents to which it is a party, or (iv) the interests of the Agent, any Class Agent, or any Investor under the Transaction Documents.

Maximum Net Investment:  For any Class at any time, an amount equal to the Class Facility Limit, divided by 1.02.

Moody’s:  Moody’s Investors Service, Inc., or any successor that is a nationally recognized statistical rating organization.

Multiemployer Plan:  As defined in Section 4001(a)(3) of ERISA.

Net Pool Balance:  At any time, (i) the aggregate Unpaid Balances of Eligible Receivables at such time, minus (ii) the aggregate, for all Obligors, of the amount by which the Unpaid Balances of such Eligible Receivables of each Obligor exceeds the product of (1) the Concentration Limit applicable to such Obligor, multiplied by (2) the aggregate Unpaid Balances of all of the Eligible Receivables.

Non-Defaulting Alternate Investor:  As defined in Section 2.3(f).

Non-Lockbox Receivable:  Any Receivable that any payment in respect of which has not been made to a lockbox or a Blocked Account, as the case may be.

Notice of Obligors:  As defined in Section 2.8(b).

Obligor:  With respect to any Receivable, the Person obligated to make payments in respect of such Receivable pursuant to a Contract.

Official Body:  Any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

Offshore Base Rate:  As defined in Section 2.4(e).

Offshore Rate:  As defined in Section 2.4(e).

Original Effective Date:  October 29, 2004.

Originator:  As defined in the Preamble.

Other SPV:  Any Person other than the SPV that has entered into a receivables purchase agreement, loan and security agreement, note purchase agreement, transfer and administration agreement or any other similar agreement with the Conduit Investors.

Pension Plan:  An employee pension benefit plan as defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan) and to which any Originator, the SPV or an ERISA Affiliate of either may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

Permitted Investment Date:  Any Business Day, on at least three (3) Business Days’ prior notice to the Agent.

Permitted Non-Lockbox Receivable:  Any Non-Lockbox Receivable that is otherwise an Eligible Receivable, the Obligor of which is a Permitted Non-Lockbox Receivable Obligor.

Permitted Non-Lockbox Receivable Obligor:  Any Obligor designated as such in the Notice of Obligors provided by the Receivables Seller to the Agent pursuant to Section 2.8(b).

Person:  An individual, partnership, limited liability company, corporation, joint stock company, trust (including a business trust), unincorporated association, joint venture, firm, enterprise, Official Body or any other entity.

Portion of Investment:  As defined in Section 2.4(a).

Potential Termination Event:  An event which but for the lapse of time or the giving of notice, or both, would constitute a Termination Event.

Pro Rata Share:  For any Alternate Investor, the Commitment of such Alternate Investor, divided by the sum of the Commitments of all Alternate Investors that are members of the same Class (or, if the Commitments shall have been terminated, its pro rata share of the Alternate Investor Percentage of the related Class Net Investment).

Program Support Agreement:  Includes any agreement entered into by any Program Support Provider providing for the issuance of one or more letters of credit for the account of a Conduit Investor (or any related commercial paper issuer that finances the Conduit Investor), the issuance of one or more surety bonds for which any Conduit Investor (or such related issuer) is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by any Conduit Investor (or such related issuer) to any Program Support Provider of the Asset Interest (or portions thereof or participations therein) and/or the making of loans and/or other extensions of credit to any Conduit Investor (or such related issuer) in connection with its commercial paper program, together with any letter of credit, surety bond or other instrument issued thereunder.

Program Support Provider:  Includes any Person now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, any Conduit Investor (or any related commercial paper issuer that finances the Conduit Investor) or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with such Conduit Investor’s (or such related issuer’s) commercial paper program.

Purchase Termination Date:  As defined in Section 8.1 of the Second Tier Agreement.

Rate Period:  As defined in Section 2.4(e).

Rate Type:  As defined in Section 2.4(e).

Receivable:  Any indebtedness and other obligations owed by any Obligor to the related Originator (without giving effect to any transfer under the First Tier Agreement or the Second Tier Agreement) under a Contract or any right of the Receivables Seller or the SPV to payment from or on behalf of an Obligor, whether constituting an account, chattel paper, instrument, payment intangible, note, contract, right or general intangible, arising in connection with the sale or lease of goods or the rendering of services by the Originator, the Receivables Seller or the SPV and includes the obligation to pay any finance charges, fees and other charges with respect thereto.

Receivables Seller:  As defined in the Preamble.

Recipient:  As defined in Section 2.10.

Records:  All Contracts and other documents, purchase orders, invoices, agreements, books, records and any other media, materials or devices for the storage of information (including tapes, disks, punch cards, computer programs and databases and related property) maintained by the SPV, any Originator or the Servicer with respect to the Receivables, any other Affected Assets or the Obligors.

Reinvestment:  As defined in Section 2.2(b).

Reinvestment Period:  The period commencing on the Closing Date and ending on the Termination Date.

Related Commercial Paper:  At any time of determination, Commercial Paper the proceeds of which are then allocated by the related Class Agent as the source of funding the acquisition or maintenance of, the Asset Interest.

Related Security:  With respect to any Receivable, all of the related Originator’s (without giving effect to any transfer under the First Tier Agreement), the Receivables Seller’s (without giving effect to any transfer under the Second Tier Agreement) or the SPV’s rights, title and interest in, to and under:

(i)            any goods (including returned or repossessed goods) and documentation or title evidencing the shipment or storage of any goods relating to any sale giving rise to such Receivable;

(ii)           all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and other filings signed by an Obligor relating thereto;

(iii)          the Contract and all guarantees, indemnities, warranties, insurance (and proceeds and premium refunds thereof) or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(iv)          all Records related to such Receivable; and

(v)           all of the rights, but none of the obligations, of (i) the Receivables Seller, under the First Tier Agreement and (ii) the SPV, under the Second Tier Agreement.

(vi)          all Collections on and other proceeds of any of the foregoing.

Reportable Event:  Any event, transaction or circumstance which is required to be reported with respect to any Pension Plan under Section 4043 of ERISA and the applicable regulations thereunder.

Reporting Date:  As defined in Section 2.8.

Required Downgrade Assignment Period:  As defined in Section 3.2(a).

Required Reserves:  As defined in Schedule II.

Restricted Payments:  As defined in Section 6.2(k).

SEC:  The United States Securities and Exchange Commission.

Second Tier Agreement:  The Receivables Sale Agreement, dated October 26, 2005, by and between the Receivables Seller and the SPV, as such agreement may be amended, modified or supplemented from time to time.

Servicer:  As defined in Section 7.1(a).

Servicer Default:  As defined in Section 7.5.

Servicer Report:  A report, in substantially the form attached hereto as Exhibit F or in such other form as is mutually agreed to by the SPV, the Servicer and the Agent, furnished by the Servicer pursuant to Section 2.8.

Servicing Fee:  The fees payable to the Servicer from Collections, in an amount equal to either (i) at any time when the Servicer is Boise Cascade or any of its Affiliates, 0.50% per annum on the weighted daily average of the aggregate Unpaid Balances of the Receivables, or (ii) at any time when the Servicer is not Boise Cascade or any of its Affiliates, the amount determined upon the agreement of such Person and the Class Agents, payable in arrears on each Settlement Date from Collections pursuant to, and subject to the priority of payments set forth in, Section 2.12.  With respect to any Portion of Investment, the Servicing Fee allocable thereto shall be equal to the Servicing Fee determined as set forth above, times a fraction, the numerator of which is the amount of such Portion of Investment and the denominator of which is the related Class Net Investment.

Settlement Date:  (i) Prior to the Termination Date, the twenty-second (22nd) day of each calendar month (or, if such day is not a Business Day, the immediately succeeding Business Day) or such other day as the SPV and the Agent may from time to time mutually agree, and (ii) for any Portion of Investment on and after the Termination Date, each day selected from time to time by the Agent (it being understood that the Agent may select such Settlement Date to occur as frequently as daily) or, in the absence of any such selection, the date which would be the Settlement Date for such Portion of Investment pursuant to clause (i) of this definition.

Settlement Period:  Prior to any Termination Date, each calendar month; provided that the initial Settlement Period will begin on the Closing Date and end on the last day of the next immediately succeeding calendar month.

S&P:  Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor that is a nationally recognized statistical rating organization.

SPV:  Birch Creek Investments, L.L.C., a Delaware limited liability company.

Sub-Servicer:  As defined in Section 7.1(d).

Subsidiary:  With respect to any Person, any corporation or other Person (i) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (ii) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act of 1933.

Taxes:  As defined in Section 9.3.

Termination Date:  The earliest to occur of (i) the day on which the Termination Date is declared or automatically occurs pursuant to Section 8.2, (ii) the day which is five (5) Business Days prior to the Commitment Termination Date, and (iii) the Purchase Termination Date.

Termination Event:  As defined in Section 8.1.

Timber Holdings:  Boise Land & Timber Holdings Corp.

Transaction Costs:  As defined in Section 9.4(a).

Transaction Documents:  Collectively, this Agreement, the First Tier Agreement, the Second Tier Agreement, the Fee Letters, the Blocked Account Agreements, and all of the other instruments, documents and other agreements executed and delivered by the Servicer, any Originator or the SPV in connection with any of the foregoing.

UCC:  The Uniform Commercial Code as in effect in the applicable jurisdiction or jurisdictions.

Unpaid Balance:  Of any Receivable means at any time the unpaid principal amount thereof.

U.S. or United States:  The United States of America.

Yield:  As defined in Section 2.4(e).

Yield Payment Date:  The last day of each Rate Period.

Yorktown:  As defined in the Preamble.

Yorktown Fee Letter:  The confidential letter agreement, dated October 26, 2005, among the SPV, the Servicer and Yorktown with respect to the fees to be paid by the SPV and the Servicer, together with all amendments, modifications, restatements and/or supplements thereto.

Section 1.2            Other Terms.

All terms defined directly or by incorporation herein shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein.  For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires:  (a) accounting terms not otherwise defined herein, and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under, and shall be construed in accordance with, GAAP; (b) terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document); (e) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made) and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term “including” means “including without limitation”; (g) references to any Law refer to that Law as amended from time to time and include any successor Law; (h) references to any agreement refer to that agreement as from time to time amended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person’s successors and permitted assigns; and (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

Section 1.3            Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each means “to but excluding”, and the word “within” means “from and excluding a specified date and to and including a later specified date”.

Article II

Purchases and Settlements

Section 2.1            Transfer of Affected Assets; Intended Characterization.

(a)           Sale of Asset Interest.  In consideration of the payment by the Class Agents (on behalf of the related Conduit Investor or the related Alternate Investors as determined pursuant to Section 2.3) of the amount of the initial Class Net Investments on the Closing Date and the Class Agents’ several (and not joint) agreements (on behalf of the related Conduit Investor or the related Alternate Investors as determined below) to make payments to the SPV from time to time in accordance with Section 2.2, effective upon the SPV’s receipt of payment for such initial Class Net Investments on the Closing Date, the SPV hereby sells, conveys, transfers and assigns to the Agent, on behalf of the Conduit Investors or the related Alternate Investors, as applicable,

(i) all Receivables existing on the Closing Date or thereafter arising or acquired by the SPV from time to time prior to the Final Payout Date, and (ii) all other Affected Assets, whether existing on the Closing Date or thereafter arising at any time.

(b)           Purchase of Asset Interest.  Subject to the terms and conditions hereof, the Agent (on behalf of the Conduit Investors or the related Alternate Investors, as applicable) hereby purchases and accepts from the SPV the Receivables and all other Affected Assets sold, assigned and transferred pursuant to subsection (a).  The Agent’s right, title and interest in and to the Receivables and all other Affected Assets hereunder is herein called the “Asset Interest”.  The Agent shall hold the Asset Interest on behalf of the Conduit Investors or the Alternate Investors, as applicable in accordance with the Conduit Investor Percentage and the Alternate Investor Percentage, respectively, from time to time.  Except as otherwise provided herein, the Agent shall hold the Conduit Investor Percentage and/or the Alternate Investor Percentage of the Asset Interest on behalf of the Conduit Investors and/or the Alternate Investors, as applicable pro rata in accordance with their respective outstanding portions of the related Class Net Investment funded by them.

(c)           Obligations Not Assumed.  The foregoing sale, assignment and transfer does not constitute and is not intended to result in the creation, or an assumption by the Agent, any Class Agent or any Investor, of any obligation of the SPV, any Originator, or any other Person under or in connection with the Receivables or any other Affected Asset, all of which shall remain the obligations and liabilities of the SPV and the Originators.

(d)           Intended Characterization; Grant of Security Interest.

(i)            The SPV, the Agent, the Class Agents and the Investors intend that the sale, assignment and transfer of the Affected Assets to the Agent (on behalf of the Conduit Investors and/or the Alternate Investors as applicable) hereunder shall be treated as a sale for all purposes, other than accounting and federal and state income tax purposes.  If notwithstanding the intent of the parties, the sale, assignment and transfer of the Affected Assets to the Agent is not treated as a sale for all purposes, other than accounting and federal and state income tax purposes, the sale, assignment and transfer of the Affected Assets shall be treated as the grant of, and the SPV hereby does grant, a security interest in the Affected Assets to secure the payment and performance of the SPV’s obligations to the Agent (on behalf of the Conduit Investors and/or the Alternate Investors as applicable) hereunder and under the other Transaction Documents or as may be determined in connection therewith by applicable Law.

(ii)           Each of the parties hereto further expressly acknowledges and agrees that the Commitments of the Alternate Investors hereunder, regardless of the intended true sale nature of the overall transaction, are financial accommodations (within the meaning of Section 365(c)(2) of the Bankruptcy Code) to or for the benefit of SPV.

Section 2.2            Purchase Price.

Subject to the terms and conditions hereof, including Article V, in consideration for the sale, assignment and transfer of the Affected Assets by the SPV to the Agent (on behalf of the Conduit Investors and/or the Alternate Investors, as applicable) hereunder:

(a)           Investments.  On the Closing Date, and thereafter from time to time during the Reinvestment Period, on request of the SPV in accordance with Section 2.3, each Class Agent (on behalf of the related Conduit Investors or the related Alternate Investors as determined pursuant to Section 2.3) shall pay to the SPV an amount equal in each instance to the lesser of (i) the related Class Pro Rata Share of the amount requested by the SPV under Section 2.3(a), and (ii) the largest amount that will not cause (A) the related Class Net Investment for such Class to exceed the Maximum Net Investment and (B) the sum of the Aggregate Net Investment and Required Reserves to exceed the Net Pool Balance.  Each such payment is herein called an “Investment”.

(b)           Reinvestments.  On each Business Day during the Reinvestment Period the Servicer, on behalf of the each Class Agent (for the benefit of the related Conduit Investors and/or the related Alternate Investors, as applicable), shall pay to the SPV, out of Collections of Receivables, the amount available for Reinvestment in accordance with Section 2.12(a)(iii).  Each such payment is hereinafter called a “Reinvestment”.  All Reinvestments with respect to the Alternate Investors of a Class shall be made ratably on behalf of the Alternate Investors pro rata in accordance with their respective outstanding portions of the Alternate Investor Percentage of the related Class Net Investment funded by them and all Reinvestments with respect to the Conduit Investors of a Class shall be made ratably on behalf of the Conduit Investors pro rata in accordance with their respective outstanding portions of the Conduit Investor Percentage of the related Class Net Investment funded by them.

(c)           Deferred Purchase Price.  On each Business Day on and after the Final Payout Date the Servicer, on behalf of the Agent, shall pay to the SPV an amount equal to the Collections of Receivables received by the SPV less the accrued and unpaid Servicing Fee (and the SPV (or the Servicer on its behalf) shall apply such Collections in the manner described in Section 2.14).

(d)           SPV Payments Limited to Collections.  Notwithstanding any provision contained in this Agreement to the contrary, the Agent, the Class Agents and the Investors shall not, and shall not be obligated (whether on behalf of the related Conduit Investors or the related Alternate Investors), to pay any amount to the SPV as the purchase price of Receivables pursuant to subsections (b) and (c) above except to the extent of Collections of Receivables available for distribution to the SPV in accordance with this Agreement.  Any amount which any Class Agent (whether on behalf of the related Conduit Investors or the related Alternate Investors) or Investor does not pay pursuant to the preceding sentence shall not constitute a claim (as defined in § 101 of the Bankruptcy Code) against, or corporate obligation of, the Agent, such Class Agent or any Investor for any such insufficiency.

Section 2.3            Investment Procedures.

(a)           Notice.  The SPV shall request an Investment hereunder, by request to the Agent and each Class Agent given by facsimile in the form of an Investment Request at least three (3) Business Days prior to the proposed date of any Investment (including the initial Investment).  Each such Investment Request shall specify (i) the desired amount of such Investment (which shall be at least $5,000,000 or an integral multiple of $250,000 in excess thereof or, to the extent that the then available unused portion of the Maximum Net Investment is less than such amount, such lesser amount equal to such available unused portion of the Maximum Net Investment), (ii) the desired date of such Investment (the “Investment Date”) which shall be a Permitted Investment Date and (iii) the desired Rate Period(s) and allocations of such Investment thereto as required by Section 2.4.

(b)           Conduit Investor Acceptance or Rejection; Investment Request Irrevocable.

(i)            Each Class Agent will promptly notify the related Investors of its receipt of any Investment Request with respect to its Class.  If the Investment Request is received prior to the Conduit Investment Termination Date, each Conduit Investor shall instruct the related Class Agent to accept or reject such Investment Request by notice given to the related Class Agent by telephone or facsimile by no later than the close of its business on the Business Day following its receipt of any such Investment Request.

(ii)           Each Investment Request shall be irrevocable and binding on the SPV, and the SPV shall indemnify each Investor against any loss or expense incurred by such Investor, either directly or indirectly (including, in the case of any Conduit Investor, through a Program Support Agreement) as a result of any failure by the SPV to complete such Investment, including any loss (including loss of profit) or expense incurred by the Agent, any Class Agent and any related Investor, either directly or indirectly (including, in the case of any Conduit Investor, pursuant to a Program Support Agreement) by reason of the liquidation or reemployment of funds acquired by such Investor (or the applicable Program Support Provider(s)) (including funds obtained by issuing commercial paper or promissory notes or obtaining deposits or loans from third parties) in order to fund such Investment.

(c)           Alternate Investors’ Commitments.  Subject to Section 2.2(b) concerning Reinvestments, at no time will any Conduit Investor have any obligation to fund an Investment or Reinvestment.  At all times on and after the Conduit Investment Termination Date, all Investments and Reinvestments shall be made by the related Class Agent on behalf of the related Alternate Investors.  At any time when a Conduit Investor has rejected a request for Investment, the related Class Agent shall so notify the related Alternate Investors and such Alternate Investors shall make such Investment, on a pro rata basis, in accordance with their respective Pro Rata Shares.  Notwithstanding anything contained in this Section 2.3(c) or elsewhere in this Agreement to the contrary, no Alternate Investor shall be obligated to provide the related Class Agent or the SPV with funds in connection with an Investment in an amount that would result in the portion of the Class Net Investment then funded by it exceeding its Commitment then in effect (minus the unrecovered principal amount of such Alternate Investor’s investments in the Asset Interest pursuant to the Program Support Agreement to which it is a party).  The obligation of each Alternate Investor to remit its Pro Rata Share of its related Class Pro Rata Share of any Investment shall be several from that of each other Alternate Investor, and the failure of any Alternate Investor to so make such amount available to the related Class Agent shall not relieve any other related Alternate Investor of its obligation hereunder.

(d)           Payment of Investment.  On any Investment Date, each Conduit Investor or the related Alternate Investor, as the case may be, shall remit its share of the aggregate amount of such Investment (determined pursuant to Section 2.2(a)) to the account of the related Class Agent specified therefor from time to time by such Class Agent by notice to such Persons by wire transfer of same day funds.  Following each such Class Agent’s receipt of funds from the related Investors as aforesaid, such Class Agent shall remit such funds received to the SPV’s account at the location indicated in Section 11.3, by wire transfer of same day funds.

(e)           Class Agent May Advance Funds.  Unless a Class Agent shall have received notice from any related Investor that such Person will not make its share of any Investment available on the applicable Investment Date therefor, such Class Agent may (but shall have no obligation to) make any such Investor’s share of any such Investment available to the SPV in anticipation of the receipt by the Agent of such amount from the applicable Investor.  To the extent any such Investor fails to remit any such amount to such Class Agent after any such advance by such Class Agent on such Investment Date, such Investor, on the one hand, and the SPV, on the other hand, shall be required to pay such amount to such Class Agent for its own account, together with interest thereon at a per annum rate equal to the Federal Funds Rate, in the case of such Investor, or the Base Rate, in the case of the SPV, to such Class Agent upon its demand therefor (provided that no Conduit Investor shall have any obligation to pay such interest amounts except to the extent that it shall have sufficient funds to pay the face amount of its respective Commercial Paper in full).  Until such amount shall be repaid, such amount shall be deemed to be Class Net Investment paid by the related Class Agent and such Class Agent shall be deemed to be the owner of an interest in the Asset Interest hereunder to the extent of such Investment.  Upon the payment of such amount to the related Class Agent (i) by the SPV, the amount of the Aggregate Net Investment shall be reduced by such amount or (ii) by such Investor, such payment shall constitute such Person’s payment of its share of the applicable Investment.

(f)            Defaulting Alternate Investor.  If, by 2:00 p.m. (New York City time), whether or not the related Class Agent has advanced the amount of the applicable Investment, one or more Alternate Investors with respect to a Class (each, a “Defaulting Alternate Investor”, and each Alternate Investor with respect to such Class other than any Defaulting Alternate Investor being referred to as a “Non-Defaulting Alternate Investor”) fails to make its Pro Rata Share of any Investment available to the Agent pursuant to Section 2.3(d) or any Assignment Amount payable by it pursuant to Section 3.1 (the aggregate amount not so made available to the Agent being herein called in either case the “Investment Deficit”), then the related Class Agent shall, by no later than 2:30 p.m. (New York City time) on the applicable Investment Date or the applicable Assignment Date, as the case may be, instruct each related Non-Defaulting Alternate Investor to pay, by no later than 3:00 p.m. (New York City time), in immediately available funds, to the account designated by the related Class Agent, an amount equal to the lesser of (i) such related Non-Defaulting Alternate Investor’s proportionate share (based upon the relative Commitments of the related Non-Defaulting Alternate Investors) of the Investment Deficit and (ii) its unused

Commitment.  A Defaulting Alternate Investor shall forthwith, upon demand, pay to the related Class Agent for the ratable benefit of the related Non-Defaulting Alternate Investors all amounts paid by each related Non-Defaulting Alternate Investor on behalf of such Defaulting Alternate Investor, together with interest thereon, for each day from the date a payment was made by a related Non-Defaulting Alternate Investor until the date such Non-Defaulting Alternate Investor has been paid such amounts in full, at a rate per annum equal to the sum of the Base Rate, plus 2.00% per annum.  In addition, if, after giving effect to the provisions of the immediately preceding sentence, any Investment Deficit with respect to any Assignment Amount continues to exist, each Defaulting Alternate Investor in the related Class shall pay interest to the related Class Agent, for the account of the related Conduit Investor, on such Defaulting Alternate Investor’s portion of such remaining Investment Deficit, at a rate per annum, equal to the sum of the Base Rate, plus 2.00% per annum, for each day from the applicable Assignment Date until the date such Defaulting Alternate Investor shall pay its portion of such remaining Investment Deficit in full to such Conduit Investor.

Section 2.4            [IS RESERVED AND IS SPECIFIED IN SCHEDULE I.]

Section 2.5            Yield, Fees and Other Costs and Expenses.

Notwithstanding any limitation on recourse herein, the SPV shall pay, as and when due in accordance with this Agreement, all fees hereunder and under the Fee Letters, Yield, all amounts payable pursuant to Article IX, if any, and the Servicing Fees.  Nothing in this Agreement shall limit in any way the obligations of the SPV to pay the amounts set forth in this Section 2.5.

Section 2.6            Deemed Collections.

(a)           Dilutions.  If on any day the Unpaid Balance of a Receivable is reduced or such Receivable is canceled as a result of any Dilution, the SPV shall be deemed to have received on such day a Collection of such Receivable in the amount of the Unpaid Balance (as determined immediately prior to such Dilution) of such Receivable (if such Receivable is canceled) or, otherwise in the amount of such reduction, and the SPV shall pay to the Servicer an amount equal to such Deemed Collection and such amount shall be applied by the Servicer as a Collection in accordance with Section 2.12.

(b)           Breach of Representation or Warranty.  If on any day any of the representations or warranties in Article IV was or becomes untrue with respect to a Receivable (whether on or after the date of transfer thereof to the Agent, for the benefit of the Investors, as contemplated hereunder), the SPV shall be deemed to have received on such day a Collection of such Receivable in full and the SPV shall on such day pay to the Servicer an amount equal to the Unpaid Balance of such Receivable and such amount shall be allocated and applied by the Servicer as a Collection in accordance with Section 2.12.

Section 2.7            Payments and Computations, Etc.

All amounts to be paid or deposited by the SPV or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (New York City time) on the day when due in immediately available funds; if such amounts are payable to the Agent (whether on behalf of any Investor or otherwise) they shall be paid or deposited in the account indicated under the heading “Payment Information” in Section 11.3, until otherwise notified by the Agent.  The SPV shall, to the extent permitted by Law, pay to the Agent, for the benefit of the Investors, upon demand, interest on all amounts not paid or deposited when due hereunder at a rate equal to 2.00% per annum, plus the Base Rate.  All computations of Yield and all per annum fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.  Any computations by the Agent of amounts payable by the SPV hereunder shall be binding upon the SPV absent manifest error.

Section 2.8            Reports.

(a)           By no later than 4:00 p.m. (New York City time) on the second (2nd) Business Day prior to each Settlement Date, or if such day is not a Business Day then on the next succeeding Business Day (and, after the occurrence of a Termination Event, within two (2) Business Days after a request from the Agent or any Class Agent) (each, a “Reporting Date”), Servicer shall prepare and forward to the Agent and each Class Agent a Servicer Report, certified by each of the Originators and the Servicer.

(b)           On or before the Closing Date, the Receivables Seller shall provide to each of the Agents written notification containing the list of all Obligors, including the Permitted Non-Lockbox Receivable Obligors (the “Notice of Obligors”).  The Notice of Obligors may be amended by written agreement between the SPV and each of the Agents.

Section 2.9            Collection Account.

The Agent shall establish in its name on the day of the initial Investment hereunder and shall maintain a segregated account (the “Collection Account”), bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Agent, on behalf of the Investors.  The Agent shall have exclusive dominion and control over the Collection Account and all monies, instruments and other property from time to time in the Collection Account.  On and after the occurrence of a Termination Event or a Potential Termination Event, the Servicer shall remit daily within forty-eight (48) hours of receipt to the Collection Account all Collections received.  Funds on deposit in the Collection Account (other than investment earnings) shall be invested by the Agent, in the name of the Agent, in Eligible Investments that will mature so that such funds will be available so as to permit amounts in the Collection Account to be paid and applied on the next Yield Payment Date and otherwise in accordance with the provisions of Section 2.12; provided that such funds shall not reduce the Aggregate Net Investment, any Class Net Investment or accrued Yield hereunder until so applied under Section 2.12.  On each Yield Payment Date, all interest and earnings (net of losses and investment expenses) on funds on deposit in the Collection Account shall be applied as Collections set aside for the Agent in accordance with Section 2.12.  On the Final Payout Date, any funds remaining on deposit in the Collection Account shall be paid to the SPV.

Section 2.10         Sharing of Payments, Etc.

If any Investor (for purposes of this Section only, being a “Recipient”) shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the portion of the Asset Interest owned by it (other than pursuant to the

Fee Letters, Section 3.3(b) or Article IX and other than as a result of the differences in the timing of the applications of Collections pursuant to Section 2.12 and other than a result of the different methods for calculating Yield) in excess of its ratable share of payments on account of the Asset Interest obtained by the Investors entitled thereto, such Recipient shall forthwith purchase from the Investors entitled to a share of such amount participations in the portions of the Asset Interest owned by such Persons as shall be necessary to cause such Recipient to share the excess payment ratably with each such other Person entitled thereto; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Recipient, such purchase from each such other Person shall be rescinded and each such other Person shall repay to the Recipient the purchase price paid by such Recipient for such participation to the extent of such recovery, together with an amount equal to such other Person’s ratable share (according to the proportion of (a) the amount of such other Person’s required payment to (b) the total amount so recovered from the Recipient) of any interest or other amount paid or payable by the Recipient in respect of the total amount so recovered.

Section 2.11         Right of Setoff.

Without in any way limiting the provisions of Section 2.10, each Class Agent and each Investor is hereby authorized (in addition to any other rights it may have) at any time after the occurrence of the Termination Date due to the occurrence of a Termination Event or during the continuance of a Potential Termination Event to set-off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Class Agent or such Investor to, or for the account of, the SPV against the amount of the Aggregate Unpaids owing by the SPV to such Person or to the Agent on behalf of such Person (even if contingent or unmatured).

[THE REMAINDER OF ARTICLE II IS RESERVED AND IS SPECIFIED IN SCHEDULE III (SETTLEMENT PROCEDURES).]

Article III

Additional Alternate Investor Provisions

Section 3.1            Assignment to Alternate Investors.

(a)           Assignment Amounts.  At any time on or prior to the Commitment Termination Date, if any Class Agent on behalf of the related Conduit Investor so elects, the SPV hereby irrevocably requests and directs that such Conduit Investor assign (the date of such assignment being the “Assignment Date” for such Class), and such Conduit Investor does hereby assign effective on the Assignment Date referred to below, all or such portions as may be elected by such Conduit Investor of, the related Class Net Investment and the Asset Interest at such time to the related Alternate Investors pursuant to this Section 3.1 and the SPV hereby agrees to pay the amounts described in Section 3.1(b); provided, however, that unless such assignment is an assignment of all of the Conduit Investor’s interest in such Class Net Investment and the Asset Interest in whole on or after the Conduit Investment Termination Date, no such assignment shall take place pursuant to this Section 3.1 if any event described in clause (iii) of the definition of “Conduit Investment Termination Date” shall then exist; and provided, further, that no such assignment shall take place pursuant to this Section 3.1 at a time when an Event of Bankruptcy with respect to such Conduit Investor exists.  No further documentation or action on the part of a Conduit Investor or the SPV shall be required to exercise the rights set forth in the immediately preceding sentence.  Each Alternate Investor hereby agrees, unconditionally and irrevocably and under all circumstances, without setoff, counterclaim or defense of any kind, to pay the full amount of its Assignment Amount on the related Assignment Date to the related Conduit Investor in immediately available funds to an account designated by the related Class Agent.  Upon payment of its Assignment Amount, such Alternate Investor shall acquire an interest in the Class Net Investment and the Asset Interest equal to its pro rata share (based on the outstanding portions of such Class Net Investment funded by it) of the Alternate Investor Percentage thereof.  Upon any assignment in whole by any Conduit Investor to the related Alternate Investors on or after the Conduit Investment Termination Date as contemplated hereunder, such Conduit Investor shall cease to make any additional Investments or Reinvestments hereunder.  At all times prior to the Conduit Investment Termination Date, nothing herein shall prevent any Conduit Investor from making a subsequent Investment or Reinvestment hereunder, in its sole discretion, following any assignment pursuant to this Section 3.1 or from making more than one assignment pursuant to this Section 3.1.

(b)           SPV’s Obligation to Pay Certain Amounts; Additional Assignment Amount.  The SPV shall pay to the related Class Agent, for the account of the related Conduit Investor, in connection with any assignment by such Conduit Investor to the related Alternate Investors pursuant to this Section 3.1, an aggregate amount equal to all related Yield to accrue through the end of each outstanding Rate Period to the extent attributable to the portion of the Class Net Investment so assigned to the related Alternate Investors (as determined immediately prior to giving effect to such assignment), plus all other Aggregate Unpaids owed to such Class (other than the Class Net Investment and other than any related Yield not described above).  If the SPV fails to make payment of such amounts at or prior to the time of assignment by a Conduit Investor to the related Alternate Investors, such amount shall be paid by the related Alternate Investors (in accordance with their respective Class Pro Rata Shares) to such Conduit Investor as additional consideration for the interests assigned to such Alternate Investors and the amount of the Class Net Investment hereunder held by related Alternate Investors shall be increased by an amount equal to the additional amount so paid by the Alternate Investors.

(c)           Administration of Agreement after Assignment from Conduit Investor to Alternate Investors following the Conduit Investment Termination Date.  After any assignment in whole by a Conduit Investor to the related Alternate Investors pursuant to this Section 3.1 at any time on or after the Conduit Investment Termination Date (and the payment of all amounts owing to such Conduit Investor in connection therewith), all rights of the related Class Agents or any related Collateral Agent set forth herein shall be given to the related Class Agent on behalf of the Alternate Investors instead of either such party.

(d)           Payments to Class Agent’s Account.  After any assignment in whole by a Conduit Investor to the related Alternate Investors pursuant to this Section 3.1 at any time on or after the Conduit Investment Termination Date, all payments to be made hereunder by the SPV or the Servicer to such Conduit Investor shall be made to the related Class Agent’s account as such account shall have been notified to the SPV and the Servicer.

(e)           Recovery of Net Investment.  In the event that the aggregate of the Assignment Amounts paid by Alternate Investors pursuant to this Section 3.1 on any Assignment Date occurring on or after the Conduit Investment Termination Date is less than the Class Net Investment of the related Conduit Investor on such Assignment Date, then to the extent Collections thereafter received by the related Class Agent hereunder in respect of such Class Net Investment exceed the aggregate of the unrecovered Assignment Amounts and Class Net Investment funded by the related Alternate Investors, such excess shall be remitted by such Class Agent to the related Collateral Agent, if applicable.

Section 3.2            Downgrade of Alternate Investor.

(a)           Downgrades Generally.  If at any time on or prior to the Commitment Termination Date, the short term debt rating of any Alternate Investor shall be “A-2” or “P-2” from S&P or Moody’s, respectively, with negative credit implications, such Alternate Investor, upon request of the related Class Agent, shall, within thirty (30) days of such request, assign its rights and obligations hereunder to another financial institution (which institution’s short term debt shall be rated at least “A-2” or “P-2” from S&P or Moody’s, respectively, and which shall not be so rated with negative credit implications and which is acceptable to the related Conduit Investor and the related Class Agent).  If the short term debt rating of an Alternate Investor shall be “A-3” or “P-3”, or lower, from S&P or Moody’s, respectively (or such rating shall have been withdrawn by S&P or Moody’s), such Alternate Investor, upon request of the related Class Agent, shall, within five (5) Business Days of such request, assign its rights and obligations hereunder to another financial institution (which institution’s short term debt shall be rated at least “A-2” or “P-2”, from S&P or Moody’s, respectively, and which shall not be so rated with negative credit implications and which is acceptable to the related Conduit Investor and the related Class Agent).  In either such case, if any such Alternate Investor shall not have assigned its rights and obligations under this Agreement within the applicable time period described above (in either such case, the “Required Downgrade Assignment Period”), the related Class Agent on behalf of the related Conduit Investor shall have the right to require such Alternate Investor to pay upon one (1) Business Day’s notice at any time after the Required Downgrade Assignment Period (and each such Alternate Investor hereby agrees in such event to pay within such time) to such Class Agent an amount equal to such Alternate Investor’s unused Commitment (a “Downgrade Draw”) for deposit by such Class Agent into an account, in the name of the Class Agent (a “Downgrade Collateral Account”), which shall be in satisfaction of such Alternate Investor’s obligations to make Investments and to pay its Assignment Amount upon an assignment from such Conduit Investor in accordance with Section 3.1; provided, however, that if, during the Required Downgrade Assignment Period, such Alternate Investor delivers a written notice to such Class Agent of its intent to deliver a direct pay irrevocable letter of credit pursuant to this proviso in lieu of the payment required to fund the Downgrade Draw, then such Alternate Investor will not be required to fund such Downgrade Draw.  If any Alternate Investor gives the related Class Agent such notice, then such Alternate Investor shall, within one (1) Business Day after the Required Downgrade Assignment Period, deliver to such Class Agent a direct pay irrevocable letter of credit in favor of such Class Agent in an amount equal to the unused portion of such Alternate Investor’s Commitment, which letter of credit shall be issued through an United States office of a bank or other financial institution (i) whose short-term debt ratings by S&P and Moody’s are at least equal to the ratings assigned by such statistical rating organization to the Commercial Paper and (ii) that is acceptable to such Conduit Investor and such Class

Agent.  Such letter of credit shall provide that the related Class Agent may draw thereon for payment of any Investment or Assignment Amount payable by such Alternate Investor which is not paid hereunder when required, shall expire no earlier than the Commitment Termination Date and shall otherwise be in form and substance acceptable to such Class Agent.

(b)           Application of Funds in Downgrade Collateral Account.  If any Alternate Investor shall be required pursuant to Section 3.2(a) to fund a Downgrade Draw, then the related Class Agent shall apply the monies in the Downgrade Collateral Account applicable to such Alternate Investor’s Class Pro Rata Share of Investments required to be made by the Alternate Investors, to any Assignment Amount payable by such Alternate Investor pursuant to Section 3.1 and to any purchase price payable by such Alternate Investor pursuant to Section 3.3(b) at the times, in the manner and subject to the conditions precedent set forth in this Agreement.  The deposit of monies in such Downgrade Collateral Account by such Alternate Investor shall not constitute an Investment or the payment of any Assignment Amount (and such Alternate Investor shall not be entitled to interest on such monies except as provided below in this Section 3.2(b), unless and until (and then only to the extent that) such monies are used to fund Investments or to pay any Assignment Amount or purchase price pursuant to Section 3.3(b) pursuant to the first sentence of this Section 3.2(b).  The amount on deposit in such Downgrade Collateral Account shall be invested by the related Class Agent in Eligible Investments and such Eligible Investments shall be selected by such Class Agent in its sole discretion.  Such Class Agent shall remit to such Alternate Investor, on the last Business Day of each month, the income actually received thereon.  Unless required to be released as provided below in this subsection, Collections received by such Class Agent in respect of such Alternate Investor’s portion of the related Class Net Investment shall be deposited in the Downgrade Collateral Account for such Alternate Investor.  Amounts on deposit in such Downgrade Collateral Account shall be released to such Alternate Investor (or the stated amount of the letter of credit delivered by such Alternate Investor pursuant to subsection (a) above may be reduced) within one (1) Business Day after each Settlement Date following the Termination Date to the extent that, after giving effect to the distributions made and received by the related Investors on such Settlement Date, the amount on deposit in such Downgrade Collateral Account would exceed such Alternate Investor’s Pro Rata Share (determined as of the day prior to the Termination Date) of the sum of the related Class Net Investment then funded by the related Conduit Investor, plus the Interest Component.  All amounts remaining in such Downgrade Collateral Account shall be released to such Alternate Investor no later than the Business Day immediately following the earliest of (i) the effective date of any replacement of such Alternate Investor or removal of such Alternate Investor as a party to this Agreement, (ii) the date on which such Alternate Investor shall furnish the related Class Agent with confirmation that such Alternate Investor shall have short-term debt ratings of at least “A-2” or “P-2” from S&P and Moody’s, respectively, without negative credit implications, and (iii) the Commitment Termination Date (or if earlier, the Commitment Termination Date in effect prior to any renewal pursuant to Section 3.3 to which such Alternate Investor does not consent, but only after giving effect to any required purchase pursuant to Section 3.3(b)).  Nothing in this Section 3.2 shall affect or diminish in any way any such downgraded Alternate Investor’s Commitment to the SPV or the related Conduit Investor or such downgraded Alternate Investor’s other obligations and liabilities hereunder and under the other Transaction Documents.

(c)           Program Support Agreement Downgrade Provisions.  Notwithstanding the other provisions of this Section 3.2, an Alternate Investor shall not be required to make a Downgrade Draw (or provide for the issuance of a letter of credit in lieu thereof) pursuant to Section 3.2(a) at a time when such Alternate Investor has a downgrade collateral account (or letter of credit in lieu thereof) established pursuant to the Program Support Agreement relating to the transactions contemplated by this Agreement to which it is a party in an amount at least equal to its unused Commitment, and the related Class Agent may apply monies in such downgrade collateral account in the manner described in Section 3.3(b) as if such downgrade collateral account were a Downgrade Collateral Account.

Section 3.3            Non-Renewing Alternate Investors.

(a)           If at any time the SPV requests that the Alternate Investors renew their Commitments hereunder and some but less than all the Alternate Investors of a Class consent to such renewal within thirty (30) days of the SPV’s request, the SPV may arrange for an assignment to one or more financial institutions of all the rights and obligations hereunder of each such non-consenting Alternate Investor in accordance with Section 11.8.  Any such assignment shall become effective on the then-current Commitment Termination Date.  Each Alternate Investor which does not so consent to any renewal shall cooperate fully with the SPV in effectuating any such assignment.

(b)           If at any time the SPV requests that the Alternate Investors extend the Commitment Termination Date hereunder and some but less than all the Alternate Investors of a Class consent to such extension within thirty (30) days after the SPV’s request, and if none or less than all the Commitments of the non-renewing Alternate Investors of a Class are assigned as provided in Section 3.3(a), then (without limiting the obligations of all the Alternate Investors to make Investments and pay any Assignment Amount prior to the Commitment Termination Date in accordance with the terms hereof) the related Conduit Investor may sell an interest in the related Class Net Investment and the Asset Interest hereunder for an aggregate purchase price equal to the lesser of (i) the maximum aggregate Assignment Amounts which would be payable if such Conduit Investor assigned its entire interest in the Asset Interest at that time under Section 3.1, and (ii) the aggregate available Commitments of the non-renewing Alternate Investors of such Class, which purchase price shall be paid solely by the non-renewing Alternate Investors of such Class, pro rata according to their respective Commitments.  Following the payment of such purchase price, (i) the extended Commitment Termination Date shall be effective with respect to the renewing Alternate Investors of such Class, (ii) the related Class Facility Limit shall automatically be reduced by the aggregate of the Commitments of all non-renewing Alternate Investors, and (iii) this Agreement and the Commitments of the renewing Alternate Investors of such Class shall remain in effect in accordance with their terms notwithstanding the expiration of the Commitments of the non-renewing Alternate Investors of such Class.  Prior to the Termination Date, all amounts which, under Section 2.12 are to be applied in reduction of the related Class Net Investment, up to the aggregate Class Net Investment sold to the non-renewing Alternate Investors of such Class as described above in this subsection, shall be distributed to the non-renewing Alternate Investors of such Class ratably according to the aggregate Investments held by them, in reduction of such Investments.  On and after the Termination Date, each non-renewing Alternate Investor of a Class shall be entitled to receive distributions as otherwise provided in Section 2.12, such that all distributions of

Collections pursuant to Section 2.12 thereafter shall be allocated among the non-renewing Alternate Investors of a Class and the other Alternate Investors in such Class in accordance with each such Alternate Investor’s Pro Rata Share of the related Class Net Investment.  When (after the expiration of the Commitments of the non-renewing Alternate Investors of a Class) the aggregate of the Investments described above in this subsection shall have been reduced to zero and all accrued Yield allocable thereto and all other Aggregate Unpaids owing to such Alternate Investors shall have been paid to such Alternate Investors in full, then such Investors shall cease to be parties to this Agreement for any purpose.

Article IV

Representations and Warranties

Section 4.1            Representations and Warranties of the SPV and the Servicer.

Each of the SPV and the Servicer represents and warrants to the Agent, the Class Agents and the Investors, as to itself, that, on the Closing Date and on each Investment Date and Reinvestment Date:

(a)           Corporate Existence; Authorization; Contravention; Binding Effect.  (i) It is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization (and is not organized under the laws of any other jurisdiction) with the corporate power and authority to carry on its activities as now conducted and as contemplated under this Agreement, and to execute, deliver, perform and secure its obligations under this Agreement in accordance with its terms; (ii) the execution, delivery and performance by it of this Agreement (A) have been duly authorized by all necessary action, and (B) do not and will not conflict with, or result in a violation of, any applicable provision of existing law, rule or regulation applicable to it, any judgment, order or decree applicable to or binding on it, its charter or bylaws or any indenture, contract, agreement, mortgage, deed of trust or other instruments to which it is a party or by which it or its property is bound; (iii) this Agreement has been duly authorized, executed and delivered by it, and is a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except to the extent, if any, that the enforceability thereof may be limited by (A) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, debt adjustment or other similar law or enactment now or hereafter enacted affecting the enforcement of creditors’ rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); (iv) all authorizations, permits, consents, approvals, licenses or exemptions from, registrations or filings with, or reports to, any official body or other party or entity necessary for it to enter into this Agreement and to perform its obligations hereunder have been obtained and remain in full force and effect, and no other such authorizations, permits, consents, approvals, licenses, exemptions, registrations, filings or reports are necessary for the due execution, delivery and performance by it of this Agreement; (v) no agreement exists between it and any Obligor that could interfere with such Obligor’s payment of and performance under the Receivables in accordance with the relevant invoices.

(b)           Perfection.  In the case of the SPV, it is the owner of all of the Receivables and other Affected Assets, free and clear of all Adverse Claims (other than any Adverse Claim arising hereunder) and upon the making of the initial Investment on the Closing Date and at all times thereafter until the Final Payout Date, all financing statements and other documents required to be recorded or filed in order to perfect and protect the interest of the Agent on behalf of the Investors in the Asset Interest against all creditors of and purchasers from the SPV and the Originators will have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.

(c)           Accuracy of Information.  All information heretofore furnished by it (including the Servicer Reports and its financial statements) to any Investor, any Class Agent or the Agent for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by it to any Investor, any Class Agent or the Agent will be, true and correct in all material respects, on the date such information is stated or certified, and no such item contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(d)           Tax Status.  It has (i) timely filed all tax returns (federal, state and local) required to be filed, (ii) paid or made adequate provision for the payment of all taxes, assessments and other governmental charges and (iii) in the case of the SPV, accounted for the sale of the Asset Interest hereunder, in its books and financial statements as a secured loan, consistent with GAAP.

(e)           Action, Suits.  It is not in violation of any order of Official Body or arbitrator.  Except as set forth in Schedule 4.1(e), (i) in the case of the SPV, there are no actions, suits, litigation or proceedings pending, or to its knowledge, threatened, against or affecting it or any of its Affiliates or their respective properties, in or before any Official Body or arbitrator, and (ii) in the case of the Servicer, there are no actions, suits, litigation or proceedings pending, or to its knowledge, threatened, against or affecting it or any of its Affiliate or their respective properties, in or before any Official body or arbitrator that are likely to cause, or could result in, a Material Adverse Effect on the Servicer.

(f)            Use of Proceeds.  In the case of the SPV, no proceeds of any Investment or Reinvestment will be used by it (i) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, (ii) to acquire any equity security of a class which is registered pursuant to Section 12 of such act or (iii) for any other purpose that violates applicable Law, including Regulations G or U of the Federal Reserve Board.

(g)           Name, Jurisdiction of Formation, Type of Entity, Principal Place of Business; Chief Executive Office; Location of Records.  Its name (as indicated on the public record of its jurisdiction of formation), jurisdiction of formation, type of entity, principal place of business (currently and for the five (5) year period ending on the Closing Date), chief executive office (currently and for the five (5) year period ending on the Closing Date) and the offices where it keeps all its Records, are set forth on Schedule 4.1(g) or, in the case of principal place of business, chief executive office and the offices where it keeps all its Records, such other locations regarding which the Class Agents and Conduit Investors have been notified in accordance with Section 7.7 in jurisdictions where all action required by Section 7.7 has been taken and completed.

(h)           Subsidiaries; Tradenames, Etc.  As of the Closing Date:  (i) it has only the Subsidiaries and divisions listed on Schedule 4.1(h); and (ii) it has, within the last five (5) years, operated only under the tradenames identified in Schedule 4.1(h), and, within the last five (5) years, has not changed its name, merged with or into or consolidated with any other Person or been the subject of any proceeding under the Bankruptcy Code, except as disclosed in Schedule 4.1(h).  Schedule 4.1(h) also lists the correct Federal Employer Identification Number.

(i)            Good Title.  In the case of the SPV, upon each Investment and Reinvestment, the Agent shall acquire a valid and enforceable perfected first priority ownership interest or a first priority perfected security interest in each Receivable and all other Affected Assets that exist on the date of such Investment or Reinvestment, with respect thereto, free and clear of any Adverse Claim.

(j)            Nature of Receivables.  Each Receivable (i) represented by it to be an Eligible Receivable in any Servicer Report or (ii) included in the calculation of the Net Pool Balance in fact satisfies at such time the definition of “Eligible Receivable” set forth herein.  It has no knowledge of any fact (including any defaults by the Obligor thereunder on any other Receivable) that would cause it, or should have caused it, to expect any payments on such Receivable not to be paid in full when due or that is reasonably likely to cause or result in any other Material Adverse Effect with respect to such Receivable.

(k)           Coverage Requirement.  In the case of the SPV, the sum of the Aggregate Net Investment, plus the Required Reserves does not exceed the Net Pool Balance.

(l)            Credit and Collection Policy.  Since December 31, 2004, there have been no material changes in the Credit and Collection Policy other than in accordance with this Agreement.  Since such date, no material adverse change has occurred in the overall rate of collection of the Receivables.  It has at all times complied with the Credit and Collection Policy with regard to each Receivable.

(m)          Material Adverse Change.  Since December 31, 2004, there has been no change or effect that would reasonably be expected to have a Material Adverse Effect.

(n)           No Termination Event.  In the case of the SPV, no event has occurred and is continuing and no condition exists, or would result from any Investment or Reinvestment or from the application of the proceeds therefrom, which constitutes or may be reasonable be expected to constitute a Termination Event or a Potential Termination Event.

(o)           Not an Investment Company or Holding Company.  It is not, and is not controlled by, an “investment company” within the meaning of the Investment Company Act of 1940, or is exempt from all provisions of such act.  It is not a “holding company,” or a subsidiary or affiliate of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935.

(p)           ERISA.  No steps have been taken by any Person to terminate any Pension Plan the assets of which are not sufficient to satisfy all of its benefit liabilities (as determined under Title IV of ERISA), no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a lien under Section 302(f) of ERISA, and each Pension Plan has been administered in all material respects in compliance with its terms and applicable provision of ERISA and the Code.

(q)           Blocked Accounts.  The names and addresses of all the Blocked Account Banks, together with the account numbers of the Blocked Accounts at such Blocked Account Banks, are specified in Schedule 4.1(q) (or at such other Blocked Account Banks and/or with such other Blocked Accounts as have been notified to the Agent and any Collateral Agent and for which Blocked Account Agreements have been executed in accordance with Section 7.3 and delivered to the Servicer).  All Blocked Accounts are subject to Blocked Account Agreements.  All Obligors, except Obligors of Non-Lockbox Receivables, have been instructed to make payment to a Blocked Account and only Collections are deposited into the Blocked Accounts.

(r)            Bulk Sales.  In the case of the SPV, no transaction contemplated hereby or by the Second Tier Agreement requires compliance with any bulk sales act or similar law.

(s)           Transfers Under Second Tier Agreement.  In the case of the SPV, each Receivable has been purchased by it from, or contributed to it by, the Receivables Seller pursuant to, and in accordance with, the terms of the Second Tier Agreement.

(t)            Preference; Voidability.  In the case of the SPV, it shall have given reasonably equivalent value to the related Originator in consideration for the transfer to it of the Affected Assets from such Originator, and each such transfer shall not have been made for or on account of an antecedent debt owed by such Originator to it and no such transfer is or may be voidable under any section of the Bankruptcy Code.

(u)           Nonconsolidation.  The SPV is operated in such a manner that the separate corporate existence of the SPV, on the one hand, and each Originator or any Affiliate thereof, on the other, would not be disregarded in the event of the bankruptcy or insolvency of such Originator or any Affiliate thereof and, without limiting the generality of the foregoing:

(i)            the SPV is a limited purpose corporation whose activities are restricted in its operating agreement to activities related to purchasing or otherwise acquiring receivables (including the Receivables) and related assets and rights and conducting any related or incidental business or activities it deems necessary or appropriate to carry out its primary purpose, including entering into agreements like the Transaction Documents;

(ii)           the SPV has not engaged, and does not presently engage, in any activity other than those activities expressly permitted hereunder and under the other Transaction Documents, nor has the SPV entered into any agreement other than this Agreement, the other Transaction Documents to which it is a party, and with the prior written consent of the Investors and the Agent, any other agreement necessary to carry out more effectively the provisions and purposes hereof or thereof;

(iii)          (A) the SPV maintains its own deposit account or accounts, separate from those of any of its Affiliates, with commercial banking institutions, (B) the funds of the SPV are not and have not been diverted to any other Person or for other than the corporate use of the SPV and (C) except as may be expressly permitted by this

Agreement, the funds of the SPV are not and have not been commingled with those of any of its Affiliates;

(iv)          to the extent that the SPV contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing are fairly allocated to or among the SPV and such entities for whose benefit the goods and services are provided, and each of the SPV and each such entity bears its fair share of such costs; and all material transactions between the SPV and any of its Affiliates shall be only on an arm’s-length basis;

(v)           the SPV maintains an office through which its business is conducted and stationery through which all business correspondence and communication are conducted, in each case separate from those of each Originator;

(vi)          the SPV conducts its affairs strictly in accordance with its certificate of formation and observes all necessary, appropriate and customary corporate formalities, including (A) holding all regular and special members’ meetings appropriate to authorize all corporate action (which, in the case of regular members’ meetings, are held at least annually), (B) keeping separate and accurate minutes of such meetings, (C) passing all resolutions or consents necessary to authorize actions taken or to be taken, and (D) maintaining accurate and separate books, records and accounts, including intercompany transaction accounts;

(vii)         all decisions with respect to its business and daily operations are independently made by the SPV (although the officer making any particular decision may also be an employee, officer or director of an Affiliate of the SPV) and are not dictated by any Affiliate of the SPV (it being understood that the Servicer, which is an Affiliate of the SPV, will undertake and perform all of the operations, functions and obligations of it set forth herein and it may appoint Sub-Servicers, which may be Affiliates of the SPV, to perform certain of such operations, functions and obligations);

(viii)        the SPV acts solely in its own corporate name and through its own authorized officers and agents, and no Affiliate of the SPV shall be appointed to act as its agent, except as expressly contemplated by this Agreement;

(ix)           no Affiliate of the SPV advances funds to the SPV, other than as is otherwise provided herein or in the other Transaction Documents, and no Affiliate of the SPV otherwise supplies funds to, or guaranties debts of, the SPV; provided, however, that an Affiliate of the SPV may provide funds to the SPV in connection with the capitalization of the SPV;

(x)            other than organizational expenses and as expressly provided herein, the SPV pays all expenses, indebtedness and other obligations incurred by it;

(xi)           the SPV does not guarantee, and is not otherwise liable, with respect to any obligation of any of its Affiliates;

(xii)          any financial reports required of the SPV comply with generally accepted accounting principles and are issued separately from, but may be consolidated with, any reports prepared for any of its Affiliates;

(xiii)         at all times the SPV is adequately capitalized to engage in the transactions contemplated in its certificate of incorporation;

(xiv)        the financial statements and books and records of the SPV and each Originator reflect the separate corporate existence of the SPV;

(xv)         the SPV does not act as agent for any Originator or any Affiliate thereof, but instead presents itself to the public as a corporation separate from each such member and independently engaged in the business of purchasing and financing Receivables;

(xvi)        the SPV maintains a three-person board of manager, including at least one independent manager, who has never been, and shall at no time be a member, manager, director, officer, employee or associate, or any relative of the foregoing, of any Originator or any Affiliate thereof (other than the SPV and any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any Originator or any Affiliate thereof), all as provided in its certificate or articles of incorporation, and is otherwise reasonably acceptable to the Investors and the Agent; and

(xvii)       the operating agreement of the SPV requires the affirmative vote of the independent manager before a voluntary petition under Section 301 of the Bankruptcy Code may be filed by the SPV, and the SPV to maintain correct and complete books and records of account and minutes of the meetings and other proceedings of its members and board of managers.

(v)           Representations and Warranties in other Related Documents.  In the case of the SPV, each of the representations and warranties made by it contained in the Transaction Documents (other than this Agreement) is true, complete and correct in all respects and it hereby makes each such representation and warranty to, and for the benefit of, the Agent, the Class Agents and the Investors as if the same were set forth in full herein.

(w)          No Servicer Default.  In the case of the Servicer, no event has occurred and is continuing and no condition exists, or would result from a purchase in respect of, or Reinvestment in respect of the Asset Interest, any Investment or from the application of the proceeds therefrom, which constitutes or may reasonably be expected to constitute a Servicer Default.

Section 4.2            Additional Representations and Warranties of the Servicer.

The Servicer represents and warrants on the Closing Date and on each Investment Date and Reinvestment Date to the Agent, the Class Agents and the Investors, which representation and warranty shall survive the execution and delivery of this Agreement, that each of the representations and warranties of the Servicer contained in any Transaction Document is true, complete and correct and the Servicer hereby makes each such representation and warranty to, and for the benefit of, the Agent, the Class Agents and the Investors as if the same were set forth in full herein.

Article V

Conditions Precedent

Section 5.1            Conditions Precedent to Closing.

The occurrence of the Closing Date and the effectiveness of the Commitments hereunder shall be subject to the conditions precedent that (i) the SPV, the Receivables Seller or the Originators shall have paid in full (A) all amounts required to be paid by any of them on or prior to the Closing Date pursuant to the Fee Letters and (B) the fees and expenses described in clause (i) of Section 9.4 and invoiced prior to the Closing Date, and (ii) the Agent shall have received, for itself and each of the Investors and the Agent’s counsel, an original (unless otherwise indicated) of each of the following documents, each in form and substance satisfactory to the Agent:

(a)           A duly executed counterpart of this Agreement, the First Tier Agreement, the Second Tier Agreement, the Fee Letters and each of the other Transaction Documents executed by the Originators, the SPV, the Receivables Seller, the Blocked Account Banks and the Servicer, as applicable.

(b)           A certificate, substantially in the form of Exhibit G, of the secretary or assistant secretary of the SPV, certifying and (in the case of clauses (i) through (iii)) attaching as exhibits thereto, among other things:

(i)            the certificate of formation of the SPV (certified by the Secretary of State or other similar official of the SPV’s jurisdiction of organization, as applicable, as of a recent date);

(ii)           the operating agreement of the SPV;

(iii)          resolutions of the board of managers of the SPV authorizing the execution, delivery and performance by the SPV of this Agreement, Second Tier Agreement and the other Transaction Documents to be delivered by the SPV hereunder or thereunder and all other documents evidencing necessary corporate action (including shareholder consents) and government approvals, if any; and

(iv)          the incumbency, authority and signature of each officer of the SPV executing the Transaction Documents or any certificates or other documents delivered hereunder or thereunder on behalf of the SPV.

(c)           A certificate, substantially in the form of Exhibit H of the secretary or assistant secretary of each Originator, the Receivables Seller and the Servicer certifying and (in the case of clauses (i) through (iii)) attaching as exhibits thereto, among other things:

(i)            the certificate of formation and limited liability company agreements of such Originator and the Servicer (certified by the Secretary of State or other similar official of its jurisdiction of incorporation or organization, as applicable, as of a recent date);

(ii)           the operating agreement of such Originator and the Servicer;

(iii)          resolutions of the board of managers or other governing body of such Originator, the Receivables Seller and the Servicer authorizing the execution, delivery and performance by it of the Transaction Documents to which it is a party and all other documents evidencing necessary corporate action (including shareholder consents) and government approvals, if any; and

(iv)          the incumbency, authority and signature of each officer of such Originator and the Servicer executing the Transaction Documents or any certificates or other documents delivered hereunder or thereunder on its behalf.

(d)           A good standing certificate for the SPV issued by the Secretary of State or a similar official of the SPV’s jurisdiction of organization and certificates of qualification as a foreign corporation issued by the Secretaries of State or other similar officials of each jurisdiction where such qualification is material to the transactions contemplated by this Agreement and the other Transaction Documents, in each case, dated as of a recent date.

(e)           A good standing certificate for each Originator, the Receivables Seller and the Servicer issued by the Secretary of State or a similar official of its jurisdiction of organization and certificates of qualification as a foreign corporation issued by the Secretaries of State or other similar officials of each jurisdiction where such qualification is material to the transactions contemplated by this Agreement and the other Transaction Documents, in each case, dated as of a recent date.

(f)            Acknowledgment copies or other evidence of filing acceptable to the Agent of proper financing statements (Form UCC-1), filed on or before the initial Investment Date naming the SPV, as debtor, in favor of the Agent, as secured party, for the benefit of the Investors or other similar instruments or documents as may be necessary or in the reasonable opinion of the Agent desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Agent’s ownership or security interest in all Receivables and the other Affected Assets.

(g)           Acknowledgment copies or other evidence of filing acceptable to the Agent of proper financing statements (Form UCC-1), filed on or before the initial Investment naming each Originator, as the debtor, in favor of Boise Cascade, as secured party/assignor, and the Agent, for the benefit of the Investors, as assignee, or other similar instruments or documents as may be necessary or in the reasonable opinion of the Agent desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect Boise Cascade’s ownership interest in all Receivables and the other Affected Assets acquired from such Originators.

(h)           Acknowledgment copies or other evidence of filing acceptable to the Agent of proper financing statements (Form UCC-1), filed on or before the initial Investment naming the Receivables Seller, as the debtor, in favor of the SPV, as secured party/assignor, and the Agent, for the benefit of the Investors, as assignee, or other similar instruments or documents as may be necessary or in the reasonable opinion of the Agent desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the SPV’s ownership interest in all Receivables and the other Affected Assets acquired by the SPV from Boise Cascade.

(i)            Copies of proper financing statements (Form UCC-3), if any, filed on or before the initial Investment Date necessary to terminate all security interests and other rights of any Person in Receivables or the other Affected Assets previously granted by SPV.

(j)            Copies of proper financing statements (Form UCC-3), if any, filed on or before the initial Investment Date necessary to terminate all security interests and other rights of any Person in Receivables or the other Affected Assets previously granted by any Originator.

(k)           Copies of proper financing statements (Form UCC-3), if any, filed on or before the initial Investment Date necessary to terminate all security interests and other rights of any Person in Receivables or the other Affected Assets previously granted by the Receivables Seller.

(l)            Certified copies of requests for information or copies (Form UCC-11) (or a similar search report certified by parties acceptable to the Agent) dated a date reasonably near the date of the initial Investment listing all effective financing statements which name the SPV or any Originator (under their respective present names and any previous names) as debtor and which are filed in jurisdictions in which the filings were made pursuant to clauses (f), (g) or (h) above and such other jurisdictions where the Agent may reasonably request together with copies of such financing statements (none of which shall cover any Receivables, other Affected Assets or Contracts), and similar search reports with respect to federal tax liens and liens of the Pension Benefit Guaranty Corporation in such jurisdictions, showing no such liens on any of the Receivables, other Affected Assets or Contracts.

(m)          Executed copies of the Blocked Account Agreements relating to each of the Blocked Accounts.

(n)           A favorable opinion of Karen E. Gowland, Vice President and General Counsel to the SPV, the Servicer and each Originator, covering paragraphs 1, 2, 3, 5, 6, 7 and 8 of Exhibit I, and as to such other matters as the Agent may reasonably request, in form and substance satisfactory to the Agent and Agent’s counsel.

(o)           A favorable opinion of Heller Ehrman LLP, special counsel to the SPV and each Originator, covering paragraphs 4, 9, 10, 11 and 12 of Exhibit I, including the time period over which UCC financing statements filed in all appropriate jurisdictions remain effective, as well as certain bankruptcy and insolvency matters, in form and substance satisfactory to the Agent and Agent’s counsel.

(p)           A favorable opinion of Kirkland & Ellis LLP, special counsel to the SPV, each Originator and the Servicer, covering paragraphs 5 and 13 of Exhibit I, in form and substance satisfactory to the Agent and Agent’s counsel.

(q)           A CD Rom or other electronic format acceptable to the Agent identifying all Receivables and the Unpaid Balances thereon and such other information as the Agent may reasonably request.

(r)            Satisfactory results of a review and audit of each Originator’s collection, operating and reporting systems, Credit and Collection Policy, historical receivables data and accounts, including satisfactory results of a review of each Originator’s operating location(s) and satisfactory review and approval of the Eligible Receivables in existence on the date of the initial purchase under the First Tier Agreement and the Second Tier Agreement and a written outside Audit Report of Protiviti as to such matters.

(s)           A Servicer Report as of October 26, 2005 showing the calculation of the Aggregate Net Investment, each Class Net Investment and Required Reserves after giving effect to the initial Investment.

(t)            Evidence of the appointment of CT Corporation System as agent for process as required by Section 11.4.

(u)           Evidence that the Collection Account required to be established hereunder has been established.

(v)           A copy of the Notice of Obligors.

(w)          Such other approvals, documents, instruments, certificates and opinions as the Agent, any Class Agent or any Investor, may reasonably request.

Section 5.2            Conditions Precedent to All Investments and Reinvestments.

Each Investment and Reinvestment hereunder (including the initial Investment) shall be subject to the conditions precedent that (a) the Closing Date shall have occurred, (b) the Agent shall have received such approvals, documents, instruments, certificates and opinions as the Agent, any Class Agent or any Investor, may reasonably request, and (c) on the date of such Investment and Reinvestment the following statements shall be true (and the SPV by accepting the amount of such Investment and Reinvestment shall be deemed to have certified that):

(i)            The representations and warranties contained in Sections 4.1 and 4.2 (except, with respect to any Reinvestment, Section 4.1(m)) are true, complete and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day,

(ii)           In the case of a Reinvestment, the amount of the Reinvestment will not exceed the amount available therefor under Section 2.12, and in the case of an Investment, the amount of such Investment will not exceed the amount available therefor under Section 2.2 and after giving effect thereto, the sum of the Aggregate Net Investment plus Required Reserves will not exceed the Net Pool Balance,

(iii)          In the case of an Investment, the Agent shall have received an Investment Request, appropriately completed, within the time period required by Section 2.3,

(iv)          In the case of an Investment, the Agent shall have received the most recent Servicer Report required to be delivered pursuant to the provisions of Section 2.8, and

(v)           The Termination Date has not occurred.

Article VI

Covenants

Section 6.1            Affirmative Covenants of the SPV, the Originators, the Receivables Seller and the Servicer.

At all times from the date hereof to the Final Payout Date, unless the Agent shall otherwise consent in writing:

(a)           Reporting Requirements.  Each of the SPV, each Originator and the Receivables Seller shall maintain, for itself and each of its respective Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish to the Agent:

(i)            Annual Reporting.  As soon as available, but not later than ninety (90) days after the end of each fiscal year, a copy of the audited consolidated balance sheet of Boise Cascade and the SPV, respectively, as at the end of such year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of KPMG, in the case of Boise Cascade and the SPV, or another accounting firm of national reputation, or with the prior consent of the Agent (which consent shall not be unreasonably withheld), another independent public accounting firm, which opinion shall state that such consolidated financial statements present fairly, in all material respects, the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes agreed upon by Boise Cascade or the SPV, as applicable, and such auditors which are disclosed and described in such statements).  Such opinion shall not be qualified or limited because of a restricted or limited examination by such accountant of any material portion of the records of Boise Cascade or the SPV, as applicable.

(ii)           Quarterly Reporting.  As soon as available, but not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheets of Boise Cascade and the SPV, respectively, as of the end of such quarter and the related consolidated statements of income, shareholders’ equity and cash flows, if any, for the period commencing on the first (1st) day and ending on the last day of such quarter, and certified by any responsible financial officer of Boise Cascade or the SPV, as applicable, as being complete and correct and fairly presenting in all material respects, in accordance with GAAP (subject to normal year end adjustments), the financial position and the results of the operations of Boise Cascade or the SPV, as applicable.

(iii)          Compliance Certificate.  Together with the financial statements required hereunder, a compliance certificate signed by Boise Cascade’s or the SPV’s chief financial officer or treasurer, as applicable, stating that (A) the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of the Originators and their Subsidiaries or the SPV, as applicable, and (B) to the best of such Person’s knowledge, no Termination Event or Potential Termination Event exists, or if any Termination Event or Potential Termination Event exists, stating the nature and status thereof.

(iv)          SEC Filings.  Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which any Originator or any Subsidiary of an Originator or such Person files with the SEC; provided that, so long as such reports are publicly available on the SEC’s Internet site or any successor thereto, physical delivery of such copies shall not be required.

(v)           Notice of Termination Events or Potential Termination Events; Etc.  (A) as soon as possible and in any event within two (2) Business Days after the occurrence of each Termination Event or Potential Termination Event, a statement of the chief financial officer or chief accounting officer of the SPV setting forth details of such Termination Event or Potential Termination Event and the action which the SPV proposes to take with respect thereto, which information shall be updated promptly from time to time; (B) promptly after the SPV obtains knowledge thereof, notice of any litigation, investigation or proceeding that may exist at any time between the SPV and any Person that may result in a Material Adverse Effect or any litigation or proceeding relating to any Transaction Document; and (C) promptly after the occurrence thereof, notice of a Material Adverse Effect.

(vi)          Change in Credit and Collection Policy and Debt Ratings.  Within ten (10) Business Days after the date any change in or amendment to the Credit and Collection Policy is made, a copy of the Credit and Collection Policy then in effect indicating such change or amendment.  Within five (5) days after the date of any change in Boise Cascade’s public or private debt ratings, if any, a written certification of Boise Cascade’s public or private debt ratings after giving effect to any such change.

(vii)         Credit and Collection Policy.  Within ninety (90) days after the close of each Originator’s and the SPV’s fiscal years, a complete copy of the Credit and Collection Policy then in effect, if requested by the Agent.

(viii)        ERISA.  Promptly after the filing, giving or receiving thereof, copies of all reports and notices with respect to any Reportable Event pertaining to any Pension Plan and copies of any notice by any Person of its intent to terminate any Pension Plan, and promptly upon the occurrence thereof, written notice of any contribution failure with respect to any Pension Plan sufficient to give rise to a lien under Section 302(f) of ERISA.

(ix)           Change in Auditors or Accounting Policy.  Promptly, notice of any change in the auditors or, if material to the transactions provided for herein, accounting policy of any of the SPV, the Servicer, any Originator or the Receivables Seller.

(x)            Other Information.  Such other information (including non-financial information) as the Agent or any Class Agent may from time to time reasonably request with respect to each Originator, the SPV or any Subsidiary of an Originator.

(b)           Conduct of Business; Ownership.  Each of the SPV, each Originator, the Receivables Seller and the Servicer shall, and the Servicer shall cause each of its Subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly organized, validly existing and in good standing as a domestic corporation or limited liability company, as applicable, in its jurisdiction of incorporation or formation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.  The SPV shall at all times be a wholly-owned Subsidiary of Boise Cascade.

(c)           Compliance with Laws, Etc.  The SPV shall comply, and each Originator, the Receivables Seller and the Servicer shall, and the Servicer shall cause each of its Subsidiaries to, comply (except to the extent any such non-compliance could have a Material Adverse Effect), with all Laws to which it or its respective properties may be subject and do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and privileges as a corporation or limited liability company, as the case may be under the laws of its state of organization.

(d)           Furnishing of Information and Inspection of Records.  Each of the SPV, each Originator, the Receivables Seller and the Servicer shall furnish to the Agent from time to time such information with respect to the Affected Assets as the Agent may reasonably request, including listings identifying the Obligor and the Unpaid Balance for each Receivable.  Each of the SPV, each Originator, the Receivables Seller and the Servicer shall, at any time and from time to time during regular business hours, as requested by the Agent or any Class Agent, permit the Agent, or its agents or representatives, (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) relating to the Receivables or other Affected Assets, including the related Contracts and (ii) to visit the offices and properties of the SPV, each Originator, the Receivables Seller or the Servicer, as applicable, for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Affected Assets or the SPV’s, such Originator’s, the Receivables Seller’s or the Servicer’s performance hereunder, under the Contracts and under the other Transaction Documents to which such Person is a party with any of the officers, directors, employees or independent public accountants of the SPV, such Originator, the Receivables Seller or the Servicer, as applicable, having knowledge of such matters.

(e)           Keeping of Records and Books of Account.  Each of the SPV, each Originator, the Receivables Seller and the Servicer shall maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, computer tapes, disks, records and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable).  Each of the SPV, each Originator, the Receivables Seller and the Servicer shall give the Agent prompt notice of any material change in its administrative and operating procedures referred to in the previous sentence.

(f)            Performance and Compliance with Receivables and Contracts and Credit and Collection Policy.  Each of the SPV, each Originator, the Receivables Seller and the Servicer shall, (i) at its own expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables; and (ii) timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g)           Notice of Agent’s Interest.  In the event that the SPV, the Receivables Seller or any Originator shall sell or otherwise transfer any interest in accounts receivable or any other financial assets (other than as contemplated by the Transaction Documents), any computer tapes or files or other documents or instruments provided by the Servicer in connection with any such sale or transfer shall disclose the SPV’s ownership of the Receivables and the Agent’s interest therein.

(h)           Collections.  Each of the SPV, each Originator, the Receivables Seller and the Servicer shall instruct the Obligors of the Receivables, other than Obligors of Non-Lockbox Receivables, to cause all Collections to be deposited directly to related Blocked Accounts or to post office boxes to which only Blocked Account Banks have access and shall cause all items and amounts relating to such Collections received in such post office boxes to be removed and deposited into a Blocked Account on a daily basis.

(i)            Collections Received.  Each of the SPV, each Originator, the Receivables Seller and the Servicer shall hold in trust, and deposit, immediately, but in any event not later than forty-eight (48) hours of its receipt thereof, to a Blocked Account or, if required by Section 2.9, to the Collection Account, all Collections of Receivables (including Non-Lockbox Receivables) received by it from time to time.

(j)            Blocked Accounts.  Each Blocked Account shall at all times be subject to a Blocked Account Agreement.

(k)           Sale Treatment.  None of the SPV, any Originator or the Receivables Seller shall (i) treat the transactions contemplated by the First Tier Agreement in any manner other than as a sale of Receivables by the Originators to the Receivables Seller; provided, however that in any such case, if due to the consolidation requirements of GAAP, the transactions contemplated by the Transaction Documents are reflected as secured lending transactions, this covenant shall not be breached, (ii) treat the transactions contemplated by the Second Tier Agreement in any manner other than as a sale of Receivables by the Receivables Seller to the SPV; provided, however that in any such case, if due to the consolidation requirements of GAAP, the transactions contemplated by the Transaction Documents are reflected as secured lending transactions, this covenant shall not be breached, or (iii) treat the transactions contemplated hereby in any manner other than as a sale of the Asset Interest by the SPV to the Agent on behalf of the Investors; provided, however that in any such case, if due to the requirements of GAAP, the transactions contemplated by the Transaction Documents are reflected as secured lending transactions, this covenant shall not be breached.  In addition, the SPV shall (to the extent permitted by GAAP) disclose (in a footnote or otherwise) in all of its financial statements (including any such financial statements consolidated with any other Persons’ financial statements), all relevant books, records, tax returns and other applicable documents the existence and nature of the transaction contemplated hereby and by the Second Tier Agreement as a sale the interest of the SPV (in the case of Boise Cascade’s financial statements) and the Agent, on behalf of the Investors, in the Affected Assets.

(l)                                     Separate Business; Nonconsolidation.  The SPV shall not (i) engage in any business not permitted by its limited liability company agreement or operating agreement as in effect on the Closing Date or (ii) conduct its business or act in any other manner which is inconsistent with Section 4.1(u).  The officers and managers of the SPV (as appropriate) shall make decisions with respect to the business and daily operations of the SPV independent of and not dictated by Boise Cascade or any other controlling Person.

(m)                               Corporate Documents.  The SPV shall only amend, alter, change or repeal its certificate of formation or limited liability company agreement with the prior written consent of the Agent.

(n)                                 Ownership Interest, Etc.  The SPV shall, at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable ownership or security interest in the Receivables, the Related Security and proceeds with respect thereto, and a first priority perfected security interest in the Affected Assets, in each case free and clear of any Adverse Claim, in favor of the Agent for the benefit of the Investors, including taking such action to perfect, protect or more fully evidence the interest of the Agent, as the Agent may reasonably request.

(o)                                 Enforcement of the First Tier Agreement.  The SPV, on its own behalf and on behalf of the Agent and each Investor, shall direct Boise Cascade to promptly enforce all covenants and obligations of Boise Cascade contained in the First Tier Agreement.  The SPV shall deliver consents, approvals, directions, notices, waivers and take other actions under the First Tier Agreement as may be required for Boise Cascade to act in accordance therewith or as may be directed by the Agent.

(p)                                 Enforcement of the Second Tier Agreement.  The SPV, on its own behalf and on behalf of the Agent and each Investor, shall promptly enforce all covenants and obligations of the Receivables Seller contained in the Second Tier Agreement.  The SPV shall deliver consents, approvals, directions, notices, waivers and take other actions under the Second Tier Agreement as may be required for the Receivables Seller to act in accordance therewith or as may be directed by the Agent.

(q)                                 Non-Lockbox Receivable Reporting.  Boise Cascade shall, beginning on December 31, 2005, provide to the Agents (i) reports (in form and substance satisfactory to the Agents) setting forth the amount of Collections received from Non-Lockbox Receivables for each Calculation Period beginning with the first Calculation Period ending on or after December 31, 2005, and (ii) upon receipt of written request from any Agent, copies of all bank account statements for each Blocked Account for the period from the Closing Date to the most recent month or for the period specified in the written request.

Section 6.2                                   Negative Covenants of the SPV, the Originator, the Receivables Seller and Servicer.

At all times from the date hereof to the Final Payout Date, unless the Agent shall otherwise consent in writing:

(a)                                  No Sales, Liens, Etc.  (i) None of the SPV, any Originator, the Receivables Seller or the Servicer shall, nor shall any of them permit any of its Subsidiaries to, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (except with respect to any Originator or the Receivables Seller, any Adverse Claim that is released in full upon the sale, transfer and assignment thereof to the SPV) upon (or the filing of any financing statement) or with respect to (A) any of the Affected Assets, or (B) the proceeds of any inventory or goods, the sale of which may give rise to a Receivable, or assign any right to receive income in respect thereof (provided that liens on inventory and/or goods permitted if not on proceeds thereof) and (ii) the SPV shall not issue any security to, or sell, transfer or otherwise dispose of any of its property or other assets (including the property sold to it by the Receivables Seller under Section 2.1 of the Second Tier Agreement) to, any Person other than an Affiliate (which Affiliate is not a special purpose entity organized for the sole purpose of issuing asset backed securities) or as otherwise expressly provided for in the Transaction Documents.

(b)                                 No Extension or Amendment of Receivables.  Except as otherwise permitted in Section 7.2, neither the SPV nor the Servicer shall amend, modify or waive any term or condition of any Contract, which amendment, modification or waiver would adversely affect the validity, enforceability or collectibility of such Receivable; provided that the foregoing restriction shall not prohibit (i) any compromise or settlement of Receivables for credit reasons in accordance with the Credit and Collection Policy; and (ii) any compromise or settlement of a Receivable for non-credit reasons so long as the payments required hereby for the resulting dilution are made in accordance with the provisions hereof.

(c)                                  No Change in Business or Credit and Collection Policy.  None of the SPV, any Originator, the Receivables Seller or the Servicer shall make any change in (i) the character of its business which change would, in either case, impair the collectibility of any Receivable or otherwise have a Material Adverse Effect or (ii) the Credit and Collection Policy without the prior consent of the Agent.

(d)                                 No Subsidiaries, Mergers, Etc.  The SPV shall not consolidate or merge with or into, or sell, lease or transfer all or substantially all of its assets to, any other Person.  The SPV shall not form or create any Subsidiary.

(e)                                  Change in Payment Instructions to Obligors.  None of the SPV, any Originator, the Receivables Seller or the Servicer shall add or terminate any bank as a Blocked Account Bank or any account as a Blocked Account to or from those listed in Schedule 4.1(q) or make any change in its instructions to Obligors regarding payments to be made to any Blocked Account, unless (i) such instructions are to deposit such payments to another existing Blocked Account or to the Collection Account or (ii) the Agent shall have received written notice of such addition, termination or change at least thirty (30) days prior thereto and the Agent shall have received a Blocked Account Agreement executed by each new Blocked Account Bank or an existing Blocked Account Bank with respect to each new Blocked Account, as applicable.

(f)                                    Deposits to Blocked Accounts.  None of the SPV, any Originator, the Receivables Seller or the Servicer shall deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Blocked Account or the Collection Account cash or cash proceeds other than Collections.

(g)                                 Change of Name, Etc.  The SPV shall not change its name, identity or structure (including a merger) or the location of its chief executive office or any other change which could render any UCC financing statement filed in connection with this Agreement or any other Transaction Document to become “seriously misleading” under the UCC, unless at least thirty (30) days prior to the effective date of any such change the SPV delivers to the Agent (i) such documents, instruments or agreements, executed by the SPV as are necessary to reflect such change and to continue the perfection of the Agent’s ownership interests or security interests in the Affected Assets and (ii) new or revised Blocked Account Agreements executed by the Blocked Account Banks which reflect such change and enable the Agent to continue to exercise its rights contained in Section 7.3.

(h)                                 Amendment to First Tier Agreement and Second Tier Agreement.

(i)                                     The SPV shall not permit any Originator or Boise Cascade to amend, modify or supplement the First Tier Agreement, or waive any provision thereof, in each case except with the prior written consent of the Agent and each Class Agent; nor shall the SPV permit any Originator or Boise Cascade to take any other action under the First Tier Agreement that could have a Material Adverse Effect on the Agent, any Class Agent or any Investor or which is inconsistent with the terms of this Agreement.

(ii)                                  The SPV shall not amend, modify, or supplement the Second Tier Agreement, or waive any provision thereof, in each case except with the prior written consent of the Agent and each Class Agent; nor shall the SPV take, or permit the Receivables Seller to take, any other action under the Second Tier Agreement that could have a Material Adverse Effect on the Agent, any Class Agent or any Investor or which is inconsistent with the terms of this Agreement.

(i)                                     Other Debt.  Except as provided herein, the SPV shall not create, incur, assume or suffer to exist any indebtedness whether current or funded, or any other liability other than (i) indebtedness of the SPV representing fees, expenses and indemnities arising hereunder or under the Second Tier Agreement for the purchase price of the Receivables and other Affected Assets under the Second Tier Agreement, and (ii) other indebtedness incurred in the ordinary course of its business in an amount not to exceed $9,500 at any time outstanding.

(j)                                     Payment to the Receivables Seller.  The SPV shall not acquire any Receivable other than through, under, and pursuant to the terms of, the Second Tier Agreement, the payment by the SPV in cash to the Receivables Seller of an amount equal to the purchase price for such Receivable as required by the terms of the Second Tier Agreement.

(k)                                  Restricted Payments.  The SPV shall not (i) purchase or redeem any shares of its capital stock, (ii) prepay, purchase or redeem any Indebtedness, (iii) lend or advance any funds or (iv) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (i) through (iv) being referred to as “Restricted Payments”), except that the SPV may (A) make Restricted Payments out of funds received pursuant to Section 2.2 and (B) may make other Restricted Payments (including the payment of dividends) if, after giving effect thereto, no Termination Event or Potential Termination Event shall have occurred and be continuing.

(l)                                     Merger of the Servicer, the Receivables Seller or any Originator.

(i)                                     Neither the Servicer nor the Receivables Seller shall consolidate or merge with or into any other Person or convey or transfer all or substantially all of its properties or assets to any Person (whether in any one transaction or any series of transactions), unless:

(A)                              the Person formed by or surviving such consolidation or merger or that acquires by conveyance or transfer the properties and assets of the Servicer or the Receivables Seller, as applicable, shall be a Person organized and existing under the laws of the United States or any state and shall expressly assume, by an amendment hereto, in form satisfactory to the Agent, the obligations and agreements of the Servicer or the Receivables Seller, as applicable, to be performed or observed, all as provided herein;

(B)                                immediately after giving effect to such transaction, the Purchase Termination Date has not occurred and no Potential Termination Event or Termination Event shall have occurred;

(C)                                the Agent shall have provided written consent with respect to such transaction; provided, that no such consent shall be required for any merger of the Servicer or the Receivables Seller with an Originator party hereto as such as of the date hereof;

(D)                               any action as is necessary to maintain the interest of the Agent, and security interest created by this Agreement in, the Receivables and the Related Security, Collections and proceeds thereof shall have been taken;

(ii)                                  No Originator shall consolidate or merge with or into any other Person or convey or transfer all or substantially all of its properties or assets to any Person (whether in any one transaction or any series of transactions), unless:

(A)                              the Person formed by or surviving such consolidation or merger or that acquires by conveyance or transfer the properties and assets of such Originator, as applicable, shall be a Person organized and existing under the laws of the United States or any state and shall expressly assume, by an amendment hereto, in form satisfactory to the Agent, the obligations and agreements of such Originator to be performed or observed, all as provided herein;

(B)                                immediately after giving effect to such transaction, the Purchase Termination Date has not occurred and no Potential Termination Event or Termination Event shall have occurred;

(C)                                the Agent shall have provided written consent with respect to such transaction; provided, that no such consent shall be required for any merger of an Originator with (i) another Originator party hereto as such as of the date hereof or with (ii) the Receivables Seller;

(D)                               any action as is necessary to maintain the interest of the Agent, and security interest created by this Agreement in, the Receivables sold by the SPV to the Investors hereunder and the Related Security, Collections and proceeds thereof shall have been taken; and

(E)                                 such Originator shall have delivered to the Agent an opinion of counsel stating that such security interest in favor of the Agent is perfected and subject to no Adverse Claim and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 6.3                                   Delivery of Audit Related Materials.

Each Originator, the Receivables Seller and the Servicer agrees to provide to the Agent, not later than October 26, 2005, all materials previously requested (and any materials requested to clarify or otherwise explain any materials delivered in respect of such previous requests) by Agent or its agents in respect of the pre-closing audit of each Originator, the Receivables Seller and the Servicer and the Receivables originated by each of them.

Article VII

Administration and Collections

Section 7.1                                   Appointment of Servicer.

(a)                                  The servicing, administering and collection of the Receivables shall be conducted by the Person (the “Servicer”) so designated from time to time as Servicer in accordance with this Section 7.1.  Each of the SPV, the Class Agents, the Agent and the Investors hereby appoints as its agent the Servicer, from time to time designated pursuant to this Section, to enforce its respective rights and interests in and under the Affected Assets.  To the extent permitted by applicable law, each of the SPV and each Originator hereby grants to any Servicer appointed hereunder an irrevocable power of attorney to take any and all steps in the SPV’s and/or such Originator’s name and on behalf of the SPV or such Originator as necessary or desirable, in the reasonable determination of the Servicer, to collect all amounts due under any and all Receivables, including endorsing the SPV’s and/or such Originator’s name on checks and other instruments representing Collections and enforcing such Receivables and to take all such other actions set forth in this Article VII.  Until the Agent gives notice to the Servicer (in accordance with this Section 7.1) of the designation of a new Servicer, Boise Cascade is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof.  Upon either (i) thirty (30) days’ prior written notice to the Servicer or (ii) the occurrence of a Termination Event, the Agent may, and upon the direction of the Class Agents shall, designate as Servicer any Person (including itself) to succeed Boise Cascade or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b)                                 Upon the designation of a successor Servicer as set forth above, Boise Cascade agrees that it will terminate its activities as Servicer hereunder in a manner which the Agent determines will facilitate the transition of the performance of such activities to the new Servicer, and Boise Cascade shall cooperate with and assist such new Servicer.  Such cooperation shall include access to and transfer of records and use by the new Servicer of all records, licenses, hardware or software necessary or desirable to collect the Receivables and the Related Security.

(c)                                  Boise Cascade acknowledges that the SPV, the Class Agents, the Agent and the Investors have relied on Boise Cascade’s agreement to act as Servicer hereunder in making their decision to execute and deliver this Agreement.  Accordingly, Boise Cascade agrees that it will not voluntarily resign as Servicer.

(d)                                 The Servicer may not delegate any of its rights, duties or obligations hereunder, or designate a substitute Servicer, without the prior written consent of the Agent, and provided that the Servicer shall continue to remain solely liable for the performance of the duties as Servicer hereunder notwithstanding any such delegation hereunder.  The Servicer may delegate its duties and obligations hereunder to any Affiliate subservicer (each, a “Sub-Servicer”); provided that, in each such delegation, (i) such Sub-Servicer shall agree in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain primarily liable to the SPV, the Agent, the Class Agents and the Investors for the performance of the duties and obligations so delegated, (iii) the Originators, SPV, the Agent, the Class Agents and the Investors shall have the right to look solely to the Servicer for performance and (iv) the terms of any agreement with any Sub-Servicer shall provide that the Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to such Sub-Servicer).

(e)                                  Boise Cascade hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Boise Cascade shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Boise Cascade conducted such data-processing functions while it acted as the Servicer.

Section 7.2                                   Duties of Servicer.

(a)                                  The Servicer shall take or cause to be taken all such action as may be necessary or advisable to administer, service and collect each Receivable from time to time, all at the Servicer’s expense and in accordance with this Agreement and all applicable laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy; provided, however, that Servicer shall not extend the maturity of any Purchased Receivable (other than in accordance with the Credit and Collection Policy; provided that no such extension shall result in any change in the original invoice date of any Receivable and, in any such case, each such Receivable shall continue to be reported on, and all determinations of whether any such Receivable is an Eligible Receivable shall be made, using such original invoice date) without the Agent’s prior consent.  In addition, the Servicer shall remit any and all Collections received with respect to any Receivables to the Agent or the Class Agent’s and the related Investors in accordance with the terms of Article II, and shall likewise forward all other payments and fees owed to the Agent and each Class Agent pursuant to the terms hereof.  Without the Agent’s prior consent, the Servicer, shall not take any action (or omit to take any action that it would customarily take in servicing Receivables) where such action (or inaction) with respect to any Receivable is reasonably likely to impair the Agent’s or the SPV’s rights therein or the enforceability, value or collectibility thereof.  Without limiting the foregoing, the Servicer, shall not take any action (or omit to take any action that it would customarily take in servicing Receivables) that results in preferential treatment for Receivables of an Obligor that do not constitute the Receivables.  The Servicer shall have the right to directly communicate with any Obligor with respect to the Receivables (and, in the case of clause (ii), to commence collection proceedings on the Agent’s behalf; provided that, if a Termination Event or Potential Termination Event has occurred and is continuing, such proceedings may be commenced only with the Agent’s prior consent):  (i) to obtain current information not already provided on such Obligor’s financial condition and creditworthiness, and (ii) to determine if any portion of any Receivable is past due.  Notwithstanding anything to the contrary contained herein, upon the occurrence of a Termination Event or Potential Termination Event or to the extent any Receivable is more than fifteen (15) days past due, the Agent may direct the Servicer to commence or settle any legal action to enforce collection of any Receivable or to foreclose upon or repossess any underlying security related thereto.

(b)                                 The Servicer shall hold for the benefit of the SPV and the Agent in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Affected Asset.  The Servicer shall hold (and shall cause each sub-servicer to hold) in trust (and, following the occurrence of a Termination Event or Potential Termination Event, at the request of the Agent, segregate) for the benefit of the Agents, any Collections received by the Servicer (or any sub-servicer) with respect to the Affected Assets, and distribute the same to the Agent in accordance with the terms of Article II or otherwise upon the Agent’s direction.  The Servicer agrees to make its records, files and books of account available to the Agent on request, and to allow the Agent and its agents and representatives to visit the Servicer’s premises upon reasonable notice (provided, however, that no prior notice shall be required if a Termination Event or Potential Termination Event has occurred) and during normal business hours to examine such records, files and books of account, to make copies or extracts thereof, and to conduct such examinations as the Agent deems necessary.

(c)                                  For all Purchased Receivables as to which any payment or portion thereof is past due for any reason, including but not limited to as a result of an Obligor’s inability to pay, the Servicer shall notify the Agent and provide to the Agent in a timely manner upon request each of the following:  (i) a copy of the applicable Obligor’s purchase order and/or a signed confirmation thereof; (ii) a copy of each outstanding invoice (in electronic or paper form) and all credit memoranda; (iii) a notarized statement of account; (iv) copy of all correspondence to and from the applicable Obligor; (v) a copy of Servicer’s complete collection file on the applicable Obligor; (vi) all guarantees, collateral documents and security agreements relating to such

Receivables; (vii) proof of delivery of goods or rendering of services relating to such Receivables; and (viii) such other documents and information that the Agent may request relating to such Receivables.  Further, with respect to any Receivable as to which any payment or portion thereof is more than fifteen (15) days past due, the Servicer shall provide to the Agent upon request (promptly, and in any event within one (1) Business Day) (x) a true and complete copy of any Contract relating to such Receivable, together with any modifications or side letters related thereto, each written in (or translated into) English, and (y) any other evidence of nonpayment of such Receivable as may reasonably be requested by the Agent.

(d)                                 (i) The Servicer shall, as soon as practicable following receipt thereof, turn over to the SPV all collections from any Person of indebtedness of such Person which are not on account of a Receivable.  Notwithstanding anything to the contrary contained in this Article VII, the Servicer, if not the SPV, an Originator or any Affiliate of the SPV or any Originator, shall have no obligation to collect, enforce or take any other action described in this Article VII with respect to any indebtedness that is not included in the Asset Interest other than to deliver to the SPV the Collections and documents with respect to any such indebtedness as described above in this Section 7.2(b).

(ii)                                  The Servicer shall agree to use commercially reasonable efforts to implement corrective procedures to address any material control weaknesses or reporting deficiencies identified by the Agents or their consultants from time to time during the term of this Agreement related to the origination or collection of Receivables, including those items described in the final Audit Report dated August 26, 2005, and identified in such Audit Report as items Boise Cascade has agreed to remedy.

(e)                                  Not later than March 31st of each calendar year, the Servicer shall cause a firm of nationally recognized independent public accountants (who may also render other services to the Servicer or any Originator) to furnish a report substantially in the form of Exhibit J with respect to the prior fiscal year (or, in the case of the first such period, the period beginning on the Closing Date and ending on the last day of 2005) to the Agent, to the effect that such firm has applied certain procedures, agreed upon with the Agent, which would re-perform certain accounting procedures performed by the Servicer pursuant to certain documents and records relating to the servicing of the Receivables under this Agreement.  In addition, each report shall set forth the agreed upon procedures performed and the results of such procedures.

(f)                                    Any payment by an Obligor in respect of any indebtedness owed by it to any Originator shall, except as otherwise specified by such Obligor, required by contract or law or clearly indicated by facts or circumstances (including by way of example an equivalence of a payment and the amount of a particular invoice), and unless otherwise instructed by the Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other indebtedness of such Obligor.

Section 7.3                                   Blocked Account Arrangements.

Prior to the initial purchase hereunder the Servicer and SPV shall enter into Blocked Account Agreements with all of the Blocked Account Banks, and deliver original counterparts thereof to the Agent.  The Agent may, following the occurrence and continuance of a Termination Event under Section 8.1, give notice to each Blocked Account Bank that the Agent is exercising its rights under the Blocked Account Agreements to do any or all of the following:  (a) to have the exclusive ownership and control of the Blocked Account Accounts transferred to the Agent and to exercise exclusive dominion and control over the funds deposited therein, (b) to have the proceeds that are sent to the respective Blocked Accounts be redirected pursuant to its instructions rather than deposited in the applicable Blocked Account, and (c) to take any or all other actions permitted under the applicable Blocked Account Agreement.  Each of the Servicer and SPV hereby agrees that if the Agent, at any time, takes any action set forth in the preceding sentence, the Agent shall have exclusive control of the proceeds (including Collections) of all Receivables and each of the Servicer and SPV hereby further agrees to take any other action that the Agent may reasonably request to transfer such control.  Any proceeds of Receivables received by any Originator, as Servicer or otherwise, or the SPV thereafter shall be sent immediately to the Agent.  The parties hereto hereby acknowledge that if at any time the Agent takes control of any Blocked Account, the Agent shall not have any rights to the funds therein in excess of the unpaid amounts due to SPV, the Agent and the Investors or any other Person hereunder and the Agent shall distribute or cause to be distributed such funds in accordance with Section 7.2(b) (including the proviso thereto) and Article II (in each case as if such funds were held by the Servicer thereunder); provided, however, that the Agent shall not be under any obligation to remit any such funds to any Originator or any other Person unless and until the Agent has received from such Originator or such Person evidence satisfactory to the Agent that such Originator or such Person is entitled to such funds hereunder and under applicable Law.

Section 7.4                                   Enforcement Rights After Designation of New Servicer.

(a)                                  At any time following the designation of a Servicer pursuant to Section 7.1:

(i)                                     the Agent may, in the exercise of its credit judgment, direct the Obligors that payment of all amounts payable under any Receivable be made directly to the Agent or its designee;

(ii)                                  the SPV shall, at the Agent’s request and at the SPV’s expense, give notice of the Agent’s, the SPV’s, and/or the Investors’ ownership of the Receivables and (in the case of the Agent) interest in the Asset Interest to each Obligor and direct that payments be made directly to the Agent or its designee, except that if the SPV fails to so notify each obligor, the Agent may so notify the Obligors; and

(iii)                               the SPV shall, at the Agent’s request, (A) assemble all of the Records and shall make the same available to the Agent or its designee at a place selected by the Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Receivables in a manner acceptable to such Agent and shall, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to such Agent or its designee.

(b)                                 Each of the SPV and each Originator hereby authorizes the Agent, and irrevocably appoints the Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the SPV or such Originator, as applicable, which appointment is coupled with an interest, to take any and all steps in the name of the SPV or such Originator, as applicable, and on behalf of the SPV or such Originator, as applicable, necessary or desirable, in the determination of the Agent, to collect any and all amounts or portions thereof due under any and all Receivables or Related Security, including endorsing the name of such Originator on checks and other instruments representing Collections and enforcing such Receivables, Related Security.  Notwithstanding anything to the contrary contained in this subsection (b), none of the powers conferred upon such attorney-in-fact pursuant to the immediately preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

Section 7.5                                   Servicer Default.

The occurrence of any one or more of the following events shall constitute a “Servicer Default”:

(a)                                  The Servicer (i) (A) shall fail to make any payment or deposit required to be made by it hereunder when due or (B) shall fail to observe or perform any term, covenant or agreement on the Servicer’s part to be observed or performed for thirty (30) days from the earlier of (x) the Agent’s written notice thereof to the Servicer and (y) a responsible officer of the Servicer obtaining actual knowledge of such failure or (ii) shall fail to make any payment or deposit to be made by it hereunder when due hereunder or under any of the other Transaction Documents to which such Person is a party or by which such Person is bound; or

(b)                                 any representation, warranty, certification or statement made by the Servicer in this Agreement, the First Tier Agreement, the Second Tier Agreement or in any of the other Transaction Documents or in any certificate or report delivered by it pursuant to any of the foregoing shall prove to have been incorrect in any material respect when made or deemed made; or

(c)                                  a Termination Event; or

(d)                                 failure of the Servicer or any of its Subsidiaries (other than the SPV) to make any payment in respect of any Indebtedness having an aggregate principal amount of $25,000,000 or more when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) shall fail to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure, if the effect of such failure, event or condition is to cause, or to permit, the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity; or

(e)                                  any Event of Bankruptcy shall occur with respect to the Servicer or any of its material Subsidiaries or Affiliates; or

(f)                                    there shall have occurred a Material Adverse Effect with respect to the Servicer since the end of the last fiscal year ending prior to the date of its appointment as Servicer hereunder or any other event shall have occurred which, in the commercially reasonable judgment of the Agent, materially and adversely affects the Servicer’s ability to either collect the Receivables or to perform its obligations (whether as Servicer or in any other capacity) under this Agreement; or

(g)                                 one or more non-interlocutory judgments, orders or decrees shall be entered against Servicer involving in the aggregate a liability (not covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of $15,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof.

Section 7.6                                   Servicing Fee.

The Servicer shall be paid a Servicing Fee in accordance with Schedule III and subject to the priorities therein.  If the Servicer is not Boise Cascade, an Originator or an Affiliate thereof, the Servicer, by giving three (3) Business Days’ prior written notice to the Class Agents, may revise the percentage used to calculate the Servicing Fee so long as the revised percentage will not result in a Servicing Fee that exceeds 110% of the reasonable and appropriate out-of-pocket costs and expenses of such Servicer incurred in connection with the performance of its obligations hereunder as documented to the reasonable satisfaction of the Agent; provided, however, that at any time after the sum of the Aggregate Net Investment plus Required Reserves exceeds the Net Pool Balance, any compensation to the Servicer in excess of the Servicing Fee initially provided for herein shall be an obligation of the SPV and shall not be payable, in whole or in part, from Collections allocated to the Investors.

Section 7.7                                   Protection of Ownership Interest of the Investors.

Each Originator and the SPV agrees that it shall, from time to time, at its expense, promptly execute and deliver all instruments and documents and take all actions as may be necessary or as the Agent may reasonably request in order to perfect or protect the Asset Interest or to enable the Agent or the Investors to exercise or enforce any of their respective rights hereunder.  Without limiting the foregoing, each Originator and the SPV shall, upon the request of the Agent or any of the Investors, in order to accurately reflect this purchase and sale transaction, (a) execute and file such financing or continuation statements or amendments thereto or assignments thereof (as otherwise permitted to be executed and filed pursuant hereto) as may be requested by the Agent or any of the Investors and (b) mark its respective master data processing records and other documents with a legend describing the conveyance to the to the Agent, for the benefit of the Investors, of the Asset Interest.  Each Originator and the SPV shall, upon request of the Agent or any of the Investors, obtain such additional search reports as the Agent or any of the Investors shall request.  To the fullest extent permitted by applicable law, the Agent shall be permitted to sign and file continuation statements and amendments thereto and assignments thereof without the SPV’s or the applicable Originator’s signature.  Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement.  Neither any Originator nor the SPV shall change its respective name, identity or corporate structure (within the meaning of Sections 9-503(a)(4) and 9-507 of the UCC as in effect in the States of New York and Delaware) nor relocate its respective chief executive office unless it shall have:  (i) given the Agent at least thirty (30) days prior notice thereof and (ii) prepared at the SPV’s expense and delivered to the Agent all financing statements, instruments and other documents necessary to preserve and protect the Asset Interest or requested by the Agent in connection with such change or relocation.  Any filings under the UCC or otherwise that are occasioned by such change in name or location shall be made at the expense of the SPV.

Article VIII

Termination Events

Section 8.1                                   Termination Events.

The occurrence of any one or more of the following events shall constitute a “Termination Event”:

(a)                                  the SPV, the Receivables Seller, any Originator or the Servicer shall fail to make any payment or deposit (i) required hereunder to reduce the Aggregate Net Investment on any date such payment or deposit becomes due hereunder or (ii) any other payment or deposit required to be made by it hereunder or under the First Tier Agreement or the Second Tier Agreement, as the case may be, and, in the case of any payment or deposit referred to in clause (ii) hereof, such payment or deposit is not made within two (2) Business Days from the date such payment or deposit becomes due hereunder or thereunder; or

(b)                                 any representation, warranty, certification or statement made or deemed made by the SPV, the Receivables Seller or any Originator in this Agreement, any other Transaction Document to which it is a party or in any other information, report or document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made or delivered; or

(c)                                  the SPV, any Originator, the Receivables Seller or the Servicer shall default in the performance of any payment or undertaking (other than those covered by clause (a) above) to be performed or observed under any other provision of this Agreement or any provision of any other Transaction Document to which it is a party, which default continues for a period greater than twenty (20) Business Days from the earlier of (i) the date it received notice of such default (ii) the date SPV, such Originator, the Receivables Seller or the Servicer knew or should have known of such default; or

(d)                                 any Event of Bankruptcy shall occur with respect to the Receivables Seller, the SPV, any Originator or any material Subsidiary of the Receivables Seller, the SPV or any Originator; or

(e)                                  the Agent, on behalf of the Investors, shall for any reason fail or cease to have a valid and enforceable perfected first priority ownership or security interest in the Affected Assets, free and clear of any Adverse Claim; or

(f)                                    a Servicer Default shall have occurred; or

(g)                                 on any date, the sum of the Aggregate Net Investment (as determined after giving effect to all distributions pursuant to this Agreement on such date), plus the Required Reserves shall exceed the Net Pool Balance (as such Required Reserves and Net Pool Balance are shown in the most recent Servicer Report delivered on or prior to such date); or

(h)                                 [reserved]; or

(i)                                     the SPV, any Originator, Boise Cascade or any Subsidiary of the SPV, Boise Cascade or any Originator shall fail to pay when due any amounts due under any agreement to which any such Person is a party and under which any Indebtedness greater than $10,000 in the case of the SPV, or $15,000,000, in the case of an Originator, Boise Cascade or any Subsidiary of any Originator or Boise Cascade (other than the SPV) is governed; or the default by the SPV, any Originator, Boise Cascade or any Subsidiary of the SPV, Boise Cascade or any Originator in the performance of any term, provision or condition contained in any agreement to which any such Person is a party and under which any Indebtedness owing by the SPV, any Originator, Boise Cascade or any Subsidiary of the SPV, Boise Cascade or any Originator greater than such respective amounts was created or is governed, regardless of whether such event is an “event of default” or “default” under any such agreement if the effect of such default is to cause, or to permit the holder of such Indebtedness to cause, such Indebtedness to become due and payable prior to its stated maturity; or any Indebtedness owing by the SPV, any Originator, Boise Cascade or any Subsidiary of the SPV, Boise Cascade or any Originator greater than such respective amounts shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof; or

(j)                                     [reserved]; or

(k)                                  a Change of Control shall occur;

(l)                                     any Person shall institute steps to terminate any Pension Plan if the assets of such Pension Plan are insufficient to satisfy all of its benefit liabilities (as determined under Title IV of ERISA), or a contribution failure occurs with respect to any Pension Plan which is sufficient to give rise to a lien under Section 302(f) of ERISA; or

(m)                               any material provision of this Agreement or any other Transaction Document to which the SPV, any Originator, Boise Cascade or the Servicer is a party shall cease to be in full force and effect or the SPV, any Originator, Boise Cascade or the Servicer shall so state in writing; or

(n)                                 the Holding Companies shall permit the ratio of (x) Consolidated EBITDA (as such term, together with all capitalized terms used in connection with the definition thereof, are defined in the Credit Agreement) to (y) Consolidated Cash Interest Expense (as such term, together with all capitalized terms used in connection with the definition thereof, are defined in the Credit Agreement), in each case for any period of four (4) consecutive fiscal quarters ending on any quarter-end date during any period set forth below, to be less than the ratio set forth below opposite such period:

Period	Ratio
03/31/05 - 12/31/05	1.875
01/01/06 - 12/31/06	2.000
01/01/07 - 12/31/07	2.000
01/01/08 - 12/31/08	2.125
01/01/09 - 12/31/09	2.375
01/01/10 - 12/31/10	2.625
01/01/11 - Final Payout Date	2.750

provided that for purposes of determining compliance with this Section 8.2(n) for any period of four (4) consecutive fiscal quarters ending on or prior to September 30, 2005, Consolidated Cash Interest Expense with respect to each fiscal quarter ending on or prior to December 31, 2004 shall be deemed to be equal to 25% of the annualized amount of Consolidated Cash Interest Expense accruing from the Original Effective Date to the end of the four-quarter period for which compliance is being determined.; or

(o)                                 the Holding Companies shall permit the Leverage Ratio (as such term, together with all capitalized terms used in connection with the definition thereof, are defined in the Credit Agreement) as of any quarter-end date during any period set forth below to exceed the ratio set forth opposite such period:

Period	Ratio
03/31/05 - 12/31/05	7.50
01/01/06 - 12/31/06	6.00
01/01/07 - 12/31/07	5.00
01/01/08 - 12/31/08	4.75
01/01/09 - 12/31/09	4.50
01/01/10 - 12/31/10	4.00
01/01/11 - Final Payout Date	3.75

; or

(p)                                 on any day, the average Default Ratio for the immediately preceding three (3) months shall not exceed 1.0%; or

(q)                                 on any day, the average Delinquency Ratio for the immediately preceding three (3) months shall not exceed 1.5%; or

(r)                                    on any day, the average Dilution Ratio for the immediately preceding three (3) months shall exceed 2.0%.

Section 8.2                                   Termination.

Upon the occurrence of any Termination Event, the Class Agents may, or at the direction of the Majority Investors shall, by notice to the SPV and the Servicer, declare the Termination Date to have occurred; provided, however, that in the case of any event described in Section 8.1(d), 8.1(e), 8.1(g), 8.1(o) or 8.1(n), the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event.  Upon any such declaration or automatic occurrence, the Agent shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other applicable laws, all of which rights shall be cumulative.

Article IX

Indemnification; Expenses; Related Matters

Section 9.1                                   Indemnities by the SPV, the Receivables Seller and each Originator.

Without limiting any other rights which the Indemnified Parties may have hereunder or under applicable Law, the SPV, the Receivables Seller and each Originator hereby agrees to indemnify the Investors, the Agent, each Class Agent, any Collateral Agent, the Program Support Providers and their respective officers, directors, employees, counsel and other agents (collectively, “Indemnified Parties”) from and against any and all damages, losses, claims, liabilities, costs and expenses, including reasonable attorneys’ fees (which such attorneys may be employees of the Program Support Providers, the Agent, any Collateral Agent or the Class Agents, as applicable) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them (x) in the case of the SPV, in any action or proceeding between, the SPV, the Servicer, the Receivables Seller or any Originator or any of their respective Affiliates and any of the Indemnified Parties or between any of the Indemnified Parties and any third party or otherwise arising out of or as a result of this Agreement, the other Transaction Documents, the ownership or maintenance, either directly or indirectly, by the Agent or any Investor of the Asset Interest or any of the other transactions contemplated hereby or thereby and (y) in the case of any Originator and/or the Receivables Seller, in any action or proceeding between such Person or any of its Affiliates and any of the Indemnified Parties or between any of the Indemnified Parties and any third party or otherwise arising out of or as a result of the Transaction Documents, the ownership or maintenance, either directly or indirectly, by the Agent or any Investor of the Asset Interest or any of the other transactions contemplated hereby or thereby, excluding, in each case, however, (i) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, as finally determined by a court of competent jurisdiction, or (ii) Indemnified Amounts to the extent including losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor.

Without limiting the generality of the foregoing (including clauses (i) and (ii)), the SPV, the Receivables Seller and each Originator shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(a)                                  any representation or warranty made by it or any of its officers (or in the case of the SPV, by it, the Servicer or any Originator or any officers of the SPV, the Servicer or any Originator) under or in connection with this Agreement, the First Tier Agreement or the Second Tier Agreement, any of the other Transaction Documents, any Servicer Report or any other information or report delivered by the SPV or the Servicer pursuant hereto, or pursuant to any of the other Transaction Documents which shall have been incomplete, false or incorrect in any respect when made or deemed made;

(b)                                 the failure by it (or in the case of the SPV, it, the Servicer, the Receivables Seller or any Originator) to comply with any applicable Law with respect to any Receivable or the related Contract, or the nonconformity of any Receivable or the related Contract with any such applicable Law;

(c)                                  the failure (i) to vest and maintain vested in the Agent, on behalf of the Investors, a first priority, perfected ownership interest in the Asset Interest free and clear of any Adverse Claim or (ii) to create or maintain a valid and perfected first priority security interest in favor of the Agent, for the benefit of the Investors, in the Affected Assets, free and clear of any Adverse Claim;

(d)                                 the failure to file, or any delay in filing, financing statements, continuation statements, or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any of the Affected Assets;

(e)                                  any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable (including a defense based on such Receivable or the related Contract not being the legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services, or from any breach or alleged breach of any provision of the Receivables or the related Contracts restricting assignment of any Receivables;

(f)                                    in the case of the SPV only, any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof;

(g)                                 any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with merchandise or services which are the subject of any Receivable;

(h)                                 the transfer of an interest in any Receivable other than an Eligible Receivable;

(i)                                     the failure by it (or in the case of the SPV, it, the Servicer, the Receivables Seller or any Originator) to comply with any term, provision or covenant contained in this Agreement or any of the other Transaction Documents to which it is a party or to perform any of its respective duties or obligations under the Receivables or related Contracts;

(j)                                     the Aggregate Net Investment exceeding the Net Pool Balance, minus the Required Reserves at any time;

(k)                                  the failure of it (or in the case of the SPV, it, the Receivables Seller or any Originator) to pay when due any sales, excise or personal property taxes payable in connection with any of the Receivables;

(l)                                     any repayment by any Indemnified Party of any amount previously distributed in reduction of Net Investment which such Indemnified Party believes in good faith is required to be made;

(m)                               the commingling by it (or in the case of the SPV, it, any Originator, the Receivables Seller or the Servicer) of Collections of Receivables at any time with any other funds;

(n)                                 any investigation, litigation or proceeding related to this Agreement, any of the other Transaction Documents, the use of proceeds of Investments by it (or in the case of the SPV, it, the Receivables Seller or any Originator), the ownership of the Asset Interest, or any Affected Asset;

(o)                                 failure of any Blocked Account Bank to remit any amounts held in the Blocked Accounts or in any related lock-boxes pursuant to the instructions of it (or in the case of the SPV, of the Servicer, the Receivables Seller, the SPV, the related Originator or the Agent (to the extent such Person is entitled to give such instructions in accordance with the terms hereof and of any applicable Blocked Account Agreement)) whether by reason of the exercise of set-off rights or otherwise;

(p)                                 any inability to obtain any judgment in or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of it (or in the case of the SPV, it, the Receivables Seller or the related Originator) to qualify to do business or file any notice of business activity report or any similar report;

(q)                                 any attempt by any Person to void, rescind or set-aside any transfer by such Originator to the SPV (or in the case of the SPV, by any Originator to the SPV) of any Receivable or Related Security under statutory provisions or common law or equitable action, including any provision of the Bankruptcy Code or other insolvency law;

(r)                                    any action taken by it (or in the case of the SPV, by it, any Originator, the Receivables Seller or the Servicer (if Boise Cascade or any Affiliate or designee of Boise Cascade)) in the enforcement or collection of any Receivable;

(s)                                  in the case of the SPV only, the use of the proceeds of any Investment or Reinvestment.

Section 9.2                                   Indemnity for Taxes, Reserves and Expenses.

(a)                                  If after the Closing Date, the adoption of any Law or bank regulatory guideline or any amendment or change in the administration, interpretation or application of any existing or future Law or bank regulatory guideline by any Official Body charged with the administration, interpretation or application thereof, or the compliance with any directive of any Official Body (in the case of any bank regulatory guideline, whether or not having the force of Law):

(i)                                     shall subject any Indemnified Party (or its applicable lending office) to any tax, duty or other charge (other than Excluded Taxes) with respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, or payments of amounts due hereunder, or shall change the basis of taxation of payments to any Indemnified Party of amounts payable in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, or payments of amounts due hereunder or its obligation to advance funds hereunder, under a Program Support Agreement or the credit or liquidity support furnished by a Program Support Provider or otherwise in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest (except for changes in the rate of general corporate, franchise, net income or other income tax imposed on such Indemnified Party by the jurisdiction in which such Indemnified Party’s principal executive office is located);

(ii)                                  shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, any Indemnified Party or shall impose on any Indemnified Party or on the United States market for certificates of deposit or the London interbank market any other condition affecting this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, or payments of amounts due hereunder or its obligation to advance funds hereunder, under a Program Support Agreement or the credit or liquidity support provided by a Program Support Provider or otherwise in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest; or

(iii)                               imposes upon any Indemnified Party any other condition or expense (including any loss of margin, reasonable attorneys’ fees and expenses, and expenses of litigation or preparation therefor in contesting any of the foregoing) with respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, or payments of amounts due hereunder or its obligation to advance funds hereunder under a Program Support Agreement or the credit or liquidity support furnished by a Program Support Provider or otherwise in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interests, and the result of any of the foregoing is to increase the cost to or to reduce the amount of any sum received or receivable by such Indemnified Party with respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, the Receivables, the obligations hereunder, the funding of any purchases hereunder or a Program Support Agreement, by an amount deemed by such Indemnified Party to be material, then, within ten (10) days after demand by such Indemnified Party through the related Class Agent, the SPV shall pay to such Class Agent, for the benefit of such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party for such increased cost or reduction.

(b)                                 If any Indemnified Party shall have determined that after the date hereof, the adoption of any applicable Law or bank regulatory guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Official Body, or any request or directive regarding capital adequacy (in the case of any bank regulatory guideline, whether or not having the force of law) of any such Official Body, has or would have the effect of reducing the rate of return on capital of such Indemnified Party (or its parent) as a consequence of such Indemnified Party’s obligations hereunder or with respect hereto to a level below that which such Indemnified Party (or its parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Indemnified Party to be material, then from time to time, within ten (10) days after demand by such Indemnified Party through the related Class Agent, the SPV shall pay to such Class Agent, for the benefit of such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party (or its parent) for such reduction.

(c)                                  Each Class Agent shall promptly notify the SPV of any event of which it has knowledge, occurring after the date hereof, which will entitle an Indemnified Party to compensation pursuant to this Section 9.2; provided that no failure to give or any delay in giving such notice shall affect the Indemnified Party’s right to receive such compensation.  A notice by a Class Agent or the applicable Indemnified Party claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, the applicable Class Agent or any applicable Indemnified Party may use any reasonable averaging and attributing methods.

(d)                                 Anything in this Section 9.2 to the contrary notwithstanding, if any Conduit Investor enters into agreements for the acquisition of interests in receivables from one or more Other SPVs, such Conduit Investor shall allocate the liability for any amounts under this Section 9.2 which are in connection with a Program Support Agreement or the credit or liquidity support provided by a Program Support Provider (“Additional Costs”) to the SPV and each Other SPV; provided, however, that if such Additional Costs are attributable to the SPV, an Originator or the Servicer and not attributable to any Other SPV, the SPV shall be solely liable for such Additional Costs or if such Additional Costs are attributable to Other SPVs and not attributable to the SPV, an Originator or the Servicer, such Other SPVs shall be solely liable for such Additional Costs.

Section 9.3                                   Taxes.

All payments and distributions made hereunder by the SPV or the Servicer (each, a “payor”) to any Investor or the Agent (each, a “recipient”) shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and any other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority on any recipient (or any assignee of such parties) (such non-excluded items being called “Taxes”), but excluding franchise taxes and taxes imposed on or measured by the recipient’s net income or gross receipts (“Excluded Taxes”).  In the event that any withholding or deduction from any payment made by the payor hereunder is required in respect of any Taxes, then such payor shall:

(a)                                  pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b)                                 promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and

(c)                                  pay to the recipient such additional amount or amounts as is necessary to ensure that the net amount actually received by the recipient will equal the full amount such recipient would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against any recipient with respect to any payment received by such recipient hereunder, the recipient may pay such Taxes and the payor will promptly pay such additional amounts (including any penalties, interest or expenses) as shall be necessary in order that the net amount received by the recipient after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such recipient would have received had such Taxes not been asserted.

If the payor fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the recipient the required receipts or other required documentary evidence, the payor shall indemnify the recipient for any incremental Taxes, interest, or penalties that may become payable by any recipient as a result of any such failure.

Section 9.4                                   Other Costs and Expenses; Breakage Costs.

(a)                                  The SPV agrees, upon receipt of a written invoice, to pay or cause to be paid, and to save the Investors, each Class Agent and the Agent harmless against liability for the payment of, all reasonable out-of-pocket expenses (including attorneys’, accountants’ and other third parties’ fees and expenses, any filing fees and expenses incurred by officers or employees of any Investor, each Class Agent and/or the Agent) or intangible, documentary or recording taxes incurred by or on behalf of the any Investor or the Agent (i) in connection with the preparation, negotiation, execution and delivery of this Agreement, the other Transaction Documents and any documents or instruments delivered pursuant hereto and thereto and the transactions contemplated hereby or thereby (including the perfection or protection of the Asset Interest) and (ii) from time to time (A) relating to any amendments, waivers or consents under this Agreement and the other Transaction Documents, (B) arising in connection with any Investor’s, any Collateral Agent’s or the Agent’s enforcement or preservation of rights (including the perfection and protection of the Asset Interest under this Agreement), or (C) arising in connection with any audit, dispute, disagreement, litigation or preparation for litigation involving this Agreement or any of the other Transaction Documents (all of such amounts, collectively, “Transaction Costs”).

(b)                                 The SPV shall pay each Class Agent for the account of the related Investors, as applicable, on demand, such amount or amounts as shall compensate such Investors for any loss (including loss of profit), cost or expense incurred by the Investors  (as reasonably determined by the Agent) as a result of any reduction of any Portion of Investment other than on the maturity date of the Commercial Paper (or other financing source) funding such Portion of Investment, such compensation to be (i) limited to an amount equal to any loss or expense suffered by the Investors during the period from the date of receipt of such repayment to (but excluding) the maturity date of such Commercial Paper (or other financing source) and (ii) net of the income, if any, received by the recipient of such reductions from investing the proceeds of such reductions of such Portion of Investment.  The determination by the related Class Agent of the amount of any such loss or expense shall be set forth in a written notice to the SPV in reasonable detail and shall be conclusive, absent manifest error.

Section 9.5                                   Reconveyance Under Certain Circumstances.

(a)                                  The SPV agrees to accept the reconveyance from the Agent, on behalf of the Investors, of the Asset Interest if the Agent notifies the SPV of a material breach of any representation or warranty made or deemed made pursuant to Article IV and the SPV shall fail to cure such breach within fifteen (15) days (or, in the case of the representations and warranties in Sections 4.1(b) and 4.1(i), three (3) days) of such notice.  The reconveyance price shall be paid by the SPV to the Agent, for the account of the Investors, in immediately available funds on such fifteenth (15th) day (or third (3rd) day, if applicable) in an amount equal to the Aggregate Unpaids.

(b)                                 Upon payment in full of the Aggregate Unpaids, the reduction to zero of each of the Commitments and receipt by the Agent from the SPV of a written request to terminate the financing statements naming the Agent as secured party/purchaser and filed in connection with the transactions contemplated hereby, the Agent shall, at the SPV’s sole cost and expense, authorize the filing of terminations of such financing statements.

Section 9.6                                   Indemnities by the Servicer.

Without limiting any other rights which the Agent, the Class Agents, the Investors or the other Indemnified Parties may have hereunder or under applicable law, the Servicer hereby agrees to indemnify the Indemnified Parties from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly) (a) the failure of any information contained in any Servicer Report (to the extent provided by the Servicer) to be true and correct, or the failure of any other information provided to any Indemnified Party by, or on behalf of, the Servicer to be true and correct, (b) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made, (c) the failure by the Servicer to comply with any applicable Law with respect to any Receivable or the related Contract, (d) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable resulting from or related to the collection activities in respect of such Receivable, or (e) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof.

Article X

The Agent

Section 10.1                            Appointment and Authorization of Agent.

Each Investor hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and any other Transaction Document, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Agent have or be deemed to have any fiduciary relationship with any Investor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 10.2                            Delegation of Duties.

The Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

Section 10.3                            Reliance by Agent.

(a)                                  The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the SPV, the Originators and the Servicer), independent accountants and other experts selected by the Agent.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Majority Investors as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Investors against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Conduit Investors or Majority Investors or, if required hereunder, all Investors and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Investors.

(b)                                 For purposes of determining compliance with the conditions specified in Article V on the Closing Date or the date of any Investment or Reinvestment, each Investor that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Investor for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Investor.

Section 10.4                            Notice of Termination Event, Potential Termination Event or Servicer Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of a Potential Termination Event, a Termination Event or a Servicer Default, unless the Agent has received written notice from any Class Agent, any Investor, the Servicer or the SPV referring to this Agreement, describing such Potential Termination Event, Termination Event or Servicer Default and stating that such notice is a “Notice of Termination Event or Potential Termination Event” or “Notice of Servicer Default,” as applicable.  The Agent will notify the Class Agents and the Investors of its receipt of any such notice.  The Agent shall (subject to Section 10.3) take such action with respect to such Potential Termination Event, Termination Event or Servicer Default as may be requested by the Majority Investors or the Class Agents, provided, however, that, unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Termination Event, Termination Event or Servicer Default as it shall deem advisable or in the best interest of the Investors.

Section 10.5                            Credit Decision; Disclosure of Information by the Agent.

Each Investor acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the SPV, the Servicer, any Originator or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Investor as to any matter, including whether the Agent-Related Persons have disclosed material information in their possession.  Each Investor, including any Investor by assignment, represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the SPV, the Servicer, the Originators or their respective Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the SPV hereunder.  Each Investor also represents that it shall, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the SPV, the Servicer or the Originators.  Except for notices, reports and other documents expressly herein required to be furnished to the Investors by the Agent herein, the Agent shall not have any duty or responsibility to provide any Investor with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the SPV, the Servicer, the Originators or their respective Affiliates which may come into the possession of any of the Agent-Related Persons.

Section 10.6                            Indemnification of the Agent.

Whether or not the transactions contemplated hereby are consummated, the Alternate Investors shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the SPV and without limiting the obligation of the SPV to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Amounts incurred by it; provided, however, that no Alternate Investor shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Amounts resulting from such Person’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction; provided, however, that no action taken in accordance with the directions of the Majority Investors shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Alternate Investor shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney’s fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the SPV.  The undertaking in this Section shall survive payment on the Final Payout Date and the resignation or replacement of the Agent.

Section 10.7                            Agent in Individual Capacity.

Bank of America (and any successor acting as Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any of the SPV, the Originators and the Servicer or any of their Subsidiaries or Affiliates as though Bank of America were not the Agent or an Alternate Investor hereunder and without notice to or consent of the Investors.  The Investors acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the SPV, the Originators, the Servicer or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.  With respect to its Commitment, Bank of America (and any successor acting as Agent) in its capacity as an Alternate Investor hereunder shall have the same rights and powers under this Agreement as any other Alternate Investor and may exercise the same as though it were not the Agent or an Alternate Investor, and the term “Alternate Investor” or “Alternate Investors” shall, unless the context otherwise indicates, include the Agent in its individual capacity.

Section 10.8                            Resignation of Agent.

The Agent may resign as Agent upon thirty (30) days’ notice to the Investors.  If the Agent resigns under this Agreement, the Majority Investors shall appoint from among the

Alternate Investors a successor agent for the Investors.  If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Investors a successor agent from among the Alternate Investors.  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this  Section 10.8 and Sections 10.6 and 10.18 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.  If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Alternate Investors shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Investors appoint a successor agent as provided for above.

Section 10.9                            Payments by the Agent.

Unless specifically allocated to an Alternate Investor pursuant to the terms of this Agreement, all amounts received by the Agent on behalf of the Alternate Investors shall be paid by the Agent to the Alternate Investors (at their respective accounts specified in their respective Assignment and Assumption Agreements) pro rata in accordance with their respective outstanding funded portions of the Class Net Investment on the Business Day received by the Agent, unless such amounts are received after 12:00 noon (New York City time) on such Business Day, in which case the Agent shall use its reasonable efforts to pay such amounts to the Alternate Investors on such Business Day, but, in any event, shall pay such amounts to the Alternate Investors not later than the following Business Day.

Section 10.10                     Appointment and Authorization of Class Agents.

Each Investor hereby irrevocably appoints, designates and authorizes the related Class Agent to take such action on its behalf under the provisions of this Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and any other Transaction Document, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Class Agents shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Class Agents have or be deemed to have any fiduciary relationship with any Investor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Class Agents.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Class Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 10.11                     Delegation of Duties.

Each Class Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Class Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

Section 10.12                     Reliance by Class Agents.

(a)                                  Each Class Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the SPV, the Originators and the Servicer), independent accountants and other experts selected by such Class Agent.  Each Class Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the related Investors as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Investors against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Class Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of a majority of the related Investors or, if required hereunder, all related Investors and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Investors.

(b)                                 For purposes of determining compliance with the conditions specified in Article V on the Closing Date or the date of any Investment or Reinvestment, each Investor that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the relevant Class Agent to such Investor for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Investor.

Section 10.13                     Notice of Termination Event, Potential Termination Event or Servicer Default.

No Class Agent shall be deemed to have knowledge or notice of the occurrence of a Potential Termination Event, a Termination Event or a Servicer Default, unless such Class Agent has received written notice from the Agent, any Investor, the Servicer or the SPV referring to this Agreement, describing such Potential Termination Event, Termination Event or Servicer Default and stating that such notice is a “Notice of Termination Event or Potential Termination Event” or “Notice of Servicer Default,” as applicable.  Each Class Agent will notify the related Investors of its receipt of any such notice.  Each Class Agent shall (subject to Section 10.4) take such action with respect to such Potential Termination Event, Termination Event or Servicer Default as may be requested by a majority of related Investors, provided, however, that, unless and until such Class Agent shall have received any such request, such Class Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential

Termination Event, Termination Event or Servicer Default as it shall deem advisable or in the best interest of the related Investors.

Section 10.14                     Credit Decision; Disclosure of Information by the Class Agents.

Each Investor acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the related Class Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the SPV, the Servicer, any Originator or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Investor as to any matter, including whether the Agent-Related Persons have disclosed material information in their possession.  Each Investor, including any Investor by assignment, represents to the related Class Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the SPV, the Servicer, the Originators or their respective Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the SPV hereunder.  Each Investor also represents that it shall, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the SPV, the Servicer or the Originators.  Except for notices, reports and other documents expressly herein required to be furnished to the Investors by the related Class Agent herein, such Class Agent shall not have any duty or responsibility to provide any Investor with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the SPV, the Servicer, the Originators or their respective Affiliates which may come into the possession of any of the Agent-Related Persons.

Section 10.15                     Indemnification of the Class Agent.

Whether or not the transactions contemplated hereby are consummated, the Alternate Investors shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the SPV and without limiting the obligation of the SPV to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Amounts incurred by it; provided, however, that no Alternate Investor shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Amounts resulting from such Person’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction; provided, however, that no action taken in accordance with the directions of the Majority Investors shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Alternate Investor shall reimburse the related Class Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney’s fees) incurred by such Class Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein, to the extent that such Class Agent is not reimbursed for such expenses by or on behalf of the SPV.  The undertaking in this Section shall survive payment on the Final Payout Date and the resignation or replacement of the Class Agents.

Section 10.16                     Class Agent in Individual Capacity.

Bank of America (and any successor acting as Class Agent for Yorktown) and its Affiliates and Calyon (and any successor acting as a Class Agent for Atlantic) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any of the SPV, the Originators and the Servicer or any of their Subsidiaries or Affiliates as though Bank of America or Calyon were not Class Agents or an Alternate Investor hereunder and without notice to or consent of the Investors.  The Investors acknowledge that, pursuant to such activities, the Class Agents or their respective Affiliates may receive information regarding the SPV, the Originators, the Servicer or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Class Agents shall be under no obligation to provide such information to them.  With respect to its Commitment, the Class Agents, respectively, (and any successor acting as Class Agent) in its capacity as an Alternate Investor hereunder shall have the same rights and powers under this Agreement as any other Alternate Investor and may exercise the same as though it were not the Class Agent or an Alternate Investor, and the term “Alternate Investor” or “Alternate Investors” shall, unless the context otherwise indicates, include the Class Agents in each in its individual capacity.

Section 10.17                     Resignation of Class Agent.

Each Class Agent may resign as Class Agent upon thirty (30) days’ notice to the related Investors.  If a Class Agent resigns under this Agreement, the majority of related Investors shall appoint from among the related Alternate Investors a successor agent for the related Investors.  If no successor agent is appointed prior to the effective date of the resignation of any Class Agent, such Class Agent may appoint, after consulting with the related Investors a successor agent from among the related Alternate Investors.  Upon the acceptance of its appointment as successor Class Agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Class Agent and the term “Class Agent” shall mean such successor Class Agent and the retiring Class Agent’s appointment, powers and duties as Class Agent shall be terminated.  After any retiring Class Agent’s resignation hereunder as a Class Agent, the provisions of this  Section 10.9 and Sections 10.15 and 10.18 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Class Agent under this Agreement.  If no successor agent has accepted appointment as Class Agent by the date which is thirty (30) days following a retiring Class Agent’s notice of resignation, the retiring Class Agent’s resignation shall nevertheless thereupon become effective and the Alternate Investors shall perform all of the duties of the Class Agent hereunder until such time, if any, as the majority of related Investors appoint a successor agent as provided for above.

Section 10.18                     Liability of Agent and the Class Agents.

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any Investor for any recital, statement, representation or warranty made by the SPV, any Originator or the Servicer, or any officer thereof, contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent or any Class Agent under or in connection with, this Agreement or any other Transaction Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document, or for any failure of the SPV, any Originator, the Servicer or any other party to any Transaction Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Investor to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the SPV, the Originators or the Servicer or any of their respective Affiliates.

Article XI

Miscellaneous

Section 11.1                            Term of Agreement.

This Agreement shall terminate on the Final Payout Date; provided, however, that (a) the rights and remedies of the Agent, the Investors and the Class Agents with respect to any representation and warranty made or deemed to be made by the SPV pursuant to this Agreement, (b) the indemnification and payment provisions of Article IX, (c) the provisions of Section 10.7 and Section 10.16 and (d) the agreements set forth in Sections 11.11 and 11.12, shall be continuing and shall survive any termination of this Agreement.

Section 11.2                            Waivers; Amendments.

(a)                                  No failure or delay on the part of the Agent, any Class Agent or any Investor in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy.  The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law.

(b)                                 Any provision of this Agreement or any other Transaction Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the SPV, each Originator, the Servicer, each Conduit Investor, the Majority Investors and each Class Agent (and, if Article X or the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by each Alternate Investor directly affected thereby, (i) increase the Commitment of an Alternate Investor, (ii) reduce the applicable Class Net Investment or rate of Yield to accrue thereon or any fees or other amounts payable hereunder, (iii) postpone any date fixed for the payment of any scheduled distribution in respect of the Aggregate Net Investment or Yield with respect thereto or any fees or other amounts payable hereunder or for termination of any Commitment, (iv) change the percentage of the Commitments of Alternate Investors which shall be required for the Alternate Investors or any of them to take any action under this Section or any other provision of this Agreement, (v) release all or substantially all of the property with respect to which a security or ownership interest therein has been granted hereunder to the Agent or the Alternate Investors or (vi) extend or permit the extension of the Commitment Termination Date (it being understood that a waiver of a Termination Event shall not constitute an extension or increase in the Commitment of any Alternate Investor); and provided, further, that the signature of the SPV and the Originators shall not be required for the effectiveness of any amendment which modifies the representations, warranties, covenants or responsibilities of the Servicer at any time when the Servicer is not an Originator or any Affiliate of an Originator or a successor Servicer is designated by the Agent pursuant to Section 7.1.  In the event the Agent or a Class Agent requests an Investor’s consent pursuant to the foregoing provisions and such Agent or such Class Agent does not receive a consent (either positive or negative) from the such Investor within ten (10) Business Days of such Investor’s receipt of such request, then such Investor (and its percentage interest hereunder) shall be disregarded in determining whether such Agent or such Class Agent shall have obtained sufficient consent hereunder.

Section 11.3                            Notices; Payment Information.

Except as provided below, all communications and notices provided for hereunder shall be in writing (including facsimile or electronic transmission or similar writing) and shall be given to the other party at its address or facsimile number set forth herein or at such other address or facsimile number as such party may hereafter specify for the purposes of notice to such party.  Each such notice or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 11.3 and confirmation is received, (b) if given by mail (including electronic mail), as of the date of first attempted delivery, if postage prepaid, and if sent via U.S. certified or registered mail, (c) if given by overnight courier, one (1) Business Day after deposit thereof with a national overnight courier service or by any other means, when received at the address specified in this Section 11.3, provided that an Investment Request shall only be effective upon receipt by the applicable Class Agent.  However, anything in this Section 11.3 to the contrary notwithstanding, the SPV hereby authorizes the Investors and the Class Agents to make investments in Permitted Investments and to make Investments and Rate Period selections based on telephonic notices made by any Person which the Investors or the Class Agents, as applicable, in good faith believe to be acting on behalf of the SPV.  The SPV agrees to deliver promptly to the Investors or the Class Agents, as applicable, a written confirmation of each telephonic notice signed by an authorized officer of SPV.  However, the absence of such confirmation shall not affect the validity of such notice.  If the written confirmation differs in any material respect from the action taken by the Investors or the Class Agents, as applicable, the records of the Investor or the Class Agents, as applicable, shall govern.

Section 11.4                            Governing Law; Submission to Jurisdiction; Appointment of Service Agent.

(a)                                  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).  THE SPV, EACH ORIGINATOR AND THE SERVICER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH OF THE SPV, THE SERVICER AND EACH ORIGINATOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  NOTHING IN THIS SECTION 11.4 SHALL AFFECT THE RIGHT OF THE INVESTORS, THE AGENT OR THE CLASS AGENTS TO BRING ANY ACTION OR PROCEEDING AGAINST ANY OF THE SPV, ANY ORIGINATOR OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.

(b)                                 EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG ANY OF THEM ARISING OUT OF, CONNECTED WITH, RELATING TO OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

(c)                                  The SPV, the Servicer, the Receivables Seller and the Originators each hereby appoint CT Corporation System located at 111 Eight Avenue, New York, New York  10011 as the authorized agent upon whom process may be served in any action arising out of or based upon this Agreement, the other Transaction Documents to which such Person is a party or the transactions contemplated hereby or thereby that may be instituted in the United States District Court for the Southern District of New York and of any New York State court sitting in The City of New York by any Investor, any Class Agent, the Agent, the Collateral Agent or any successor or assignee of any of them.

Section 11.5                            Integration.

This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

Section 11.6                            Severability of Provisions.

If any one or more of the provisions of this Agreement shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remaining provisions of this Agreement and shall in no way affect the validity or enforceability of such other provisions.

Section 11.7                            Counterparts; Facsimile Delivery.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.  Delivery by facsimile of an executed signature page of this Agreement shall be effective as delivery of an executed counterpart hereof.

Section 11.8                            Successors and Assigns; Binding Effect.

(a)                                  This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that none of the SPV, the Servicer, the Receivables Seller or any Originator may assign any of its rights or delegate any of its duties hereunder, under the First Tier Agreement, under the Second Tier Agreement or under any of the other Transaction Documents to which it is a party without the prior written consent of the Agent and each Class Agent.  Except as provided in clause (b) below, no provision of this Agreement shall in any manner restrict the ability of any Investor to assign, participate, grant security interests in, or otherwise transfer any portion of the Asset Interest.

(b)                                 Any Alternate Investor may, with the prior consent of the SPV (which consent shall not be unreasonably withheld), assign all or any portion of its Commitment and its interest in the related Class Net Investment, the Asset Interest and its other rights and obligations hereunder to any Person with the written approval of the related Class Agent, on behalf of the related Conduit Investor, and the Agent.  In connection with any such assignment, the assignor shall deliver to the assignee(s) an Assignment and Assumption Agreement, duly executed, assigning to such assignee a pro rata interest in such assignor’s Commitment and other obligations hereunder and in the related Class Net Investment, the Asset Interest and other rights hereunder, and such assignor shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to protect, or more fully evidence the assignee’s right, title and interest in and to such interest and to enable the Agent, on behalf of such assignee, to exercise or enforce any rights hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party.  Upon any such assignment, (i) the assignee shall have all of the rights and obligations of the assignor hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party with respect to such assignor’s Commitment and interest in the related Class Net Investment and the Asset Interest for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party and (ii) the assignor shall have no further obligations with respect to the portion of its Commitment which has been assigned and shall relinquish its rights with respect to the portion of its interest in the related Class Net Investment and the Asset Interest which has been assigned for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party.  No such assignment shall be effective unless a fully executed copy of the related Assignment and Assumption Agreement shall be delivered to the related Class Agent, the Agent and the SPV.  All costs and expenses of the related Class Agent and the Agent incurred in connection with any assignment hereunder shall be borne by the SPV.  No Alternate Investor shall assign any portion of its Commitment hereunder without also simultaneously assigning an equal portion of its interest in the Program Support Agreement to which it is a party or under which it has acquired a participation.

(c)                                  By executing and delivering an Assignment and Assumption Agreement, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Assumption Agreement, the assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value or this Agreement, the other Transaction Documents or any such other instrument or document;   (ii) the assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the SPV, any Originator, the Receivables Seller or the Servicer or the performance or observance by the SPV, any Originator, the Receivables Seller or the Servicer of any of their respective obligations under this Agreement, the First Tier Agreement, the Second Tier Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, the First Tier Agreement, the Second Tier Agreement, each other Transaction Document and such other instruments, documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption Agreement and to purchase such interest; (iv) such assignee will, independently and without reliance upon the Agent or any Class Agent, or any of their respective Affiliates, or the assignor and based on such agreements, documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents; (v) such assignee appoints and authorizes the Agent and the related Class Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the other Transaction Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agent or such Class Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto and to enforce its respective rights and interests in and under this Agreement, the other Transaction Documents and the Affected Assets; (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Transaction Documents are required to be performed by it as the assignee of the assignor; and (vii) such assignee agrees that it will not institute against any Conduit Investor any proceeding of the type referred to in Section 11.11 prior to the date which is one (1) year and one (1) day after the payment in full of all Commercial Paper issued by such Conduit Investor.

(d)                                 Without limiting the foregoing, each Conduit Investor may, from time to time, with prior or concurrent notice to the SPV, the Receivables Seller and the Agent, and with the prior consent of the SPV (which consent shall not be unreasonably withheld), in one transaction or a series of transactions, assign all or a portion of the related Class Net Investment and its rights and obligations under this Agreement and any other Transaction Documents to which it is a party to a Conduit Assignee.  Upon and to the extent of such assignment by such Conduit Investor to a Conduit Assignee, (i) such Conduit Assignee shall be the owner of the assigned portion of the related Class Net Investment, (ii) the related administrator for such Conduit Assignee will act as the Class Agent for such Conduit Assignee, with all corresponding rights and powers, express or implied, granted to a Class Agent hereunder or under the other Transaction Documents, (iii) such Conduit Assignee (and any related commercial paper issuer, if such Conduit Assignee does not itself issue commercial paper) and their respective and its Program Support Providers and other related parties shall have the benefit of all the rights and protections provided to the related Conduit Investor and its Program Support Provider(s) herein and in the other Transaction Documents (including any limitation on recourse against such Conduit Assignee or related parties, any agreement not to file or join in the filing of a petition to commence an insolvency proceeding against such Conduit Assignee, and the right to assign to another Conduit Assignee as provided in this paragraph), (iv) such Conduit Assignee shall assume all (or the assigned or assumed portion) of the related Conduit Investor’s obligations, if any, hereunder or any other Transaction Document, and such Conduit Investor shall be released from such obligations, in each case to the extent of such assignment, and the obligations of such Conduit Investor and such Conduit Assignee shall be several and not joint, (v) all distributions in respect of the related Class Net Investment shall be made to the applicable agent or Administrator, as applicable, on behalf of the related Conduit Investor and such Conduit Assignee on a pro rata basis according to their respective interests, (vi) the definition of the term “CP Rate” with respect to the portion of the related Class Net Investment funded with commercial paper issued by the related Conduit Investor from time to time shall be determined in the manner set forth in the definition of “CP Rate” applicable to such Conduit Investor on the basis of the interest rate or discount applicable to commercial paper issued by such Conduit Assignee (or the related commercial paper issuer, if such Conduit Assignee does not itself issue commercial paper) rather than the Conduit Investor, (vii) the defined terms and other terms and provisions of this Agreement and the other Transaction Documents shall be interpreted in accordance with the foregoing, and (viii) if requested by the Agent or the agent or administrative agent with respect to a Conduit Assignee, the parties will execute and deliver such further agreements and documents and take such other actions as the Agent or such agent or administrative agent may reasonably request to evidence and give effect to the foregoing.  No assignment by a Conduit Investor to a Conduit Assignee of all or any portion of the related Class Net Investment shall in any way diminish the related Alternate Investors’ obligation under Section 2.3 to fund any Investment not funded by the related Conduit Investor or such Conduit Assignee or to acquire from such Conduit Investor or such Conduit Assignee all or any portion of the related Class Net Investment pursuant to Section 3.1.

(e)                                  In the event that a Conduit Investor makes an assignment to a Conduit Assignee in accordance with clause (d) above, the related Alternate Investors:  (i) if requested by the related Class Agent, shall terminate their participation in the applicable Program Support Agreement to the extent of such assignment, (ii) if requested by the related Class Agent, shall execute (either directly or through a participation agreement, as determined by the related Class Agent) the program support agreement related to such Conduit Assignee, to the extent of such assignment, the terms of which shall be substantially similar to those of the participation or other agreement entered into by such Alternate Investor with respect to the applicable Program

Support Agreement (or which shall be otherwise reasonably satisfactory to the related Class Agent and the related Alternate Investors), (iii) if requested by a related Conduit Investor, shall enter into such agreements as requested by such Conduit Investor pursuant to which they shall be obligated to provide funding to such Conduit Assignee on substantially the same terms and conditions as is provided for in this Agreement in respect of such Conduit Investor (or which agreements shall be otherwise reasonably satisfactory to such Conduit Investor and the related Alternate Investors), and (iv) shall take such actions as the Agent shall reasonably request in connection therewith.

(f)                                    The SPV, the Servicer and each Originator hereby agrees and consents to the assignment by any Conduit Investor from time to time of all or any part of its rights under, interest in and title to this Agreement and the Asset Interest to any Program Support Provider.  In addition, the SPV, the Servicer and each Originator hereby consents to and acknowledges the assignment by any Conduit Investor of all of its rights under, interest in and title to this Agreement and the Asset Interest to the related Class Agent or the related Collateral Agent.

Section 11.9                            Waiver of Confidentiality.

The SPV, the Servicer and each Originator hereby consents to the disclosure of any non-public information with respect to it received by the Agent, any Investor or the Class Agents to any other Investor or potential Investor, the Agent, any nationally recognized statistical rating organization rating any Conduit Investor’s Commercial Paper, any dealer or placement agent of or depositary for such Conduit Investor’s Commercial Paper, any Class Agent, any Collateral Agent, any Program Support Provider or any of such Person’s counsel or accountants in relation to this Agreement or any other Transaction Document; provided, however, that such Person shall have agreed to maintain the confidentiality of such information in the manner described under Section 11.10.

Section 11.10                     Confidentiality Agreement.

The SPV, the Servicer and each Originator hereby agrees that it will not disclose the contents of this Agreement or any other Transaction Document or any other proprietary or confidential information of or with respect to any Investor, the Agent, any Class Agent, any Collateral Agent or any Program Support Provider to any other Person (the “Confidential Information”) except (a) its auditors and attorneys, employees or financial advisors (other than any commercial bank other than as provided herein) and any nationally recognized statistical rating organization, provided such auditors, attorneys, employees, financial advisors or rating agencies are informed of the highly confidential nature of such information, (b) as otherwise required by applicable law or order of a court of competent jurisdiction or (c) JPMorgan Chase and its attorneys pursuant to the terms of the Intercreditor Agreement; provided that any of the SPV, the Servicer and any Originator shall not be liable under this Section 11.10 if any portion or all of the Confidential Information becomes public through means other than directly by the SPV, the Servicer or any Originator.

Section 11.11                     No Bankruptcy Petition Against the Conduit Investors.

The SPV, the Servicer, the Agent, each Class Agent, each Conduit Investor (with respect to each other Conduit Investor), each Alternate Investor, the Receivables Seller and each Originator hereby covenants and agrees that, prior to the date which is one (1) year and one (1) day after the payment in full of all outstanding Commercial Paper or other rated indebtedness of any Conduit Investor (or its related commercial paper issuer), it will not institute against, or join any other Person in instituting against, any Conduit Investor any proceeding of a type referred to in the definition of Event of Bankruptcy.

Section 11.12                     No Recourse Against Conduit Investor.

Notwithstanding anything to the contrary contained in this Agreement, the obligations of each Conduit Investor under this Agreement and all other Transaction Documents are solely the corporate obligations of such Conduit Investor and shall be payable solely to the extent of funds received from the SPV in accordance herewith or from any party to any Transaction Document in accordance with the terms thereof in excess of funds necessary to pay matured and maturing Commercial Paper.

Section 11.13                     Tax Treatment.

Each of the parties hereto agrees to treat the transactions contemplated hereby as loans made to the SPV secured by the Receivables for the purposes of the Code.

[Remainder of page intentionally left blank.]

In Witness Whereof, the parties hereto have executed and delivered this Agreement as of the date first written above.

YC SUSI TRUST, as a Conduit Investor

		By:	Bank of America, National Association, as Administrative Trustee

		By:	/s/ William Van Beek
		Name:	William Van Beek
		Title:	Principal

Commitment	$150,000,000	BANK OF AMERICA, NATIONAL
ASSOCIATION, as Agent, as a Class Agent and as an Alternate Investor

		By:	/s/ William Van Beek
		Name:	William Van Beek
		Title:	Principal

[Signatures continued on next page.]

{W:\WDOX\SEC\176989:0003:00269660:}[Signature page to Transfer and Administration Agreement for
Boise Cascade]

ATLANTIC ASSET SECURITIZATION LLC, as a Conduit Investor

		By:	/s/ Sam Pilcer
		Name:	Sam Pilcer
		Title:	Managing Director

		By:	/s/ David C. Fink
		Name:	David C. Fink
		Title:	Managing Director

Commitment	$100,000,000	CALYON NEW YORK BRANCH,
as a Class Agent and as an Alternate Investor

		By:	/s/ Sam Pilcer
		Name:	Sam Pilcer
		Title:	Managing Director

		By:	/s/ David C. Fink
		Name:	David C. Fink
		Title:	Managing Director

[Signatures continued on next page.]

{W:\WDOX\SEC\176989:0003:00269660:}[Signature page to Transfer and Administration Agreement for
Boise Cascade]

BOISE CASCADE, L.L.C., individually and as Servicer

By:	/s/ Wayne Rancourt
Name:	Wayne Rancourt
Title:	Vice President and Treasurer

BOISE WHITE PAPER, L.L.C., as an Originator

By:	/s/ Wayne Rancourt
Name:	Wayne Rancourt
Title:	Vice President and Treasurer

BOISE BUILDING SOLUTIONS
DISTRIBUTION, L.L.C., as an Originator

By:	/s/ Wayne Rancourt
Name:	Wayne Rancourt
Title:	Vice President and Treasurer

BOISE PACKAGING & NEWSPRINT, L.L.C., as
an Originator

By:	/s/ Wayne Rancourt
Name:	Wayne Rancourt
Title:	Vice President and Treasurer

BOISE BUILDING SOLUTIONS
MANUFACTURING, L.L.C., as an Originator

By:	/s/ Wayne Rancourt
Name:	Wayne Rancourt
Title:	Vice President and Treasurer

BIRCH CREEK INVESTMENTS, L.L.C., as SPV

By:	/s/ Wayne Rancourt
Name:	Wayne Rancourt
Title:	Vice President and Treasurer

[End of signatures.]

{W:\WDOX\SEC\176989:0003:00269660:}[Signature page to Transfer and Administration Agreement for
Boise Cascade]

SCHEDULE I

Yield and Rate Periods

Section 2.4 of the Agreement shall be read in its entirety as follows:

Section 2.4                                      Determination of Yield and Rate Periods.

(a)                                  Portion of Investment.  Each Class Net Investment shall be allocated to tranches (each a “Portion of Investment”) having Rate Periods and accruing Yield at the Rate Types specified and determined in accordance with this Section 2.4.  At any time, each Portion of Investment shall have only one Rate Period and one Rate Type.  In addition, at any time when a Class Net Investment is not divided into more than one tranche, “Portion of Investment” means the aggregate Class Net Investment for the related Class.

(b)                                 Asset Interest held on behalf of Conduit Investors.  At all times on and after the Closing Date, but prior to the Termination Date, solely with respect to any Portion of Investment held on behalf of a Conduit Investor at any time when such Conduit Investor funds such Portion of Investment (directly or indirectly through a related commercial paper issuer) through the issuance of Commercial Paper, the SPV may, subject to the related Class Agent’s and such Conduit Investor’s approval and the limitations described below, request Rate Periods and allocate a Portion of Investment to each selected Rate Period, so that the aggregate Portion of Investment allocated to outstanding Rate Periods at all times shall equal the related Class Net Investment held on behalf of such Conduit Investor.  The SPV shall give the such Class Agent and such Conduit Investor irrevocable notice by telephone of each requested Rate Period at least three (3) Business Days prior to the requested Investment Date or the expiration of any then existing Rate Period, as applicable; provided, however, that the Class Agent, on behalf of such Conduit Investor, may select, in its sole discretion, any such Rate Period if (i) the SPV fails to provide such notice on a timely basis or (ii) such Class Agent, on behalf of such Conduit Investor, determines, in its sole discretion, that the Rate Period requested by the SPV is unavailable or for any reason commercially undesirable to the Agent, the Class Agents or the related Conduit Investor.

(c)                                  Asset Interest funded pursuant to Program Support Agreement.  Each Rate Period applicable to any Portion of Investment funded pursuant to a Program Support Agreement shall be a period, selected by the related Class Agent (which for the initial Rate Period shall not exceed fourteen (14) days), and Yield with respect thereto shall be calculated by reference to the Alternate Rate.

(d)                                 Asset Interest held on behalf of Alternate Investors.  The initial Rate Period applicable to any Portion of Investment held on behalf of an Alternate Investor, shall be a period of not greater than fourteen (14) days and Yield with respect thereto shall be calculated by reference to the Alternate Rate.  Thereafter, with respect to such Portion of Investment, and with respect to any other Portion of Investment held on behalf of any related Alternate Investors (or any of them), the Rate Period applicable thereto shall be determined by the SPV, with the approval of the related Class Agent, (or, if on or after the Termination Date, determined by the related Class Agent) and Yield with respect thereto shall be calculated by reference to the Alternate Rate.  The SPV shall give the related Class Agent irrevocable notice by telephone of the new requested Rate Period at least three (3) Business Days prior to the expiration of any then existing Rate Period; and

(e)                                  Rate Definitions.  As used in this Section 2.4, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

Alternate Rate:  For any Rate Period for any Portion of Investment, an interest rate per annum equal to 1.00% per annum above the Offshore Rate for such Rate Period; provided, however, that in the case of:

(i)                                     any Rate Period of one to (and including) fourteen (14) days,

(ii)                                  any Rate Period as to which the related Class Agent does not receive notice, by no later than 12:00 noon (New York City time) on the third (3rd) Business Day preceding the first (1st) day of such Rate Period of the SPV’s desired duration of such Rate Period as required by Section 2.4(d), or

(iii)                               any Rate Period relating to a Portion of Investment which is less than $5,000,000,

the “Alternate Rate” for each day in such Rate Period shall be an interest rate per annum equal to the Base Rate in effect on such day.  The “Alternate Rate” for any date on or after the declaration or automatic occurrence of the Termination Date pursuant to Section 8.2 shall be an interest rate equal to 2.00% per annum above the Base Rate in effect on such day.

Base Rate:  For any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate for such day, plus 1.50% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Agent as its “prime rate”.  The “prime rate” is a rate set by the Agent based upon various factors including the Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the prime rate announced by the Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

CP Rate:  For any Rate Period for any Portion of Investment funded by the related Conduit Investor issuing Commercial Paper (or its related commercial paper issuer if the Conduit Investor does not itself issue commercial paper), (a) with respect to Yorktown or any other Conduit Investor for whom Bank of America acts as Class Agent the per annum rate equivalent to the weighted average cost (as determined by the Class Agent and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by the Conduit Investor, other borrowings by the Conduit Investor (other than any Program Support Agreement) and any other costs associated with the issuance of Commercial Paper) of or related to the issuance of Commercial Paper that are allocated, in whole or in part, by the Conduit Investor or the Class Agent to fund or maintain such Portion of Investment (and which may be also allocated in part to the funding of other assets of the Conduit Investor); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Portion of Investment for such Rate Period, the Conduit Investor shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum and (b) with respect to Atlantic or any other Conduit Investor for whom Calyon acts as Class Agent, the per annum rate equivalent to the weighted average cost (as determined by the Class Agent and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by the Conduit Investor, other borrowings by the Conduit Investor (other than any Program Support Agreement) and any other costs associated with the issuance of Commercial Paper) of or related to the issuance of Commercial Paper that are allocated, in whole or in part, by the Conduit Investor or the Class Agent to fund or maintain such Portion of Investment (and which may be also allocated in part to the funding of other assets of the Conduit Investor); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Portion of Investment for such Rate Period, the Conduit Investor shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

Federal Funds Rate:  For any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Agent on such day on such transactions as determined by it.

Offshore Rate:  For any Rate Period (which shall be either one (1) month or three (3) months as directed by the SPV or the related Class Agent, as applicable), a rate per annum determined by the Agent pursuant to the following formula:

Offshore Rate =	Offshore Base Rate
1.00 - Eurodollar Reserve Percentage

Where,

“Offshore Base Rate” means, for such Rate Period:

(a)                                  the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Agent to be the offered rate that appears on the page of the Telerate Screen that displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3750) for deposits in Dollars (for delivery on the first (1st) day of such Rate Period) with a term equivalent to such Rate Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first (1st) day of such Rate Period, or

(b)                                 in the event the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried to the fifth decimal place) equal to the rate determined by the Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first (1st) day of such Rate Period) with a term equivalent to such Rate Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first (1st) day of such Rate Period, or

(c)                                  in the event the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Agent as the rate of interest at which Dollar deposits (for delivery on the first (1st) day of such Rate Period) in same day funds in the approximate amount of the applicable Portion of Investment to be funded by reference to the Offshore Rate and with a term equivalent to such Rate Period would be offered by its London Branch to major banks in the offshore dollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first (1st) day of such Rate Period.

Eurodollar Reserve Percentage:  For any day during any Rate Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Investor, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “eurocurrency liabilities”).  The Offshore Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

Rate Period:  Unless otherwise mutually agreed by the Administrative Agent and the SPV, (a) with respect to any Portion of Investment funded by the issuance of Commercial Paper, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Portion of Investment and ending on (and including) the last day of the current calendar month, and (ii) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Rate Period for such Portion of Investment and ending on (and including) the last day of the current month; and (b) with respect to any Portion of Investment not funded by the issuance of Commercial Paper, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Portion of Investment and ending on (but excluding) the next following Settlement Date, and (ii) thereafter, each period commencing on (and including) a Settlement Date and ending on (but excluding) the next following Settlement Date; provided, that

(A)                              any Rate Period with respect to any Portion of Investment (other than any Portion of Investment accruing Yield at the CP Rate) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, if Yield in respect of such Rate Period is computed by reference to the Offshore Rate, and such Rate Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Rate Period shall end on the next preceding Business Day;

(B)                                in the case of any Rate Period for any Portion of Investment which commences before the Termination Date and would otherwise end on a date occurring after the Termination Date, such Rate Period shall end on such Termination Date and the duration of each Rate Period which commences on or after the Termination Date shall be of such duration as shall be selected by the Administrative Agent; and

(C)                                any Rate Period in respect of which Yield is computed by reference to the CP Rate may be terminated at the election of, and upon notice thereof to the SPV by, the Administrative Agent any time, in which case the Portion of Investment allocated to such terminated Rate Period shall be allocated to a new Rate Period commencing on (and including) the date of such termination and ending on (but excluding) the next following Settlement Date, and shall accrue Yield at the Alternate Rate.

Rate Type:  The Offshore Rate, the Base Rate or the CP Rate.

Yield:  For any Class and any Rate Period:

(i)                                     for any Portion of Investment during any Rate Period to the extent the related Conduit Investor funds such Portion of Investment through the issuance of Commercial Paper (directly or indirectly through a related commercial paper issuer),

CPR x I x D/360

(ii)                                  for any Portion of Investment funded by the related Alternate Investors and for any Portion of Investment to the extent Conduit Investor will not be funding such Portion of Investment through the issuance of Commercial Paper (directly or indirectly through a related commercial paper issuer),

AR x I x D/360                                             (or, if Yield is on any date calculated using the Base Rate, 365 or 366 days, as applicable where:

AR                                                      =                 the Alternate Rate for such Portion of Investment for such Rate Period,

CPR                                                 =                 the CP Rate for such Portion of Investment for such Rate Period,

D                                                               =                 the actual number of days during such Rate Period, and

I                                                                    =                 such Portion of Investment during such Rate Period;

provided that no provision of the Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; and provided, further, that at all times after the declaration or automatic occurrence of the Termination Date pursuant to Section 8.2, Yield for all Portions of Investment shall be determined as provided in clause (ii) of this definition.

(f)                                    Offshore Rate Protection; Illegality.  (i) If the Agent is unable to obtain on a timely basis the information necessary to determine the Offshore Rate for any proposed Rate Period, then

(A)                              the Agent shall forthwith notify the Investors, the Class Agents and the SPV that the Offshore Rate cannot be determined for such Rate Period, and

(B)                                while such circumstances exist, none of the Investors or the Class Agents shall allocate any Portion of Investment with respect to Investments made during such period or reallocate any Portion of Investment allocated to any then existing Rate Period ending during such period, to a Rate Period with respect to which Yield is calculated by reference to the Offshore Rate.

(ii)                                  If, with respect to any outstanding Rate Period, any Investor of any Class notifies the Class Agents and the other Agent that it is unable to obtain matching deposits in the London interbank market to fund its purchase or maintenance of such Portion of Investment or that the Offshore Rate applicable to such Portion of Investment will not adequately reflect the cost to the Person of funding or maintaining such Portion of Investment for such Rate Period, then (A) the Agent shall forthwith so notify the SPV and the Class Agents and the other Investors and (B) upon such notice and thereafter while such circumstances exist none of the related Investors or the related Class Agent, as applicable, shall allocate any other Portion of Investment with respect to Investments made during such period or reallocate any Portion of Investment allocated to any Rate Period ending during such period, to a Rate Period with respect to which Yield is calculated by reference to the Offshore Rate.

(iii)                               Notwithstanding any other provision of this Agreement, if any Investor or the related Class Agent, as applicable, shall notify the Agent that such Person has determined (or has been notified by the related Program Support Provider) that the introduction of or any change in or in the interpretation of any Law makes it unlawful (for such Investor or the related Program Support Provider, as applicable), or any central bank or other Official Body asserts that it is unlawful, for such Investor or the related Program Support Provider, as applicable, to fund the purchases or maintenance of any Portion of Investment accruing Yield calculated by reference to the Offshore Rate, then (A) as of the effective date of such notice from such Person to the Agent, the obligation or ability of such Investor to fund the making or maintenance of any Portion of Investment accruing Yield calculated by reference to the Offshore Rate shall be suspended until such Person notifies the Agent that the circumstances causing such suspension no longer exist and (B) each Portion of Investment made or maintained by such Person shall either (1) if such Person may lawfully continue to maintain such Portion of Investment accruing Yield calculated by reference to the Offshore Rate until the last day of the applicable Rate Period, be reallocated on the last day of such Rate Period to another Rate Period and shall accrue Yield calculated by reference to the Base Rate or (2) if such Person shall determine that it may not lawfully continue to maintain such Portion of Investment accruing Yield calculated by reference to the Offshore Rate until the end of the applicable Rate Period, such Person’s share of such Portion of

Investment allocated to such Rate Period shall be deemed to accrue Yield at the Base Rate from the effective date of such notice until the end of such Rate Period.

SCHEDULE II

Calculation of Required Reserves

Required Reserves:  At any time means the sum of (a) the Yield Factor, plus (b) the Servicing Fee Reserve, plus (c) the greater of (i) the sum of the Default Reserve and the Dilution Reserve and (ii) the Minimum Reserve, each as in effect at such time, plus (d) the Non-Lockbox Receivable Reserve.

Calculation Period:  The period from the Closing Date until the first day on which a Servicer Report is required to be delivered and each subsequent period from a day on which a Servicer Report is required to be delivered until the next date on which a Servicer Report is required to be delivered.

Concentration Factor:  On any day during any Calculation Period, means the product of (i) five (5) and (ii) the then current Special Concentration Limit applicable to Obligors who are Non-Investment Grade or Not Rated.

Concentration Limit:  For any Obligor of any Receivable at any time means the greater of (a) the Special Concentration Limit, if any, for such Obligor and (b) 2.00% of the Eligible Receivables at such time.

Days Sales Outstanding:  For any Calculation Period means the quotient, rounded upward, if necessary, to the next higher whole number, obtained by dividing (a) 360, by (b) the quotient, rounded to four decimal places, obtained by dividing (i) the aggregate Unpaid Balance of Receivables which arose during the twelve month period ended on the most recent Month End Date by (ii) the aggregate Unpaid Balance of all Receivables as of such Month End Date.

Default Reserve:  On any day during a Calculation Period means an amount equal to the product of (a) the Net Pool Balance on such day, times (b) the Default Reserve Percentage for such Calculation Period.

Default Reserve Percentage:  For any Calculation Period means the product of (a) 2.25, times (b) the Loss Ratio for such Calculation Period, times (c) the Loss Horizon Ratio for such Calculation Period.

Dilution:  On any date an amount equal to the sum, without duplication, of the aggregate reduction effected on such day in the Unpaid Balances of the Receivables attributable to any non-cash items including credits, rebates, billing errors, sales or similar taxes, cash discounts, volume discounts, allowances, disputes (it being understood that a Receivable is “subject to dispute” only if and to the extent that, in the reasonable good faith judgment of the Originator (which shall be exercised in the ordinary course of business) the Obligor’s obligation in respect of such Receivable is reduced on account of any performance failure on the part of the Originator), set-offs, counterclaims, chargebacks, returned or repossessed goods, sales and marketing discounts, warranties, any unapplied credit memos and other adjustments that are made in respect of Obligors; provided, that writeoffs related to an Obligor’s bad credit shall not constitute Dilution.

Dilution Horizon Ratio:  For any Calculation Period means the quotient, expressed as a percentage, of (a) the aggregate amount of sales by the Originators giving rise to Receivables in the month immediately preceding such Calculation Period, divided by (b) the aggregate Unpaid Balance of the Receivables as of the last day of the month immediately preceding such Calculation Period.

Dilution Ratio:  For any Calculation Period means the ratio (expressed as a percentage) computed as of the Month End Date next preceding the first day of such Calculation Period by dividing (a) the aggregate Dilution incurred during such month, by (b) the aggregate amount of sales by the Originators giving rise to Receivables in the month that occurs one month prior to such Calculation Period.

Dilution Reserve:  At any time during a Calculation Period an amount equal to the product of (a) the Net Pool Balance at such time, times (b) the Dilution Reserve Percentage for such Calculation Period.

Dilution Reserve Percentage:  For any Calculation Period means the sum of (i) the product of the Expected Dilution Percentage for such Calculation Period times 2.25, plus (ii) the product of (A) the product of (I) the excess of (x) the Dilution Spike for such Calculation Period over (y) the Expected Dilution Percentage for such Calculation Period times (II) the decimal equivalent of a fraction the numerator of which is the Dilution Spike for such Calculation Period and the denominator of which is the Expected Dilution Percentage for such Calculation Period times (B) the Dilution Horizon Ratio.

Dilution Spike:  For any Calculation Period, means the highest Dilution Ratio for any Calculation Period occurring during the twelve (12) Calculation Periods immediately preceding such Calculation Period.

Expected Dilution Percentage:  For any Calculation Period means the average of the Dilution Ratios for the twelve months ending on the Month End Date next preceding the first day of such Calculation Period.

Liquidation Servicing Fee:  At any time means an amount equal to the product of:

(a)           the greater of (i) the Aggregate Net Investment at such time and (ii) $150,000,000, times

(b)           the percentage per annum set forth in the definition of the “Servicing Fee”, times

(c)           a fraction, the numerator of which is the then Days Sales Outstanding of the Receivables and the denominator of which is 360.

Liquidation Yield:  At any time means an amount equal to the product of (a) the Aggregate Net Investment at such time, times (b) the sum of (i) the Alternate Rate (determined by the Agent) for a hypothetical Portion of Investment equal to the Aggregate Net Investment and for a Rate Period of one month deemed to commence at such time, plus (ii) 1.00%, times (c) a fraction, the numerator of which is the Days Sales Outstanding of the Receivables and the denominator of which is 360.

Loss Horizon Ratio:  For any Calculation Period means the quotient, expressed as a percentage, of (a) the aggregate initial Unpaid Balance of Receivables which arose during the four-month period immediately preceding the date of determination ending on the most recent Month End Date, divided by (b) the aggregate initial Unpaid Balance of Eligible Receivables at the most recent Month End Date.

Loss Ratio:  For any Calculation Period means the highest three-month average, during the twelve-month period ending on the most recent Month End Date, of the quotient, calculated as of each Month End Date and expressed as a percentage, of (a) the aggregate initial Unpaid Balance of all Receivables that became Defaulted Receivables as of such Month End Date, divided by (b) the aggregate initial Unpaid Balance of Receivables which arose during the calendar month ending four (4) months before such Month End Date.

Minimum Reserve:  On any day during any Calculation Period, the product of (i) the Net Pool Balance on such day, times (ii) the sum of (A) the Concentration Factor for such Calculation Period, plus (B) the product of (X) the Expected Dilution Percentage for such Calculation Period times (Y) the Dilution Horizon Ratio for such Calculation Period.

Month End Date:  The last day of each calendar month.

Non-Lockbox Receivable Percentage:  For any Calculation Period, the amount (expressed as a percentage) equal to (i) the ratio of (1) the amount of Collections received with respect to Non-Lockbox Receivables during the immediately preceding Calculation Period over (2) the aggregate Collections received with respect to all Receivables for all such immediately preceding Calculation Period less (ii) the Permitted Non-Lockbox Receivable Limit for any Calculation Period; provided that if, for any Calculation Period, the Non-Lockbox Receivable Percentage is less than zero, such Non-Lockbox Receivable Percentage shall be deemed to be zero for such Calculation Period.

Non-Lockbox Receivable Reserve:  On any day during a Calculation Period, the product of (a) the Non-Lockbox Receivable Percentage for such Calculation Period times (b) the Net Pool Balance on such day.

Permitted Non-Lockbox Receivable Limit:  (i) During the period beginning on December 31, 2005 and ending on March 30, 2006, 20%, (ii) during the period beginning on March 31, 2006 and ending on the Termination Date, 7.5% and (iii) prior to December 31, 2005, 40%.

Servicing Fee Reserve:  At any time means an amount equal to the sum of (a) the aggregate accrued and unpaid Servicing Fee (with respect to all Portion of Investment), plus (b) the Liquidation Servicing Fee at such time.

Special Concentration Limit:  For any Obligor of any Receivable at any time means, in the case of any Obligor (a) which is named in the Notice of Obligors, or which is a wholly-owned Subsidiary of such a named Obligor, and (b) which has (or the parent company of which has) a short-term debt rating from each of S&P and Moody’s not lower than the applicable rating set forth in the left-hand column below (or, in the absence thereof, the equivalent long-term debt ratings), an amount equal to the product of (i) the lesser of (A) the percentage set forth opposite the applicable ratings in the right-hand column below and (B) such other percentage, not less than 2.00%, as may be designated by the Agent in its sole discretion, expressed as a decimal, times (ii) the Eligible Receivables at such time:

Short-Term Ratings (S&P and Moody’s)	% x Net Investment = Special Concentration Limit

“A1+” and “P1”	10.00%
“A1” and “P1”	10.00%
“A2” and “P2”	5.00%
“A3” and “P3”	3.33%
Non-Investment Grade and Not Rated	2.00%

Yield Factor:  At any time means an amount equal to the sum of (a) the product of (i) aggregate Yield accrued and to accrue through the end of each Rate Period with respect to all Portion of Investment at such time and (ii) 1.5, plus (b) the Liquidation Yield at such time.

SCHEDULE III

Settlement Procedures

 Sections 2.12 through 2.15 of the Agreement shall be read in their entirety as follows:

Section  2.12          Settlement Procedures.  (a) Daily Procedure.  On each day, the Servicer shall, out of the Collections of Receivables received or deemed received by the SPV or the Servicer on such day:

(i)            hold in trust for the benefit of the Class Agents an amount equal to the aggregate of the aggregate Yield and Servicing Fee accrued through such day for all Portion of Investment and any other Aggregate Unpaids (other than Aggregate Net Investment) accrued through such day and not previously set aside; and

(ii)           set aside and hold in trust for the benefit of the Agent an amount equal to the excess, if any, of

(A)          the greatest of:

(1)           if the SPV shall have elected to reduce the Aggregate Net Investment under Section 2.13, the amount of the proposed reduction,

(2)           the amount, if any, by which the sum of the Aggregate Net Investment plus Required Reserves shall exceed the Net Pool Balance (minus any portion of the Required Reserves attributable to such excess), together with the amount, if any, by which each Class Net Investment shall exceed the Maximum Net Investment for such Class, and

(3)           if such day is on or after the Termination Date, the Aggregate Net Investment; over

(B)           the aggregate of the amounts theretofore set aside and then so held for the benefit of the Agent pursuant to this clause (ii); and

(iii)          pay the remainder, if any, of such Collections to the SPV for application to Reinvestment, for the benefit of the Agent, in the Receivables and other Affected Assets in accordance with Section 2.2(b).  To the extent and for so long as such Collections may not be reinvested pursuant to Section 2.2(b), the Servicer shall hold such Collections in trust for the Agents (for the benefit of the Investors).

(b)           [reserved].

III - 1

(c)           Settlement Procedures.

(i)            On any date on or prior to the Termination Date, if the sum of the Aggregate Net Investment and Required Reserves exceeds the Net Pool Balance the Servicer shall immediately pay to each Class Agent’s account from amounts set aside pursuant to clause (ii) or clause (iii) of Section 2.12(a) an amount equal to the related Class’ Class Pro Rata Share of such excess (minus any portion of the Required Reserves attributable to such excess).

(ii)           On each Settlement Date, the Servicer shall deposit to each Class Agent’s account:

(A)          out of the amounts set aside pursuant to clause (i) of Section 2.12(a), an amount equal to the accrued and unpaid Yield for such Class and the related Class’ Class Pro Rata Share of the Servicing Fee for the related Settlement Period together with any other Aggregate Unpaids (other than Net Investment) then due; and

(B)           out of the amount, if any, set aside pursuant to clause (ii) and (to the extent not theretofore reinvested) clause (iii) of Section 2.12(a) and not theretofore deposited to the Agent’s account pursuant to this Section 2.12(c), an amount equal to the lesser of such amount and the related Class Net Investment;

provided, however, that if each Class Agent gives its consent (which consent may be revoked at any time), the Servicer may retain amounts which would otherwise be deposited in respect of accrued and unpaid Servicing Fee, in which case no distribution shall be made in respect of such Servicing Fee under clause (d) below.  Any amounts set aside pursuant to Section 2.12(a) in excess of the amount required to be deposited in the Agent’s account pursuant to this subsection (c) or pursuant to subsection (b) above shall continue to be set aside and held in trust by the Servicer for application on the next succeeding Settlement Date(s).

(d)           Order of Application.  Upon receipt by a Class Agent of funds deposited pursuant to subsection (c), such Class Agent shall distribute them to the Persons, for the purposes and in the order of priority set forth below:

(i)            to the related Investors, pro rata based on the amount of accrued and unpaid Yield owing to each of them, in payment of the accrued and unpaid Yield on all Portions of Investment for the related Settlement Period;

(ii)           if Boise Cascade or any Affiliate of Boise Cascade is not then the Servicer, to the Servicer in payment of such Class’ Class Pro Rata Share of the accrued and unpaid Servicing Fee payable on such Settlement Date;

(iii)          to the related Investors, pro rata based on their respective interests in the Asset Interest (as determined in accordance with Section 2.1(b)) except as otherwise provided in Section 3.3(b), in reduction of the related Class Net Investment;

III - 2

(iv)          to the related Class Agent, the applicable related Investor or such other Person as may be entitled to such payment, in payment of any other Aggregate Unpaids owed by the SPV hereunder to such Person (other than Net Investment, Yield and Servicing Fee); and

(v)           if Boise Cascade or any Affiliate of Boise Cascade is the Servicer, to the Servicer in payment of such Class’ Class Pro Rata Share of the accrued Servicing Fee payable on such Settlement Date, to the extent not paid pursuant to clause (ii) above or retained pursuant to subsection (c) above.

Section 2.13           Optional Reduction of Aggregate Net Investment.  The SPV may at any time elect to cause the reduction of the Aggregate Net Investment as follows:

(a)           (i) the SPV shall instruct the Servicer to (and the Servicer shall) set aside Collections and hold them in trust for the Agent under clause (ii) of Section 2.12(a) until the amount so set aside shall equal the desired amount of reduction, together with all accrued and unpaid Yield and fees and, if such desired amount of reduction equals the Aggregate Net Investment, together with all other Aggregate Unpaids; provided, however, that all reductions hereunder shall include all breakage costs payable pursuant to Section 9.4(b);

(ii)           the SPV shall give the Agent at least one (1) Business Day’s prior written notice of the amount of such reduction and the date on which such reduction will occur; and

(iii)          on each Settlement Date occurring at least the Required Notice Days after the date of the SPV’s notice, the Servicer shall pay to each Class Agent, in reduction of the related Class Net Investment, such Class’ Class Pro Rata Share of the amount of such Collections so held or, if less, the related Class Net Investment (it being understood that neither such Class Net Investment nor the Aggregate Net Investment shall not be deemed reduced by any amount set aside or held pursuant to this Section 2.13 unless and until, and then only to the extent that, such amount is finally paid to the related Class Agent as aforesaid); provided that, the amount of any such reduction shall be not less than $1,000.  For purposes hereof (“Required Notice Days” means (i) two (2) Business Days in the case of a reduction of Aggregate Net Investment of less than $10,000,000, (ii) five (5) Business Days in the case of a reduction of Net Investment of at least $10,000,000 and less than $20,000,000, and (iii) ten (10) Business Days in the case of a reduction of Aggregate Net Investment of $20,000,000 or more; and

(b)           on any Business Day following receipt by each Agent of at least two (2) Business Days’ prior written notice from the Seller, the Seller may pay all or any portion of the Aggregate Net Investment on such date to the related Investors, together with all accrued and unpaid Yield and fees and, if such desired amount of reduction equals the Aggregate Net Investment, together with all other Aggregate Unpaids; provided, however, that all reductions hereunder shall include all breakage costs payable pursuant to Section 9.4(b), which amounts shall be paid to Investors pro rata based on their respective interests in the Asset Interest (as determined in accordance with Section 2.1(b)) except as otherwise provided in Section 3.3(b), in reduction of the related Class Net Investment.

III - 3

Section 2.14           Application of Collections Distributable to SPV.  Unless otherwise instructed by the SPV, the Servicer shall allocate and apply, on behalf of the SPV, Collections distributable to the SPV hereunder first, to the payment or provision for payment of the SPV’s operating expenses, as instructed by the SPV, second, to the payment or provision for payment when due of accrued interest on any deferred portion of the purchase price of Receivables payable by the SPV to Boise Cascade under the Second Tier Agreement, third, to the payment to Boise Cascade of the purchase price of new Receivables in accordance with the Second Tier Agreement, fourth, to the payment to Boise Cascade of the deferred portion of the purchase price of Receivables theretofore purchased from the Originators pursuant to the Second Tier Agreement, and fifth, to the making of advances to Boise Cascade pursuant to Section 3.2 of the Second Tier Agreement, subject to Section 6.2(k).

Section 2.15           Collections Held in Trust.  So long as the SPV or the Servicer shall hold any Collections or Deemed Collections then or thereafter required to be paid by the SPV to the Servicer or by the SPV or the Servicer to the Agent, it shall hold such Collections in trust, and, if requested by the Agent after the occurrence and during the continuance of a Termination Event or Potential Termination Event, shall deposit such Collections within one (1) Business Day of receipt thereof into the Collection Account.  Neither any Class Net Investment nor the Aggregate Net Investment shall be deemed reduced by any amount held in trust or in the Collection Account pursuant to Section 2.12 unless and until, and then only to the extent that, such amount is finally paid to the Agent in accordance with Section 2.12(c).

III -4

SCHEDULE 4.1(e)

List of Actions and Suits

None.

4.1(e)

SCHEDULE 4.1(g)

Names, Jurisdictions of Formation, Type of Entity

and

Locations of Certain Offices and Records

BIRCH CREEK INVESTMENTS, L.L.C.

Jurisdiction of Formation:	Delaware
Type of Entity:	Limited Liability Company
Principal Place of Business:	1111 West Jefferson Street
Boise, Idaho 83728

Chief Executive Officer:	W. Thomas Stephens
Location of Records:	1111 West Jefferson Street
Boise, Idaho 83728

BOISE CASCADE, L.L.C.

Jurisdiction of Formation:	Delaware
Type of Entity:	Limited Liability Company
Principal Place of Business:	1111 West Jefferson Street
Boise, Idaho 83728

Chief Executive Officer:	W. Thomas Stephens
Location of Records:	1111 West Jefferson Street
Boise, Idaho 83728

4.1(g) - 1

SCHEDULE 4.1(h)

List of Subsidiaries, Divisions and Tradenames; FEIN

1.                                       BIRCH CREEK INVESTMENTS, L.L.C.

Subsidiaries:	None
Divisions:	None
Tradenames:	None
Federal Employer Identification Number:		20-3367969

2.                                       BOISE CASCADE, L.L.C.

Subsidiaries:	Boise White Paper Holdings Corp.
BC China Corporation
International Falls Power Company
Minnesota, Dakota & Western Railway Company
Boise White Paper, L.L.C.
Boise Building Solutions Manufacturing, L.L.C.
Boise Building Solutions Distribution, L.L.C.
Boise Packaging & Newsprint, L.L.C.
Boise Building Solutions Manufacturing Holdings Corp.
Boise Cascade Corporation Chile, S.A.
BC Chile Investment Corporation
Compania Industrial Puerto Montt, S.A.
Boise Cascade do Brasil Ltd.
BC Brazil Investment Corporation
Boise Alljoist Ltd.
Boise Building Products Limited
Boise Cascade Finance Corporation
Birch Creek Funding Corporation
Birch Creek Investments, L.L.C.
Boise Cascade Aviation, L.L.C.
Boise Cascade Transportation Holdings Corp.
BCT, Inc.
Divisions:	None
Tradenames:	None
Federal Employer Identification Number:	20-1496201

4.1(h)

SCHEDULE 4.1(q)

List of Blocked Account Banks and Blocked Accounts

Bank	Account Number	Lockbox Address
Bank of America	12331 07400	57111
	1098 516	34936, Dept. 2010
	1098 516	34936, Dept. 1003
	1098 516	34936, Dept. 4091
	12335-28816	1245

Wachovia	2087340082408	101009

Wells Fargo	415 958 0430	26824
	415 958 0430	510147
	415 958 0430	3265
	415 958 0430	29831
	415 958 0430	4906

US Bank	160231102130	270
	160231102130	256
	160231102130	1136

Mellon	050-0873	14168
	050-0873	890640
	050-0873	40007
	050-0873	81082
	050-0873	890632
	050-0873	360896
	050-0873	14119
	050-0873	890853
	000-6111	360538
	000-6111	890778
	078-7350	10425

SCHEDULE 11.3

Address and Payment Information

If to Yorktown:

YC SUSI Trust
c/o Lord Securities Corporation
2 Wall Street
New York, New York 10005
Attention:	Richard Taiano
Telephone:	(212)346-9006
Facsimile:	(212)346-9012

If to Atlantic:

Atlantic Asset Securitization LLC
c/o Calyon New York Branch
1301 Avenue of the Americas
New York, New York 10019
Attention: Conduit Securitization Group
Telephone:
Facsimile:

If to the SPV:

Birch Creek Investments, L.L.C.
1111 W. Jefferson Street,
Boise, Idaho 83728
Attention:	Vice President and Treasurer
Telephone:	(208)384-6073
Facsimile:	(208)384-4913
E-mail:
Payment Information:
Reference:
Blocked Account Address:

If to the Servicer:

Boise Cascade, L.L.C.
1111 W. Jefferson Street,
Boise, Idaho 83728
Attention:	Vice President and Treasurer
Telephone:	(208)384-6073
Facsimile:	(208)384-4913
E-mail:

11.3 - 1

If to the Originators:

Boise White Paper, L.L.C.
Boise Packaging & Newsprint, L.L.C.
Boise Building Solutions Manufacturing, L.L.C.
Boise Building Solutions Distribution, L.L.C.
1111 W. Jefferson Street,
Boise, Idaho 83728
Attention:	Vice President and Treasurer
Telephone:	(208)384-6073
Facsimile:	(208)384-4913
E-mail:

If to the Agent:

Bank of America Corporate Center
10th Floor
Charlotte, North Carolina 28255
Attention:	Banc of America Securities, LLC Global Asset Backed Securitization Group; Portfolio Management

Telephone:
Facsimile:

If to the Class Agent for Yorktown:

Bank of America, National Association,
as Class Agent
Bank of America Corporate Center,
10th Floor
Charlotte, North Carolina 28255
Attention:	Banc of America Securities, LLC Global Asset Backed Securitization Group; Conduit Management
Telephone:	(704)388-6928
Facsimile:	(704)388-0027

Payment Information:

Structure Fee to:

Bank of America, National Association
ABA: 026 009 593
BNF: Asset Securitization Wire Clearing
Account No.:	1093600656600
Attention:	Sean Walsh

11.3 - 2

If to the Class Agent for Atlantic:

Calyon New York Branch
as Class Agent
1301 Avenue of the Americas
New York, New York 10019-6022
Attention:	Corey Bresnahan, Saifra Zia and Radhika Kalra
Telephone:	(212)261-7297
Facsimile:	(212)459-3258
E-mail: Saifra.Zia@us.calyon.com

Payment Information:

All other fees to:

Calyon Americas - New York Branch
1301 Avenue of the Americas
New York, New York 10019-6022
ABA:	02600873
Account No. :	01-25680-0001-00-001
Reference:	Atlantic/Birch Creek Funding
Attention:	Florence Reyes/Matthew Croghan

11.3 - 3

Exhibit A

Form of Assignment and Assumption Agreement

Reference is made to the Transfer and Administration Agreement dated as of October 26, 2005, as it may be amended or otherwise modified from time to time (as so amended or modified, the “Agreement”) among Birch Creek Investments, L.L.C., a Delaware limited liability company (the “SPV”), Boise Cascade, L.L.C. (“Boise Cascade”), a Delaware limited liability company, as initial Servicer (in such capacity, the “Servicer”), Boise White Paper, L.L.C. (“Boise Paper”), a Delaware limited liability company, Boise Packaging & Newsprint, L.L.C. (“Boise Packaging”), a Delaware limited liability company, Boise Building Solutions Manufacturing, L.L.C. (“Boise Manufacturing”), a Delaware limited liability company, Boise Building Solutions Distribution, L.L.C., a Delaware limited liability company (“Boise Distribution” and together with Boise Paper and Boise Packaging each an “Originator” and collectively, the “Originators”), YC SUSI Trust, as a Conduit Investor, Atlantic Asset Securitization LLC, a Delaware limited liability company, as a Conduit Investor, Bank of America, National Association, a national banking association (“Bank of America”), as the Agent for the Investors, as a Class Agent and as an Alternate Investor, Calyon New York Branch, a branch of a French banking corporation (“Calyon”), as a Class Agent and as an Alternate Investor, and the financial institutions from time to time parties hereto as Alternate Investors.  Terms defined in the Agreement are used herein with the same meaning.

[                                      ] (the “Assignor”) and [                                      ] (the “Assignee”) agree as follows:

1.             The Assignor hereby sells and assigns to the Assignee, without recourse and without representation and warranty, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to all of the Assignor’s rights and obligations under the Agreement and the other Transaction Documents.  Such interest expressed as a percentage of all rights and obligations of the related Alternate Investors, shall be equal to the percentage equivalent of a fraction the numerator of which is $[            ] and the denominator of which is the Facility Limit.  After giving effect to such sale and assignment, the Assignee’s Commitment will be as set forth on the signature page hereto.

2.             [In consideration of the payment of $[               ], being [    ]% of the existing related Class Net Investment, and of $[               ], being [     ]% of the aggregate unpaid accrued Yield, receipt of which payment is hereby acknowledged, the Assignor hereby assigns to the Agent for the account of the Assignee, and the Assignee hereby purchases from the Assignor, a [    ]% interest in and to all of the Assignor’s right, title and interest in and to the related Class Net Investment purchased by the undersigned on [               ], [20][    ] under the Agreement.]

3.             The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Adverse Claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the

Agreement, any other Transaction Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or the Receivables, any other Transaction Document or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any of the SPV or the Servicer or any Originator or the performance or observance by any of the SPV or the Servicer or any Originator of any of its obligations under the Agreement, any other Transaction Document, or any instrument or document furnished pursuant thereto.

4.             The Assignee (i) confirms that it has received a copy of the Agreement, the First Tier Agreement and the Second Tier Agreement together with copies of the financial statements referred to in Section 6.1(a) of the Agreement, to the extent delivered through the date of this Assignment and Assumption Agreement (the “Assignment”), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment; (ii) agrees that it will, independently and without reliance upon the related Class Agents, the Agent, any of their respective Affiliates, the Assignor or any other Alternate Investor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement and any other Transaction Document; (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Agreement and the other Transaction Documents as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as an Alternate Investor; and (v) specifies as its address for notices and its account for payments the office and account set forth beneath its name on the signature pages hereof[; and (vi) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty].  [To be included if the Assignee is organized under the laws of a jurisdiction outside the United States.]

5.             The effective date for this Assignment shall be the later of (i) the date on which the Agent receives this Assignment executed by the parties hereto and receives the consent of the SPV and the Class Agents, on behalf of the Conduit Investors, and (ii) the date of this Assignment (the “Effective Date”).  Following the execution of this Assignment and the consent of the SPV and the Class Agents, on behalf of the Conduit Investors, this Assignment will be delivered to the Agent for acceptance and recording.

6.             Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment, have the rights and obligations of an Alternate Investor thereunder and (ii) the Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Agreement.

7.             Upon such acceptance and recording, from and after the Effective Date, the related Class Agent shall make all payments under the Agreement in respect of the interest assigned hereby (including, without limitation, all payments in respect of such interest in the related Class Net Investment, Yield and fees) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement for periods prior to the Effective Date directly between themselves.

8.             The Assignee shall not be required to fund hereunder an aggregate amount at any time outstanding in excess of $[                    ] [This should match the commitment amount for this Alternate Investor.], minus the aggregate outstanding amount of any interest funded by the Assignee in its capacity as a participant under the Liquidity Provider Agreement.

9.             The Assignor agrees to pay the Assignee its pro rata share of fees in an amount equal to the product of (a) [       ] per annum and (b) the [Commitment] [Should match fees in Section 19 of the Participation Agreement.] during the period after the Effective Date for which such fees are owing and paid by the SPV pursuant to the Agreement.  Amounts paid under this section shall be credited against amounts payable to the Assignee under Section 19 of the Participation Agreement dated as of [date] by and between Bank of America and [Alternate Investor] (and vice versa).

10.           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

11.           This agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

12.           If any one or more of the covenants, agreements, provisions or terms of this agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this agreement and shall in no way affect the validity or enforceability of the other provisions of this agreement.

13.           This agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Delivery by facsimile of an executed signature page of this agreement shall be effective as delivery of an executed counterpart hereof.

14.           This agreement shall be binding on the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

Address for notices and Account for payments:

For Credit Matters:		For Administrative Matters:

[NAME]		[NAME]
Attention:		Attention:
Telephone:	[( ) - ]	Telephone:	[( ) - ]
Telefax:	[( ) - ]	Telefax:	[( ) - ]

Account for Payments:

[NAME]
ABA Number:	[ - - ]
Account Number:	[ ]
Attention:	[ ]

Re:          [                                    ]

Consented to this [ ] day of	Accepted this[ ] day of
[ ], [20][ ]	[ ],[20][ ]

[ ], as	[ ], as Agent
Class Agent

By:	By:
Name:	Name:
Title:	Title:

[ ], [20][ ]
[ ], as Class Agent

By:	By:
Name:	Name:
Title:	Title:

Birch Creek Investments, L.L.C.,

By:
Name:
Title:

Exhibit B

[Reserved]

Exhibit C

Credit and Collection Policies and Practices

[Omitted]

C

Exhibit D

Form of Investment Request

Birch Creek Investments, L.L.C. (the “SPV”), pursuant to Section 2.3(a) of the Transfer and Administration Agreement, dated as of October 26, 2005 (as amended, modified, or supplemented from time to time, the “Agreement”), among YC SUSI Trust (“Yorktown”), Atlantic Asset Securitization LLC (“Atlantic” and, together with Yorktown, the “Conduit Investors”), the SPV, Boise Cascade, L.L.C., and Bank of America, National Association, a national banking association, as Agent, as a Class Agent and as an Alternate Investor, and Calyon New York Branch, as a Class Agent and as an Alternate Investor, hereby requests that the [Conduit Investors] [Alternate Investors] effect an Investment from it pursuant to the following instructions:

Investment Date: ]

Investment request is made to: [Conduit Investors] [Alternate Investors]

Purchase Price: [ ](1)

Funding Period(s): ]

Account to be credited:

[bank name]
ABA No.[ ]
Account No. ]
Reference No.[ ]

Please credit the above-mentioned account on the Investment Date.  Capitalized terms used herein and not otherwise defined herein have the meaning assigned to them in the Agreement.

The SPV hereby certifies as of the date hereof that the conditions precedent to such Investment set forth in Section 5.2 of the Agreement have been satisfied, and that all of the representations and warranties made in Article IV of the Agreement are true and correct on and as of the Investment Date, both before and after giving effect to the Investment.

[Signatures to follow on next page.]

(1)           At least $5,000,000 and in integral multiples of $250,000.

D - 1

Birch Creek Investments, L.L.C.

By: [ ], its
[sole member]

Dated:	By:
Name:
Title:

D - 2

Exhibit E

Form of Blocked Account Agreement

[Date]

[Name of Blocked Account Bank]

[Address of Blocked Account Bank]

Re:          [Name of the Servicer]

Blocked Account

No[s].

Ladies and Gentlemen:

Boise Cascade, L.L.C. (the “Servicer”) hereby notifies you that in connection with certain transactions involving its accounts receivable, it has transferred exclusive ownership and dominion of its blocked account no[s].                      [and the related lock-boxes no[s].[             ] maintained with you (collectively the “Accounts”) to Bank of America, National Association, a national banking association, as agent (the “Agent”), and that the Servicer will transfer exclusive control of the Accounts to the Agent effective upon delivery to you of the Notice of Effectiveness (as hereinafter defined).

In furtherance of the foregoing, the Servicer and the Agent hereby instruct you, beginning on the date of your receipt of the Notice of Effectiveness:  (i) to collect the monies, checks, instruments and other items of payment mailed to the Accounts; (ii) to deposit into the Accounts all such monies, checks, instruments and other items of payment or all funds collected with respect thereto (unless otherwise instructed by the Agent); and (iii) to transfer all funds deposited and collected in the Accounts pursuant to instructions given to you by the Agent from time to time.

You are hereby further instructed:  (i) unless and until the Agent notifies you to the contrary at any time after your receipt of the Notice of Effectiveness, to make such transfers from the Accounts at such times and in such manner as the Servicer, in its capacity as collection agent for the Agent, shall from time to time instruct to the extent such instructions are not inconsistent with the instructions set forth herein, and (ii) to permit the Servicer (in its capacity as collection agent for the Agent) and the Agent to obtain upon request any information relating to the Accounts, including, without limitation, any information regarding the balance or activity of the Accounts.

The Servicer also hereby notifies you that, beginning on the date of your receipt of the Notice of Effectiveness and notwithstanding anything herein or elsewhere to the contrary, the Agent shall be irrevocably entitled to exercise any and all rights in respect of or in connection with the Accounts, including, without limitation, the right to specify when payments are to be made out of or in connection with the Accounts.  The Agent has a continuing interest in all of the checks and their proceeds and all monies and earnings, if any, thereon in the Accounts, and you shall be the Agent’s agent for the purpose of holding and collecting such property.  The monies, checks, instruments and other items of payment mailed to, and funds and wire transfers deposited to, the Accounts will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Agent (except that you may set off (i) all amounts due to you in respect of your customary fees and expenses for the routine maintenance and operation of the Accounts, and (ii) the face amount of any checks which have been credited to the Accounts but are subsequently returned unpaid because of uncollected or insufficient funds).

This Agreement may not be terminated at any time by the Servicer or you without the prior written consent of the Agent.  Neither this Agreement nor any provision hereof may be changed, amended, modified or waived orally but only by an instrument in writing signed by the Agent and the Servicer.

You shall not assign or transfer your rights or obligations hereunder (other than to the Agent) without the prior written consent of the Agent and the Servicer.  Subject to the preceding sentence, this Agreement shall be binding upon each of the parties hereto and their respective successors and assigns, and shall inure to the benefit of, and be enforceable by, the Agent, each of the parties hereto and their respective successors and assigns.

You hereby represent that the person signing this Agreement on your behalf is duly authorized by you to so sign.

You agree to give the Agent and the Servicer prompt notice if the Accounts become subject to any writ, garnishment, judgment, warrant of attachment, execution or similar process.

Any notice, demand or other communication required or permitted to be given hereunder shall be in writing and may be personally served or sent by facsimile or by courier service or by United States mail and shall be deemed to have been delivered when delivered in person or by courier service or by facsimile or three (3) Business Days after deposit in the United States mail (registered or certified, with postage prepaid and properly addressed).  For the purposes hereof, (i) the addresses of the parties hereto shall be as set forth below each party’s name below, or, as to each party, at such other address as may be designated by such party in a written notice to the other party and the Agent and (ii) the address of the Agent shall be:

Bank of America, National Association
231 South LaSalle Street, 16th Floor
Chicago, Illinois 60697
Attention:	Banc of America Securities, LLC
Asset Securitization Group; Portfolio Management
Telephone:	312/828-6471
Facsimile:	312/923-0273

Bank of America Corporate Center, 10th Floor
Charlotte, North Carolina 28255
Attention:	Banc of America Securities, LLC
Global Asset Backed Securitization Group; Portfolio Management

Telephone:	704/386-7922
Facsimile:	704/388-9169

or at such other address as may be designated by the Agent in a written notice to each of the parties hereto.

Please agree to the terms of, and acknowledge receipt of, this notice by signing in the space provided below.

The transfer of control of the Accounts, referred to in the first paragraph of this letter, shall become effective upon delivery to you of a notice (the “Notice of Effectiveness”) in substantially the form attached hereto as Annex 1.

Very truly yours,

Boise Cascade, L.L.C.

By:
Name:
Title:

Address:
Attention:
Facsimile:

ACKNOWLEDGED AND AGREED:
[NAME OF BLOCKED ACCOUNT BANK]

By:
Title:
Date:

[Address]
Attention:
Facsimile:

ANNEX 1

TO BLOCKED ACCOUNT AGREEMENT

[FORM OF NOTICE OF EFFECTIVENESS]

DATED: [                    ], 2005

TO:       [Name of Blocked Account Bank]

[Address]

ATTN: [                                     ]

Re:          Blocked Account No[s].

Ladies and Gentlemen:

We hereby give you notice that the transfer of control of the above-referenced Blocked Account[s], as described in our letter agreement with you dated [      ], 2005 is effective as of the date hereof.  You are hereby instructed to comply immediately with the instructions set forth in that letter.

Very truly yours,

[SERVICER]

By:
Title:

[Address]
Attention:
Facsimile:

ACKNOWLEDGED AND AGREED:
[NAME OF BLOCKED ACCOUNT BANK]

By:
Title:
Date:

[Address]
Attention:
Facsimile:

Exhibit F

Form of Servicer Report

[Omitted]

Exhibit G

Form of SPV Secretary’s Certificate

SECRETARY’S CERTIFICATE

[          ], 2005

I, [                                   ], the undersigned [                                   ] of Birch Creek Investments, L.L.C. (the “SPV”), a Delaware limited liability company, DO HEREBY CERTIFY that:

1.                             Attached hereto as Annex A is a true and complete copy of the Certificate of Formation of the SPV as in effect on the date hereof.

2.             Attached hereto as Annex B is a true and complete copy of the Operating Instrument of the SPV as in effect on the date hereof.

3.             Attached hereto as Annex C is a true and complete copy of the resolutions duly adopted by the Board of Managers of the SPV [adopted by consent] as of [        ], 2005, authorizing the execution, delivery and performance of each of the documents mentioned therein, which resolutions have not been revoked, modified, amended or rescinded and are still in full force and effect.

4.             The below-named persons have been duly qualified as and at all times since [                               ], 20[    ], to and including the date hereof have been officers or representatives of the SPV holding the respective offices or positions below set opposite their names and are authorized to execute on behalf of the SPV the below-mentioned Transfer and Administration Agreement and all other Transaction Documents (as defined in such Transfer and Administration Agreement) to which the SPV is a party and the signatures below set opposite their names are their genuine signatures:

Name	Signatures	Office

5.             The representations and warranties of the SPV contained in Section 4.1 of the Transfer and Administration Agreement, dated as of October 26, 2005 among the SPV, the Originators, the Servicer, YC SUSI Trust, as a Conduit Investor, Atlantic Asset Securitization LLC, as a Conduit Investor, Bank of America, National Association, as the Agent for the Investors, as a Class Agent and as an Alternate Investor, Calyon New York Branch, as a Class Agent and as an Alternate Investor, and the financial institutions from time to time parties hereto as Alternate Investors are true and correct as if made on the date hereof.

G - 1

WITNESS my hand and seal of the SPV as of the day first above written.

Secretary

I, [                                   ] the undersigned, [Title] of Birch Creek Investments, L.L.C., DO HEREBY CERTIFY that [                                   ] is the duly elected and qualified Secretary of Birch Creek Investments, L.L.C. and the signature above is his/her genuine signature.

WITNESS my hand as of the day first above written.

[Title]

G - 2

Exhibit H

Forms of [Originator/Servicer] Secretary’s Certificate

SECRETARY’S CERTIFICATE

[       ], 2005

I, [                                  ], the undersigned [                                  ] of [Originator/Servicer] (the “[Originator/Servicer]”), a Delaware limited liability company, DO HEREBY CERTIFY that:

1.             Attached hereto as Annex A is a true and complete copy of the Certificate of Formation of the [Originator/Servicer] as in effect on the date hereof.

2.             Attached hereto as Annex B is a true and complete copy of the Operating Instrument of the [Originator/Servicer] as in effect on the date hereof.

3.             Attached hereto as Annex C is a true and complete copy of the resolutions duly adopted by the Board of Managers of the [Originator/Servicer] [adopted by consent] as of [                                  ], 20[     ], authorizing the execution, delivery and performance of each of the documents mentioned therein, which resolutions have not been revoked, modified, amended or rescinded and are still in full force and effect.

4.             The below-named persons have been duly qualified as and at all times since [                                  ], 20[    ], to and including the date hereof have been officers or representatives of the [Originator/Servicer] holding the respective offices or positions below set opposite their names and are authorized to execute on behalf of the [Originator/Servicer] the below-mentioned Receivables Purchase Agreement and the Receivables Sale Agreement, the Transfer and Administration Agreement dated as of October 26, 2005 among Birch Creek Investments, L.L.C., (the “SPV”), Boise Cascade, L.L.C. (“Boise Cascade”), as initial Servicer (in such capacity, the “Servicer”), Boise White Paper, L.L.C. (“Boise Paper”), Boise Packaging & Newsprint, L.L.C. (“Boise Packaging”), Boise Building Solutions Manufacturing, L.L.C. (“Boise Manufacturing”), Boise Building Solutions Distribution, L.L.C., (“Boise Distribution” and together with Boise Paper and Boise Packaging each an “Originator” and collectively, the “Originators”), YC SUSI Trust, Atlantic, Bank of America, National Association, Calyon New York Branch and certain financial institutions named therein (the “Agreement”) and all other Transaction Documents to which the [Originator/Servicer] is a party and the signatures below set opposite their names are their genuine signatures:

Name	Signatures	Office

5.             The representations and warranties of the [Originator/Servicer] contained in the Receivables Purchase Agreement, dated as of October 26, 2005, among Boise Cascade and the

H - 1

Originators, [and the representations and warranties of the Originator, in its capacity as Servicer, contained in Section 4.2 of the Agreement,] are true and correct as if made on the date hereof.

6.             The representations and warranties of Boise Cascade contained in the Receivables Sale Agreement, dated as of October 26, 2005, among Boise Cascade and the SPV are true and correct as if made on the date hereof.

WITNESS my hand and seal of the [Originator/Servicer] as of the date first above written.

Secretary

I, the undersigned, [Title] of the [Originator/Servicer], DO HEREBY CERTIFY that [                                      ] is the duly elected and qualified Secretary of the [Originator/Servicer] and the signature above is his/her genuine signature.

WITNESS my hand as of the date first above written.

[Title]

H - 2

Exhibit I

Form of Opinion of Counsel for the Originators, the Servicer and the SPV

[      ], 2005

YC SUSI Trust

[Address]

Atlantic Asset Securitization LLC

[Address]

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 5.1(l) of the Transfer and Administration Agreement dated as of October 26, 2005 (the “Agreement”) among Birch Creek Investments, L.L.C., a Delaware limited liability company (the “SPV”), Boise Cascade, L.L.C. (“Boise Cascade”), a Delaware limited liability company, as initial Servicer (in such capacity, the “Servicer”), Boise White Paper, L.L.C. (“Boise Paper”), a Delaware limited liability company, Boise Packaging & Newsprint, L.L.C. (“Boise Packaging”), a Delaware limited liability company, Boise Building Solutions Manufacturing, L.L.C. (“Boise Manufacturing”), a Delaware limited liability company, Boise Building Solutions Distribution, L.L.C., a Delaware limited liability company (“Boise Distribution” and together with Boise Paper, Boise Manufacturing and Boise Packaging each an “Originator” and collectively, the “Originators”), YC SUSI Trust, as a Conduit Investor, Atlantic Asset Securitization LLC, a Delaware limited liability company, as a Conduit Investor, Bank of America, National Association, a national banking association (“Bank of America”), as the Agent for the Investors, as an Alternate Investor, Calyon New York Branch (“Calyon”), a branch of a French banking corporation, as a Class Agent and as an Alternate Investor, and the financial institutions from time to time parties hereto as Alternate Investors.  Capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in the Agreement.

We have acted as counsel to the Originators, the Servicer and the SPV in connection with the preparation of the Agreement, the First Tier Agreement, the Second Tier Agreement, the other Transaction Documents and the transactions contemplated thereby.

We have examined, on the date hereof, the Agreement and all exhibits thereto, the First Tier Agreement and all exhibits thereto, the Second Tier Agreement and all exhibits thereto, certificates of public officials and of officers of the SPV and each Originator and certified copies of each Originator’s and the SPV’s Certificate of Formation, Operating Instrument and the Board of Managers’ resolutions authorizing such Originator’s, Servicer’s and the SPV’s participation in the transactions contemplated by the Agreement, the First Tier Agreement, the Second Tier Agreement and the other Transaction Documents, copies of each of the above having been delivered to you, copies of the financing statements on Form UCC-1 filed in the filing offices listed in Schedule I hereto executed by each Originator, as debtor, in favor of Boise Cascade, as secured party, and executed by Boise Cascade, as debtor, in favor of the SPV, as secured party

I - 1

and showing the Agent, on behalf of the Investors, as the assignee of the secured party, substantially in the form attached hereto as Exhibit A [Should track the granting clauses of the First Tier Agreement and the Second Tier Agreement.] (the “Originator Financing Statements” and the “Receivables Seller Financing Statements”, respectively) and copies of the financing statements on Form UCC-1 filed in the filing offices listed in Schedule II hereto executed by SPV, as debtor, in favor of the Agent, on behalf of the Investors, as secured party, substantially in the form attached hereto as Exhibit B [Should track the granting clause of the Agreement or if the SPV will only be used for a single transaction a blanket lien may be given by the SPV to the Agent covering:  all accounts, chattel paper, instruments, general intangibles, inventory, investment property and other property of the SPV, whether now or hereafter owned or existing, and all proceeds of the foregoing.] (the “SPV Financing Statements”).  We have also examined the closing documents delivered pursuant to the Agreement, the First Tier Agreement and the Second Tier Agreement and copies of all such documents and records, and have made such investigations of law, as we have deemed necessary and relevant as a basis for our opinion.  With respect to the accuracy of material factual matters which were not independently established, we have relied on certificates and statements of officers of the Originators, Boise Cascade and the SPV.

On the basis of the foregoing, we are of the opinion that:

1.             The SPV is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware has the corporate power and authority to own its properties and to carry on its business as now being conducted, and had at all relevant times, and now has, all necessary power, authority, and legal right to acquire and own the Receivables and other Affected Assets, and is duly qualified and in good standing as a foreign [corporation] and is authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization.

2.             [Originator/Servicer] is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, has the corporate power and authority to own its properties and to carry on its business as now being conducted, and had at all relevant times, and now has, all necessary power, authority, and legal right to acquire and own the Receivables and other Affected Assets, and is duly qualified and in good standing as a foreign [corporation] and is authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization.

3.             The SPV has the power, corporate and other, and has taken all necessary corporate action to execute, deliver and perform the Agreement and the other Transaction Documents to which it is a party, each in accordance with its respective terms, and to consummate the transactions contemplated thereby.  The Transaction Documents to which the SPV is a party have been duly executed and delivered by the SPV and constitute the legal, valid and binding obligations of the SPV enforceable against the SPV in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

4.             Each Originator and the Servicer has the power, corporate and other, and has taken all necessary corporate action to execute, deliver and perform each Transaction Document

I - 2

to which it is a party, each in accordance with its respective terms, and to consummate the transactions contemplated thereby.  The Transaction Documents to which it is a party have been duly executed and delivered by such Person and constitute its legal, valid and binding obligations enforceable against it in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

5.             The execution, delivery and performance in accordance with their terms by the SPV of the Agreement and the other Transaction Documents and the consummation of the transactions contemplated thereby, do not and will not (i) require (a) any governmental approval or (b) any consent or approval of any stockholder of the SPV that has not been obtained, (ii) violate or conflict with, result in a breach of, or constitute a default under (a) the [certificate of incorporation or the by-laws] of the SPV, (b) any other agreement to which the SPV is a party or by which the SPV or any of its properties may be bound, or (c) any Law applicable to the SPV of any court or of any Official Body having jurisdiction over the SPV or any of its properties, or (iii) result in or require the creation or imposition of any Adverse Claim upon any of the assets, property or revenue of the SPV other than as contemplated by the Agreement.

6.             The execution, delivery and performance in accordance with their terms by each Originator and by the Servicer of each Transaction Document to which it is a party and the consummation of the transactions contemplated thereby, do not and will not (i) require (a) any governmental approval or (b) any consent or approval of any stockholder of such Originator or the Servicer, as applicable, that has not been obtained, (ii) violate or conflict with, result in a breach of, or constitute a default under (a) the certificate of incorporation or the by-laws of such Originator or the Servicer, as applicable, (b) any other agreement to which such Originator is a party or by which such Originator or the Servicer, as applicable, or any of its properties may be bound, or (c) any Law applicable to such Originator or the Servicer, as applicable, of any Official Body having jurisdiction over such Originator or any of its properties, or (iii) result in or require the creation or imposition of any Adverse Claim upon any of the assets, property or revenue of such Originator or the Servicer, as applicable, other than as contemplated by the Transaction Documents.

7.             Except as set forth in the schedules attached hereto, there are not, in any court or before any arbitrator of any kind or before or by any governmental or non-governmental body, any actions, suits, proceedings, litigation or investigations, pending or to the best of our knowledge, after due inquiry, threatened, (i) against the SPV or the business or any property of the SPV except actions, suits or proceedings that, if adversely determined, would not, singly or in the aggregate, have a Material Adverse Effect or (ii) relating to the Agreement or any other Transaction Document.

8.             Except as set forth in the schedules attached hereto, there are not, in any court or before any arbitrator of any kind or before or by any governmental or non-governmental body, any actions, suits, proceedings, litigation or investigations, pending or to the best of our knowledge, after due inquiry, threatened, (i) against any Originator or the Servicer or the business or any property of any Originator or the Servicer except actions, suits or proceedings that, if adversely determined, would not, singly or in the aggregate, have a Material Adverse Effect or (ii) relating to any Transaction Document.

I - 3

9.             The Receivables constitute [accounts] [general intangibles] [chattel paper] [instruments] [certificated securities] [uncertificated securities] [investment property] as [that] [such] term[s] [is] [are] defined in the Uniform Commercial Code as in effect in [Insert the state whose law governs.] [XYZ].

10.           The First Tier Agreement creates a valid and enforceable security interest (as that term is defined in Section 1-201(37) of the Uniform Commercial Code (including the conflict of laws rules thereof) (the “UCC”) as in effect in New York (the “New York UCC”) and [            ] (the “[XYZ] UCC”), under Article 9 of the New York UCC (“First Tier Security Interest”) in favor of Boise Cascade in the Receivables and other Affected Assets and the proceeds thereof (except that the First Tier Security Interest will attach to any Receivable created after the date hereof only when the related Originator possesses rights in such Receivable).  The internal laws of [XYZ] govern the perfection by the filing of financing statements of the First Tier Security Interest in the Receivables and the proceeds thereof.  The Originator Financing Statement(s) have been filed in the filing office(s) located in [XYZ] listed in Schedule I hereto, which [is] [are] the only office(s) in which filings are required under the [XYZ] UCC to perfect the First Tier Security Interest in the Receivables and the proceeds thereof, and accordingly the First Tier Security Interest in each Receivable and the proceeds thereof will, on the date of the initial transfer under the First Tier Agreement, be perfected under Article 9 of the [XYZ] UCC.  All filing fees and all taxes required to be paid as a condition to or upon the filing of the Originator Financing Statement(s) in [XYZ] have been paid in full.  As of the date hereof, there were no (i) UCC financing statements naming any Originator as debtor, Originator or assignor and covering any Receivables or other Affected Assets or any interest therein or (ii) notices of the filing of any federal tax lien (filed pursuant to Section 6323 of the Internal Revenue Code) or lien of the Pension Benefit Guaranty Corporation (filed pursuant to Section 4068 of the Employment Retirement Income Security Act) covering any Receivable or other Affected Asset or any interest therein.  The filing of the Originator Financing Statement(s) in the filing offices listed in Schedule I will create a first priority security interest in each Receivable.  Such perfection and priority will continue, provided that appropriate continuation statements are timely filed where and when required under the UCC.  [If the Receivables constitute instruments, certificated securities, investment property or uncertificated securities, this paragraph should be redrafted to reflect different perfection requirements.]

11.           The Second Tier Agreement creates a valid and enforceable security interest (as that term is defined in Section 1-201(37) of the Uniform Commercial Code (including the conflict of laws rules thereof) (the “UCC”) as in effect in New York (the “New York UCC”) and [            ] (the “[ABC] UCC”), under Article 9 of the New York UCC (“First Tier Security Interest”) in favor of the SPV in the Receivables and other Affected Assets and the proceeds thereof (except that the Second Tier Security Interest will attach to any Receivable created after the date hereof only when Boise Cascade possesses rights in such Receivable).  The internal laws of [ABC] govern the perfection by the filing of financing statements of the Second Tier Security Interest in the Receivables and the proceeds thereof.  The Boise Cascade Financing Statement(s) have been filed in the filing office(s) located in [ABC] listed in Schedule I hereto, which [is] [are] the only office(s) in which filings are required under the [ABC] UCC to perfect the Second Tier Security Interest in the Receivables and the proceeds thereof, and accordingly the Second Tier Security Interest in each Receivable and the proceeds thereof will, on the date of the initial transfer under the Second Tier Agreement, be perfected under Article 9 of the [ABC] UCC.  All

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filing fees and all taxes required to be paid as a condition to or upon the filing of the Boise Cascade Financing Statement(s) in [ABC] have been paid in full.  As of the date hereof, there were no (i) UCC financing statements naming Boise Cascade as debtor, originator or assignor and covering any Receivables or other Affected Assets or any interest therein or (ii) notices of the filing of any federal tax lien (filed pursuant to Section 6323 of the Internal Revenue Code) or lien of the Pension Benefit Guaranty Corporation (filed pursuant to Section 4068 of the Employment Retirement Income Security Act) covering any Receivable or other Affected Asset or any interest therein.  The filing of the Boise Cascade Financing Statement(s) in the filing offices listed in Schedule I will create a first priority security interest in each Receivable.  Such perfection and priority will continue, provided that appropriate continuation statements are timely filed where and when required under the UCC.  [If the Receivables constitute instruments, certificated securities, investment property or uncertificated securities, this paragraph should be redrafted to reflect different perfection requirements.]

12.           The Agreement creates a valid and enforceable security interest (as that term is defined in Section 1-201(37) of the New York UCC and [              ] the [Note that the states in this paragraph 11 may be different that the stated in paragraph 10.] ( the “[123] UCC”), under Article 9 of the New York UCC (“Third Tier Security Interest”) in favor of the Agent in each Receivable and other Affected Assets (except that the Third Tier Security Interest will attach only when the SPV possesses rights in such Receivable).  The internal laws of [123] govern the perfection by the filing of financing statements of the Third Tier Security Interest in the Receivables and the proceeds thereof.  The SPV Financing Statement(s) have been filed in the filing office(s) located in [123] listed in Schedule II hereto, which [is] [are] the only office(s) in which filings are required under the [123] UCC to perfect the Third Tier Security Interest in the Receivables and the proceeds thereof, and accordingly the Third Tier Security Interest in each Receivable and the proceeds thereof will, on the date of the initial transfer under the Agreement, be perfected under Article 9 of the [123] UCC.  All filing fees and all taxes required to be paid as a condition to or upon the filing of the SPV Financing Statement(s) in [123] have been paid in full.  As of the date hereof, there were no (i) UCC financing statements naming SPV as debtor, Originator or assignor and covering any Receivables or other Affected Assets or any interest therein or (ii) notices of the filing of any federal tax lien (filed pursuant to Section 6323 of the Internal Revenue Code) or lien of the Pension Benefit Guaranty Corporation (filed pursuant to Section 4068 of the Employment Retirement Income Security Act) covering any Receivable or other Affected Assets or any interest therein.  The filing of the SPV Financing Statement(s) in the filing offices listed in Schedule II will create a first priority security interest in each Receivable.  Such perfection and priority will continue, provided that appropriate continuation statements are timely filed where and when required under the UCC.  [If the Receivables constitute instruments, certificated securities or uncertificated securities, this paragraph should be redrafted to reflect different perfection requirements.]

13.           Neither the SPV nor any Originator is, nor is controlled by, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

In giving the opinions in paragraphs 10 and 11, we have assumed that each Originator’s and the SPV’s chief executive office will continue to be located in [XYZ][ABC][123][, as applicable].  The conclusions expressed in paragraphs 10 and 11 are subject to the accuracy of the personnel in the filing offices referred to above with regard to the filing, indexing and

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recording of financing statements and notices of Adverse Claim, and to the correctness of reports to us by [Insert name of search company.] [                    ], who performed the searches of such records and who made the filings on behalf of the Originators and the SPV in [XYZ][ABC][123][, as applicable].

In giving the opinions set forth in paragraphs 10 and 11, we have assumed that all filings as appropriate in the event of a change in the name, identity or corporate structure of the debtor (or the Originator or assignor) named in any financing statements and all continuation statements necessary under the UCC to maintain the perfection of the First Tier Security Interest, the Second Tier Security Interest and the Third Tier Security Interest in the Receivables and the proceeds thereof will be duly and timely filed.  In giving such opinions, we also do not express any opinion as to (a) transactions excluded from Article 9 of the UCC by virtue of Section 9-104 of the UCC, (b) any security interest in proceeds except to the extent that the validity and perfection of any interest in proceeds (as such term is defined under the UCC) thereof that is covered by the Originator Financing Statements, the Receivables Seller Financing Statements or the SPV Financing Statements or any duly filed financing statement referred to above may be permitted by Section 9-306 of the UCC, and (c) any security interest that is terminated or released.

The foregoing opinions and conclusions were given only in respect of the laws of [XYZ] [, ABC], [123], the State of New York and, to the extent specifically referred to herein, the Federal laws of the United States.  [If the SPV is a Delaware corporation, the opinion should also cover Delaware corporate law.]

This opinion has been delivered at your request for the purposes contemplated by the Agreement.  Without our prior written consent, this opinion is not to be utilized or quoted for any other purpose and no one other than you is entitled to rely thereon; provided, that any Alternate Investor, any Program Support Provider [and any placement agent or dealer of any Conduit Investor’s commercial paper] may rely on this opinion as of it were addressed to them.  [This reliance language must be included in the opinion.]

Very truly yours,

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Exhibit J

Form of Accountants’ Report

Describe and document the following as it relates to [INSERT COMPANY] (the “Company”) policies and procedures (through inquiry and observation, except where testing is noted):

The following are the procedures to be completed by the consultants:

(b)           Using the accounts receivable aging and rollforward analysis as of [INSERT DATE]  and [INSERT DATE], agree accounts receivable rollforward and aging information.

(i)            Agree the prior month’s ending receivables balance to the current month’s ending receivables balance, and test the accuracy of the rollforward information (gross sales, cash collections, dilutions, net write-offs) using available supporting journals, Servicer prepared spreadsheets, the general ledger, bank statements and financial statement(s) for the same period. Agree that no estimates are being reported for cash collections. Document if there are any non-trade receivables included in the rollforward. Report findings.

(ii)           For the same month, obtain reconciliation of receivables per the aged trial balance(s) and general ledger.  Report frequency of (monthly, weekly, daily) and procedures used in reconciling via discussions with Servicer personnel, and note any significant discrepancies (resolved or unresolved).  Compare to summary aging balances, noting whether the appropriate reconciled amount was included.  Prepare summary aging charts for each and attach the charts to your report.

(iii)          Judgmentally select twenty-five (25) invoices and report if they were properly aged per the Company’s policy and procedures.

(iv)          Judgmentally select twenty-five (25) recent cash receipts, and report if cash was applied to the correct invoice and removed from the aging in a timely manner.

(v)           Judgmentally select twenty-five (25) invoices aged greater than sixty (60) days from original due date and report the reason for non-payment and action taken, if such information is available in the credit file, or report that such information was not available.

(vi)          Judgmentally select ten (10) written off receivables.  Compare write-offs with available supporting journals, Servicer prepared spreadsheets, the general ledger and financial statement(s) for the same period.  Results of test should be documented in a table which lists the following items:  Customer name, invoice number, invoice amount, invoice date, date of write-off, and reason for write-off, if available.  Also report Servicer’s procedures used in writing off receivables or attach as an exhibit the Servicer’s written procedures.  For the judgmentally selected sample of five (5) written off receivables, report compliance with the Servicer’s procedures and test: (i) that the write-offs were properly authorized per the Company’s policy and procedures.

(c)           Invoice Resolution

(i)            For the same twenty-five (25) invoices selected in step 1 trace the amount owing through to final resolution (billing, aging, cash receipt and application against the invoice or write off/collection efforts).

(ii)           For the judgmentally selected sample above, perform the following procedures:  obtain a copy of the invoice and shipping manifest, examine shipping manifest to ensure that a customer signature appears evidencing delivery, compare the shipment date and invoice date, compare the transaction date and due date on the invoice to the transaction date and due date per the aging report. Report any findings.

(d)           Dilutions

(i)            Judgmentally select a sample of thirty (30) recent credit memos from across the various business lines and prepare a table outlining the nature of the credit memos and the business lines from which they were generated.

(ii)           For each credit memo selected in the sample, record the related invoice date and credit memo issuance date.

(iii)          Calculate and report the weighted average time lag (weighted by dollar value) between invoice and credit memo issuance date.

(iv)          Document the Servicer’s procedures for identifying non-cash credits for purposes of the monthly accounts receivable rollforward, and test the adequacy of such procedures using the Analysis Report tested in the procedures outlined above.

(v)           For a subset of twenty-five (25) of the invoices and credit memos, test and report that the amounts and dates on the invoices and credit memos are consistent with the general ledger.

(vi)          Determine the amount, if any, of debit memos issued as of [INSERT DATE] and [INSERT DATE].

(e)           Receivable Concentration

(i)            Obtain a listing of the ten largest obligors and test the accuracy of this information by tracing amounts to the receivable trial balance.

(ii)           Scan the trial balance noting any unidentified obligor concentrations.  Document if the Company is properly aggregating exposure among affiliated obligors and, if more than one entity is originating the receivables, exposure among the various related entities. Note the process by which this aggregation is accomplished.  Include a listing of the largest obligors with the report.

(f)            Credit File Review

(i)            Select a judgmental sample of five (5) clients which have existing credit limits.  Be sure to include at least one client with a limit greater than $1 Million, and none that are $20,000 or below.  Also, obtain a current Credit Policy and Procedures document.  For the sample selected, test that the limit was appropriately authorized (as per the Company’s authorization matrix), a current review was completed, and that relevant documentation is on file.

(g)           Collection Methodology & Cash Application

(i)            Obtain a current listing of the blocked account(s) and concentration/depository account(s) into which collections on purchased receivables are deposited.  Attach this listing as an exhibit to the report.

(ii)           For the same months selected in procedure #1, obtain from management a table summarizing collections by method of receipt, in a format similar to the one shown below:

METHOD OF RECEIPT	MONTH ($000s)%
Obligor mailed/sent payment directly to a lockbox	$
Electronic payments (ACH/wire) to a account
Other (describe)
Total Deposits related to Collections per Bank Statement(s)	$	%
Total Collections per Monthly Report
Difference (ask Management for an explanation of significant causes of the difference, if any)

(h)           Intra-Month Test

(i)            Obtain and attach, if available, daily accounts receivable balances for a recent month.  Otherwise, obtain and attach daily sales and collection information for a recent month.  Prepare a chart summarizing the data.

(i)            Miscellaneous

(i)            Discuss with management the existence of any rebate programs.  Obtain evidence of any current accruals for rebate programs and calculate the aggregate amount of such accruals.  Inquire how rebates are paid (e.g. by separate payments or by offsetting against accounts receivable).  Document any discussions.

(ii)           Cross Aging – document if there are customers with current balances who also have more than 25% of total balances over sixty (60) days past due.

(iii)          Discuss with management any offset practices and document your findings.  Specifically discuss any obligors that are also vendors, and document the treatment of respective payable amounts for the purposes of the securitization program.

(iv)          Obtain the [INSERT MONTH] and [INSERT MONTH] month end General Ledger trial balances.  Discuss the nature of unusual contra asset and liability accounts with management to identify potential non-cash offsets to eligible receivables.

(v)           Inquire if the recent internal audit of the cash collections and processing area has been completed and if so discuss findings with Internal Audit personnel.  Report any findings.

(vi)          Per management inquiry, note the types of taxes the Company pays and note whether the Company is current on all taxes (including payroll).  For payroll taxes, obtain the last payroll of [INSERT DATE] and test that the Federal and State payroll taxes due for this payroll were remitted by the Company.